    As filed with the Securities and Exchange Commission on March 15, 1999.
                                                       Registration No. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM S-4

                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               ----------------

                             LEGATO SYSTEMS, INC.
            (Exact Name of Registrant as Specified in its Charter)

        Delaware                     7372                    99-3077394
     (State or Other           (Primary Standard          (I.R.S. Employer
      Jurisdiction                Industrial           Identification Number)
   of Incorporation or        Classification Code
      Organization)                 Number)

                               3210 Porter Drive
                              Palo Alto, CA 94304
                                (650) 812-6000
  (Address, Including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                                 LOUIS C. COLE
                Chairman, President and Chief Executive Officer
                             Legato Systems, Inc.
                               3210 Porter Drive
                              Palo Alto, CA 94304
                                (650) 812-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                  Copies to:

   ROBERT V. GUNDERSON, JR., ESQ.                JEFFREY D. SAPER, ESQ.
 Gunderson Dettmer Stough Villeneuve                Wilson, Sonsini,
      Franklin & Hachigian, LLP                  Goodrich & Rosati, P.C.
       155 Constitution Drive                      650 Page Mill Road
    Menlo Park, California 94025               Palo Alto, California 94304
           (650) 321-2400                            (650) 493-9300

                               ----------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of certain conditions under the Agreement and Plan of Reorganization described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                       Proposed
                                          Proposed      Maximum
 Title of each Class of     Amount        Maximum      Aggregate   Amount of
    Securities to be         to be     Offering Price  Offering   Registration
       Registered        Registered(1)  Per Share(2)   Price(2)      Fee(3)
------------------------------------------------------------------------------
Common Stock, $0.0001
 par value per share...    1,721,000       $53.75     $92,503,750   $25,716
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1) Represents the number of shares of the Registrant's common stock, $.0001 par value, issuable in connection with the Merger.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Section 6(b) under the Securities Act. The proposed maximum offering price is based on the average of the high and low sales prices of the Registrant's common stock on the Nasdaq National Market on March 10, 1999.
(3) A fee of $16,779.75 was previously paid by Qualix Group, Inc. pursuant to Rule 14a-6 promulgated under the Securities Exchange Act of 1934, as amended, in connection with the filing of the preliminary proxy statement/prospectus on December 7, 1998. Pursuant to Rule 457(b) under the Securities Act, such fee is being credited against the registration fee, and accordingly, an additional $8,937 is being paid in connection with the registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
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

                          [LOGO OF FULLTIME SOFTWARE]
                              177 Bovet Road,
                              2nd Floor
                              San Mateo, California
                              94402

                             TO THE STOCKHOLDERS OF

                               QUALIX GROUP, INC.
                  (doing business as FullTime Software, Inc.)

                                   NOTICE OF
                        SPECIAL MEETING OF STOCKHOLDERS

                                 To Be Held On
                       Monday, April 19, 1999 at 10 a.m.
                               at the offices of
                        Wilson Sonsini Goodrich & Rosati
                               650 Page Mill Road
                              Palo Alto, CA 94304

                                ----------------

  The board of directors of Qualix Group, Inc. (which is doing business as FullTime Software, Inc.) asks you to attend this important special meeting of stockholders to vote on the following:

    1. An Agreement and Plan of Reorganization pursuant to which FullTime would be merged with a subsidiary of Legato Systems, Inc. In the merger, shares of FullTime common stock would be exchanged for shares of Legato common stock. The exchange rate would be determined at the time the merger is completed based on the amount of then-outstanding shares and options to acquire shares of FullTime common stock. The exchange rate is currently
  0.1420 shares of Legato common stock for each share of FullTime common stock. Legato will assume all outstanding options of FullTime at the time the merger is completed; and

    2. Any other business as may properly come before the special meeting or any postponements or adjournments.

  Your board of directors has determined that the reorganization agreement and the merger are in your best interests and recommends that you vote to approve the reorganization agreement and the merger at the special meeting.

  Only stockholders of record at the close of business on March 5, 1999 will be entitled to notice of, and to vote at, the special meeting of stockholders or any adjournments or postponements. A list of such stockholders will be available for inspection at FullTime's headquarters located at 177 Bovet Road, 2nd Floor, San Mateo, California during ordinary business hours for the ten-day period prior to the special meeting of stockholders. The merger cannot be completed unless holders of a majority of the outstanding shares of FullTime common stock (as of the record date) affirmatively vote to approve the reorganization agreement and the merger.

  Accompanying this notice is a proxy statement/prospectus discussing the proposed merger and the reorganization agreement. We encourage you to read this document carefully. Also enclosed is a proxy card so you can vote on the reorganization agreement and the merger without attending the meeting. Please complete, sign and date the enclosed proxy card and return it to us as soon as possible in the postage-prepaid envelope we have provided. If you decide to attend the special meeting of stockholders, you may vote your shares in person whether or not you have mailed us a proxy.

                                          By Order of the Board of Directors

                                          /s/ Bruce C. Felt
                                          _____________________________________
                                          Bruce C. Felt
                                          Secretary

San Mateo, California
Date: March 19, 1999

 YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE FULLTIME SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID ENVELOPE. YOUR PROXY MAY BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND THE MERGER. PLEASE DO NOT SEND ANY FULLTIME STOCK CERTIFICATES IN YOUR PROXY ENVELOPE.

                  PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS

            PROXY STATEMENT                            PROSPECTUS
                   OF                                      OF
           QUALIX GROUP, INC.                     LEGATO SYSTEMS, INC.
 (doing business as FullTime Software,
                 Inc.)

                              Dated March 15, 1999

In July 1998, Qualix Group, Inc. commenced doing business as FullTime Software, Inc. References in this proxy statement/prospectus to FullTime, FullTime stockholders and the like are references to Qualix, Qualix stockholders and the like.

The Boards of Directors of FullTime and Legato Systems, Inc. have approved a reorganization agreement that would merge FullTime with a subsidiary of Legato. Upon the completion of the merger, each FullTime stockholder will receive, for each share of FullTime common stock held by such stockholder, a fraction of a share of Legato based on the amount of then-outstanding shares and options to acquire shares of FullTime common stock. The exchange rate is currently 0.1420 shares of Legato common stock for each share of FullTime common stock.

Legato common stock trades on the Nasdaq National Market under the symbol LGTO. FullTime common stock trades on the Nasdaq National Market under the symbol FTSW.

The FullTime board of directors has called a special meeting for its stockholders to vote on matters relating to the merger.

You may vote at the FullTime special meeting if you own shares of FullTime common stock as of the close of business on March 5, 1999. The date, time and place of this special meeting is as follows:

                           Monday, April 19, 1999
                           10:00 a.m. local time
                           At the offices of Wilson Sonsini Goodrich & Rosati 650 Page Mill Road
                           Palo Alto, CA 94304

We strongly urge you to read and consider carefully this joint proxy statement/prospectus, including the "Risk Factors" section beginning on page 9. The "Risk Factors" section describes certain risks that you should consider in determining whether to approve the proposals at the FullTime special meeting.
                               ----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
                               ----------------

This joint proxy statement/prospectus is dated March 15, 1999 and is expected to be first sent to stockholders on March 19, 1999.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY...................................................................   1
  The Companies...........................................................   1
  The Merger..............................................................   2
  What FullTime Stockholders Will Receive in the Merger...................   2
  Voting Procedures to Approve the Merger.................................   3
  Evaluating the Merits of the Merger.....................................   4
  Events Which May Delay or Prevent the Merger............................   5
  Tax Consequences and Other Matters......................................   7
  Forward-Looking Statements May Prove Inaccurate.........................   7
  Who Can Help Answer Your Questions......................................   8
RISK FACTORS..............................................................   9
WHERE YOU CAN FIND MORE INFORMATION.......................................  22
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................  23
TRADEMARKS................................................................  24
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE...........................  24
MARKET PRICE AND DIVIDEND INFORMATION.....................................  25
  Legato Market Price Data................................................  25
  FullTime Market Price Data..............................................  25
  Dividend Information....................................................  26
  Recent Closing Prices...................................................  26
  Number Of Stockholders..................................................  26
SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION...................  27
COMPARATIVE PER SHARE DATA................................................  31
THE FULLTIME STOCKHOLDER MEETING..........................................  33
  Date, Time and Place of the FullTime Stockholder Meeting................  33
  Record Date and Shares Entitled to Vote.................................  33
  Voting of Proxies.......................................................  33
  Vote Required...........................................................  34
  Quorum; Abstentions and Broker Non-Votes................................  34
  Procedure for Casting Your Vote if Your Shares are Held by Your Broker
   in Street Name.........................................................  34
  Solicitation of Proxies and Expenses....................................  34
  FullTime Board Recommendation...........................................  35
THE MERGER AND RELATED TRANSACTIONS.......................................  36
  General.................................................................  36
  Conversion of Shares....................................................  36
  Conversion of Options...................................................  36
  Exchange of Certificates................................................  37
  Notification Regarding FullTime Options.................................  38
  Background of the Merger................................................  39
  Reasons for the Merger..................................................  42
  Operations Following the Merger.........................................  46
  Opinion of Financial Advisor............................................  46
  The Agreement and Plan of Reorganization................................  53
  Related Agreements......................................................  62
  Regulatory Matters......................................................  65
  Certain Federal Income Tax Considerations...............................  66
  Accounting Treatment....................................................  69
  No Appraisal Rights.....................................................  69

                                                                          Page
                                                                          ----
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL
 STATEMENTS..............................................................  71
BUSINESS OF FULLTIME.....................................................  76
  Overview...............................................................  76
  Industry Background....................................................  78
  Systems Management Software............................................  80
  FullTime Technologies and Products.....................................  81
  FullTime's Organization in Support of Revenue..........................  85
  Sales and Marketing....................................................  86
  Qualix Direct..........................................................  88
  Competition............................................................  88
  Proprietary Rights.....................................................  90
  Employees..............................................................  91
  Legal Proceedings......................................................  91
FULLTIME MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................  92
  Overview...............................................................  92
  Results of Operations..................................................  94
  Liquidity and Capital Resources........................................ 102
  Business Environment................................................... 102
  Year 2000 Compliance Issues............................................ 102
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK............... 104
FULLTIME MANAGEMENT...................................................... 105
  Executive Officers and Directors....................................... 105
  FullTime Board Meetings and Committees................................. 107
  Compensation Committee Interlocks and Insider Participation............ 107
  Director Compensation.................................................. 107
  Compliance with Section 16(a) of the Exchange Act...................... 108
  Executive Compensation................................................. 108
  Employment Contracts and Change in Control Arrangements................ 111
  Limitations on Liability and Indemnification........................... 112
  Stock Plans............................................................ 112
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............. 114
FULLTIME CERTAIN TRANSACTIONS............................................ 117
  Certain Relationships and Related Transactions......................... 117
COMPARISON OF CAPITAL STOCK.............................................. 118
  Description of Legato Capital Stock.................................... 118
  Description of FullTime Capital Stock.................................. 119
COMPARISON OF RIGHTS OF STOCKHOLDERS OF LEGATO,
 MERGER SUB AND FULLTIME................................................. 121
  Nominations for Board of Directors and Advance Notice of Stockholder
   Nominees.............................................................. 121
  Amendment To Governing Documents....................................... 121
  Stockholder Consent in Lieu of Meeting................................. 122
  Anti-Takeover Provisions............................................... 122
  Cumulative Voting...................................................... 122
EXPERTS.................................................................. 122
LEGAL MATTERS............................................................ 123
INDEX TO QUALIX GROUP, INC. CONSOLIDATED FINANCIAL STATEMENTS............ F-1
APPENDIX A--AGREEMENT AND PLAN OF REORGANIZATION......................... A-1
APPENDIX B--OPINION OF HAMBRECHT & QUIST LLC............................. B-1
APPENDIX C--STOCK OPTION AGREEMENT....................................... C-1

                                    SUMMARY

  This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the proposed merger fully and for a more complete description of the terms of the proposed merger, you should carefully read the entire document and the documents we have referred to you. The Agreement and Plan of Reorganization, which is the legal document that governs the proposed merger, is attached as Appendix A to this document. We strongly encourage you to read the reorganization agreement. See "Where you can find more information" on page 22.

The Companies

  Legato Systems, Inc.
  3210 Porter Drive
  Palo Alto, California 94304
  Telephone: (650) 812-6000, extension 6044

  Legato develops, licenses, markets and supports a broad, integrated suite of storage management software applications operating on multiple computer systems. Legato's NetWorker family of software products, from which it derives a substantial majority of its revenues, and Global Enterprise Management Systems, support many storage management server platforms, such as UNIX and Windows NT, and can accommodate a variety of servers, clients, applications, databases and storage devices. Legato licenses its products through resellers and directly to end users in North America, Europe and Asia Pacific. Legato also licenses its source code in exchange for initial licensing fees to original equipment manufacturers and receives ongoing royalties from the original equipment manufacturers' product sales. Substantially all of the original equipment manufacturers are large computer system and software suppliers located in the United States, Europe and Asia Pacific.

  Qualix Group, Inc.
  (doing business as FullTime Software, Inc.)
  177 Bovet Road, 2nd Floor
  San Mateo, California 94402
  Telephone: (650) 572-0200, extension 3422

  In July 1998, Qualix Group, Inc. commenced doing business as FullTime Software, Inc. FullTime is a leading provider of software which protects the availability of computer data and software applications operating on UNIX and Windows NT-based computer systems. FullTime's products make sure that data and software applications are available whenever computer users need them, eliminating disruptions of computer service due to computer hardware or software malfunctions. FullTime products are designed to minimize the impact of both unplanned and planned interruptions in computer service on critical software applications such as financial, order entry, manufacturing and web-based sales software.

The Merger

  Legato and FullTime entered into an Agreement and Plan of Reorganization, which is attached as Appendix A at the back of this document. Upon completion of the merger, you will become a stockholder of Legato and your rights as a stockholder will be governed by Legato's certificate of incorporation and bylaws. We encourage you to read the reorganization agreement, as it is the legal document that governs the merger.

What FullTime Stockholders Will Receive in the Merger (page 36)

  Shares of FullTime common stock will be exchanged for Legato common stock in connection with the merger. At the time the merger is completed, each outstanding share of FullTime common stock will be converted into the right to receive a fraction of a share of Legato common stock based on the outstanding shares and options to acquire shares of FullTime common stock. This share exchange ratio will be determined at the time the merger is completed and not at the time you vote for the merger. The exchange rate is currently approximately 0.1420 shares of Legato common stock for each FullTime share.

  The following table illustrates possible values for the Legato shares that you would receive upon completion of the merger for each FullTime share you own at an assumed share exchange ratio of 0.1420 shares of Legato common stock for each FullTime share:

                  Legato                                          FullTime
               Common Stock                                      Equivalent
                  Price                                        Per Share Price
               ------------                                    ---------------
                  $40.00                                           $5.680
                   42.00                                            5.964
                   44.00                                            6.248
                   46.00                                            6.532
                   48.00                                            6.816
                   50.00                                            7.100
                   52.00                                            7.384
                   54.00                                            7.668
                   56.00                                            7.952
                   58.00                                            8.236
                   60.00                                            8.520

  As of March 12, 1999, the Legato common stock per share market price was $56.625. The corresponding FullTime equivalent per share price was $8.041. Legato's and FullTime's respective stock prices are volatile and are likely to change. See "Risk Factors" on page 9.

  FullTime stockholders will not receive fractional shares. Instead, they will receive a check in payment for any fractional shares.

  Legato will assume all outstanding options to acquire FullTime stock upon completion of the merger. In addition, under the terms of the reorganization agreement, there are no "walk-away" or resolicitation obligations based on the Legato per share market price at any time. Legato and

FullTime anticipate that the merger will become effective approximately one day after the FullTime stockholders vote to approve the merger.

  Do not send in your stock certificates now. When the merger is completed, Legato will send you written instructions for exchanging your FullTime stock certificates.

Voting Procedures to Approve the Merger

  A. The Special Meeting of FullTime Stockholders (page 33)

  FullTime will hold a special meeting of stockholders on April 19, 1999 at 10 a.m. at the offices of Wilson Sonsini Goodrich & Rosati located at 650 Page Mill Road, Palo Alto, California. At the special meeting of stockholders, FullTime stockholders will be asked to approve the reorganization agreement and the merger.

  B. Record Date for Voting on the Reorganization Agreement and the Merger (page 33)

  You are entitled to vote at the special meeting of stockholders if you owned shares of FullTime common stock as of the close of business on the record date, which has been set at March 5, 1999. On the record date, there were 10,868,835 shares of FullTime common stock outstanding. FullTime stockholders will have one vote at the special meeting for each share of FullTime common stock they owned on the record date.

  C. Procedure for Casting Your Vote if Your Shares are Held by Your Broker in Street Name (page 34)

  Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

  D. FullTime Stockholder Vote Required to Approve the Reorganization Agreement and the Merger (page 34)

  The affirmative vote of the holders of a majority of the outstanding shares of FullTime common stock is required to approve the reorganization agreement and the merger. Your abstention or failure to vote will have the effect of a vote against the reorganization agreement and the merger. Legato stockholders will not vote on the reorganization agreement or the merger.

  E. Voting and Proxy Agreements (page 62)

  As of December 31, 1998, the directors and executive officers of FullTime owned 2,254,306 shares of FullTime common stock, including shares that can be acquired upon stock option exercises within 60 days of December 31, 1998. These shares represented approximately 20.9% of the outstanding shares of FullTime common stock on December 31, 1998. Each of the directors and executive officers of FullTime has entered into a voting agreement granting Legato a proxy to vote all of their shares of FullTime common stock for the approval of the reorganization agreement and the merger.

  F.No Appraisal Rights (page 69)

  Under Delaware law, FullTime stockholders do not have any right to an appraisal of the value of their FullTime common stock in connection with the merger.

Evaluating the Merits of the Merger

  A.Reasons for the Merger and Recommendation to FullTime Stockholders (page
43)

  The FullTime board of directors has determined that the terms of the reorganization agreement and the merger are in the best interests of FullTime and its stockholders. In reaching its decision, the FullTime board of directors identified several potential benefits of the merger. FullTime believes that following the merger the combined company will be able to offer customers broader integrated data protection solutions and address a broader range of customer needs. The FullTime board of directors also considered that FullTime stockholders would have the opportunity to participate in the potential growth of the combined company following the merger. However, the FullTime board of directors also recognized that the potential benefits of the merger may not be realized and that there are a number of other risks related to the merger. See "Risks Factors" on page 9.

  The FullTime board of directors recommends that you vote FOR the approval of the reorganization agreement and the merger.

  B.Risks of the Merger (page 9)

  In considering whether to approve the reorganization agreement and the merger, you should consider all of the risks of the merger, including the risk of fluctuations in the market price of Legato common stock and the fact that Legato may be unable to successfully integrate FullTime's business into its own following the merger. We encourage you to read the more detailed description of the risks set forth in this proxy statement/prospectus beginning on page 9.

  C.Opinion of Financial Advisor (page 46 and Appendix B)

  In deciding to approve the merger, the FullTime board of directors considered an opinion dated October 25, 1998 from its financial advisor, Hambrecht & Quist LLC. The Hambrecht & Quist opinion stated that the exchange ratio was fair on that date, from a financial point of view, to FullTime's stockholders. This opinion is attached as Appendix B to this document. You are urged to read the entire Hambrecht & Quist opinion carefully.

  D.Other Interests of FullTime Officers and Directors in the Merger (page 61)

  In considering the FullTime board of directors' recommendation that you vote to approve the reorganization agreement and the merger, you should note that certain FullTime officers and directors have interests in the merger that are different from, or in addition to, your interests. Specifically, in connection with the merger:

  . Mr. Richard Thau, FullTime's chief executive officer, has signed a separation agreement with Legato which becomes effective upon completion of the merger;

  . Mr. David Malmstedt and Mr. George Symons, FullTime executive officers, have signed new employment agreements with FullTime which become effective upon completion of the merger;

  . Under FullTime's stock option plan, the outside directors of FullTime will, and the officers of FullTime may, receive accelerated vesting of their FullTime stock options; and

  . The FullTime directors and officers will receive continuing indemnification against liabilities.

  In addition, Louis C. Cole, a director of FullTime, is also the President, Chief Executive Officer and Chairman of the Board of Legato. As a result, FullTime's directors and officers might be more likely to vote to approve the reorganization agreement and the merger than you and the other FullTime stockholders generally.

Events Which May Delay or Prevent the Merger

  A.Conditions to the Merger (page 55)

  The merger will not be completed unless the conditions contained in the reorganization agreement are met, including the adoption of the reorganization agreement by FullTime stockholders. Some of these conditions may be waived by the company entitled to assert the condition.

  B.No Solicitation (page 54)

  FullTime has agreed not to initiate or engage in negotiations or discussions with another party regarding a business combination while the merger with Legato is pending. However, FullTime may furnish non-public information, or enter into discussions or negotiations with respect to a written unsolicited acquisition proposal, so long as:

  . the FullTime board of Directors has determined that their fiduciary duties under applicable law require them to take those actions;

  . those discussions or negotiations are reasonably likely to result in a deal more favorable from a financial point of view than the proposed Legato merger; and

  . the other person or entity signs a confidentiality agreement similar to the confidentiality agreement Legato and Fulltime signed.

  C.Termination of the Reorganization Agreement (page 58)

  The reorganization agreement may be terminated under the circumstances described below at anytime before completion of the merger. This may occur whether or not FullTime stockholders have approved the reorganization agreement and the merger. The reorganization agreement may be terminated by Legato or Fulltime if:

  .  the merger is not completed on or before May 31, 1999; or

  . a proper court or other governmental entity issues a nonappealable final order, decree or ruling that permanently restrains, enjoins or prohibits the merger; or

  . at the FullTime stockholder meeting, the stockholders of FullTime do not approve the adoption of the reorganization agreement; or

  . there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the reorganization agreement and the breach causes the conditions in the reorganization agreement not to be satisfied and the breach is not timely cured following notice of the breach.

  The reorganization agreement may be terminated by Legato if the FullTime board of directors takes any of the following actions:

  . Withdraws or modifies its recommendation of the reorganization agreement or the merger;

  . Fails to reaffirm its unanimous recommendation of the reorganization agreement or the merger within ten (10) business days after Legato requests in writing that the recommendation be reaffirmed at any time following the public announcement of another acquisition proposal. Louis Cole, a director of both FullTime and Legato, may abstain from voting on any affirmation, recommendation or request;

  . Recommends to the FullTime stockholders any transaction which could result in a party other than Legato acquiring 15% or more of the equity or assets of FullTime;

  . An entity or other person other than Legato or its affiliates commences a tender offer or exchange offer for 15% or more of the outstanding shares of FullTime common stock, and the FullTime board of directors fails to send to its security holders, pursuant to Rule 14e-2 of the Securities Exchange Act within ten (10) business days after the tender or exchange offer is first published, sent or given, a statement disclosing that FullTime recommends rejection of the tender or exchange offer; or

  . Fails to call and hold the meeting of its stockholders to approve the merger by the date immediately preceding May 31, 1999 and this failure constitutes a material breach of FullTime's obligations regarding the preparation and content of the proxy statement or the timely calling of the FullTime stockholders meeting.

  D. Break-up Fee (page 60)

  FullTime is obligated to pay Legato a break-up fee of $2,000,000 if Legato terminates the reorganization agreement because the FullTime board of directors takes any actions described in the last paragraph of "Termination of the Reorganization Agreement" above.

  E. Legato Stock Option (page 64)

  In connection with the reorganization agreement, FullTime granted Legato a stock option to purchase up to 19.9% of FullTime's outstanding common stock at $5.73 per share. Legato's ability to exercise the stock option is conditioned upon Legato's termination of the reorganization under the circumstances requiring payment of the break-up fee. However, Legato may not receive more than $1.5 million in profit as a result of exercising the stock option. If the reorganization agreement is terminated under circumstances in which the termination fee is not payable, the option will terminate and may not be exercised by Legato.

  F.Regulatory Approvals (page 65)

  The Hart-Scott-Rodino Antitrust Improvements Act prohibits FullTime and Legato from completing the merger until after:

  . FullTime and Legato have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission; and

  .  A required waiting period has ended or been terminated.

Both FullTime and Legato have furnished the required information and the waiting period was terminated on December 7, 1998.

Tax Consequences and Other Matters

  A.Important Federal Income Tax Consequences (page 66)

  FullTime and Legato intend the exchange of FullTime common stock for Legato common stock to be tax-free to FullTime stockholders for federal income tax purposes. However, FullTime and Legato expect that cash paid to you and the other FullTime stockholders for any fractional shares will be taxable.

  Tax matters are very complicated and the tax consequences to you from the merger will depend on the facts of your own circumstances. You should consult your tax advisors for a full understanding of all of the tax consequences to you as a result of the merger.

  B.Accounting Treatment (page 69)

  FullTime and Legato intend the merger to be accounted for as a pooling of interests.

  C.Comparative Per Share Market Price Information (page 31)

  Shares of Legato common stock and FullTime common stock are both quoted on the Nasdaq National Market. On October 23, 1998, the last trading day before the announcement of the proposed merger, FullTime common stock closed at $2.00 per share and Legato common stock closed at $40.3125 per share. On March 12, 1999, FullTime common stock closed at $7.3125 per share and Legato common stock closed at $56.625 per share.

  D.Listing of Legato Common Stock

  The shares of Legato common stock issued in connection with the merger will be listed on the Nasdaq National Market.

Forward-Looking Statements May Prove Inaccurate (page 24)

  Both FullTime and Legato have made forward-looking statements in this document and in Legato documents that are incorporated by reference. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include expectations concerning matters that are not historical facts. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. For more information regarding factors that could cause actual results to differ from FullTime's or Legato's expectations, you should refer to "Risk Factors" on page 9.

Who Can Help Answer Your Questions

  If you have questions about the Merger you should contact:

  FullTime Software, Inc.
  177 Bovet Road, 2nd Floor
  San Mateo, California 94402
  Telephone: (650) 572-0200, extension 3422
  Attention: Investor Relations

                                  RISK FACTORS

  You should carefully consider the risks described below before voting on the reorganization agreement and the merger. The risks and uncertainties described below are not the only ones facing FullTime and Legato. Additional risks and uncertainties not presently known to us could seriously harm the business of Legato and FullTime.

  If any of the following risks actually occur, our businesses, financial conditions or results of operations could be seriously harmed. In such case, the trading price of Legato common stock, before and after completion of the merger, and FullTime common stock, before completion of the merger, could decline, and you may lose all or part of your investment.

Risks Related to the Combined Company and the Merger

 If Legato and FullTime Do Not Integrate Their Technologies and Operations
   Quickly and Effectively, Some or All of the Potential Benefits of the Merger May Not Occur.

  In order to achieve the benefits of the merger, Legato must successfully combine its business with FullTime's business. If Legato and FullTime do not integrate their operations and technologies smoothly, serious harm to the combined company's business, financial condition and prospects may result. Integrating the two businesses will entail significant diversion of management's time and attention. We may not be able to integrate our technologies and operations quickly and smoothly. In order to obtain the benefits of the merger, the companies must make FullTime's technology, products and services operate together with Legato's technologies, products and services. This integration may require the partial or wholesale conversion or redesign of some or all of the technologies, products and services of either Legato or FullTime. For example, Legato and FullTime may need to replace or convert some of FullTime's management information computer systems in order to work with Legato's computer systems. In addition, Legato may be required to spend additional time or money on integration that would otherwise be spent on developing its business and services or other matters.

 If FullTime Employees Leave as a Result of the Merger or If the Combined
   Company Cannot Attract and Retain Qualified Personnel, the Combined Company's Business Would Be Harmed.

  The success of the combined company after the merger depends in part on the continued service of key groups of FullTime personnel. Despite Legato's efforts to hire and retain quality employees, Legato might lose some of FullTime's key employees following the merger. Although similar, Legato and FullTime have different corporate cultures and FullTime employees may be unwilling to work for a larger company. In addition, competitors may recruit FullTime employees prior to the merger and during integration, as is common in high technology mergers. Moreover, none of Legato's and few of FullTime's key technical or senior management personnel are bound by employment agreements. As a result, employees of FullTime or the combined company could leave with little or no prior notice.

  Similarly, the future performance of the combined company depends on its continuing ability to attract and retain highly qualified technical and managerial personnel following the merger.

Competition for qualified management, engineering, technical, sales and marketing employees in the computer industry is intense. Therefore, Legato and FullTime cannot assure you that the combined company will be able to attract, retain and integrate employees to develop and use the FullTime technology following the merger.

 The Merger May Result in Loss of FullTime Customers Which Would Harm the
   Combined Company. The Announcement of the Merger Has Already Resulted in Lower FullTime Revenues.

  As a result of the merger, some FullTime customers may not continue to do business with the combined company. For example, FullTime's customers might cancel product orders or delay purchases as they evaluate, among other things, the merger, or if they are uncertain about Legato's commitment to support FullTime products. Some of FullTime's customers who cancel product orders or delay purchases may purchase products from FullTime's competitors. Cancellations or delays in orders for FullTime's products and cancellations or failures to renew distribution contracts, both before and after the merger, would seriously harm the combined company's business and operating results.

  FullTime announced the proposed merger on October 26, 1998. For the three months ending December 31, 1998, FullTime reported a 26% reduction in revenue as compared to the comparable period in the prior year. FullTime believes that the announcement and pendency of the merger is responsible, in significant part, for a substantial portion of this reduction. FullTime expects a similar impact on its operating results in the quarter ended March 31, 1999.

 Legato and FullTime Will Incur Costs Associated with the Merger for Which
   Legato and FullTime Will Receive No Benefit if the Merger Does Not Close.

  The merger will result in total transaction costs of approximately $1.75 million to Legato and $750,000 to FullTime. These are estimates and the actual transaction costs may be much larger. In addition to these transaction costs, Legato and FullTime expect that, following the merger, the combined company will incur additional significant costs associated with integrating the two companies. At this time, the additional costs are not reasonably estimable. If the merger is not consummated, Legato and FullTime will have incurred significant costs for which they will have received no benefits.

 You Will Receive a Pre-Determined Number of Shares of Legato Common Stock
   Which Will Not Change as a Result of Market Volatility.

  Legato will issue a total of 1,721,000 shares of its common stock for all of FullTime's outstanding common stock and stock options. The exchange rate will not increase or decrease if the market price of either Legato common stock or FullTime common stock increases or decreases. The exchange rate of FullTime common stock into Legato common stock will be determined at the time the merger is completed. The share exchange rate is currently 0.1420 shares of Legato common stock for each share of FullTime common stock. In addition, Legato will assume all outstanding options of FullTime at the time the merger is completed. See "The Merger and Related Transactions--Conversion of Shares" on page 36.

  As the exchange rate will not increase or decrease based on market price fluctuations, FullTime's stockholders will not be compensated if the market price of Legato common stock decreases before completion of the merger or if the market price of FullTime common stock increases before completion of the merger. If the market price of Legato common stock decreases before the merger, the market value of the Legato common stock to be received by FullTime's stockholders would decrease. The closing price for Legato common stock on October 23, 1998, the last trading day prior to the public announcement of the merger, was $40.3125. On March 12, 1999, the latest trading day before the printing of this proxy statement/prospectus, the closing price for Legato common stock was $56.625. You should obtain recent market quotations for Legato common stock and FullTime common stock because these stocks have historically been subject to substantial volatility.

  The market price of Legato common stock and FullTime common stock is volatile and may increase or decrease significantly before completion of the merger. For example, during the period from announcement of the merger and March 12, 1999, the market price per Legato share has ranged between a high of $65.94 per share and a low of $35.12 per share. In addition, Legato common stock may continue to increase or decrease significantly after the merger. As a result, your Legato shares received in the merger in the near- and long-term may not be worth as much as your shares of FullTime common stock before the merger.

 If Several Conditions Are Not Met the Merger Will Not Close.

  The merger will not close unless several conditions are met, including:

  . The reorganization agreement and the merger must be approved by holders of a majority of the outstanding FullTime common stock;

  . Each representation and warranty made by Legato and FullTime must be materially accurate;

  . The events specified in the reorganization agreement must occur, or not occur; and

  . Legato and FullTime must materially satisfy (or have waived by the other) each covenant specified in the reorganization agreement.

We cannot assure you that the conditions to the merger will be satisfied or waived in a timely manner or at all. In that case, the merger will be delayed or may not occur at all, and some or all of the potential benefits of the merger may be lost.

 If the Merger Does Not Close, FullTime Would Be Harmed.

  If the merger does not close, it would seriously harm FullTime's business because the announcement of the merger and FullTime's efforts to close the merger will:

  .  Deplete its cash;

  .  Disrupt its sales and marketing efforts;

  .  Increase employee turnover; and

  . Diminish FullTime's ability to successfully locate an alternative strategic partner.

  In addition, depending on the circumstances, FullTime may be required to pay a $2 million "break-up" fee to Legato.

Risks Related to Legato and FullTime

 Legato's and FullTime's Quarterly Operating Results Are Volatile and
   Uncertain. Legato's or FullTime's Failure to Meet Public Market Analysts' Expectations Would Harm the Market Price of the Combined Company's Common Stock.

  Legato's and FullTime's respective quarterly operating results have varied in the past and are likely to vary in the future. We also believe that Legato's and FullTime's respective operating results may be below the expectations of public market analysts and investors in some future quarter or quarters. In the past, Legato's and FullTime's common stock prices have on occasion declined following earnings announcements. Legato's or FullTime's failure to meet analyst or investor expectations would likely seriously harm the respective market price of Legato's or FullTime's common stock.

  Legato and FullTime cannot predict their future revenues with any significant degree of certainty for several reasons, including the following:

  . Product revenues in any quarter are substantially dependent on orders booked and shipped in that quarter, since Legato and FullTime operate with virtually no order backlog;

  . Legato does not recognize revenues on sales to domestic distributors until the products are sold to end-users;

  .  The storage management market is rapidly evolving;

  . Legato's and FullTime's sales cycles vary substantially from customer to customer, in large part because they have become or are becoming increasingly dependent upon larger company-wide enterprise license transactions to corporate customers. These transactions include product license, service and support components, and take a long time to complete;

  . The timing of large orders can significantly affect revenues within a quarter; and

  . License and royalty revenue are difficult to forecast. In Legato's case, its royalty revenues are substantially dependent upon product license sales by original equipment manufacturers (OEMs) of their products that incorporate Legato's software. Accordingly, these royalty revenues are subject to OEMs' product cycles, which are also difficult to predict. Fluctuations in licensing activity from quarter-to-quarter further impact royalty revenues, because initial license fees generally are non-recurring and recognized upon the signing of a license agreement.

  Legato's and FullTime's expense levels are relatively fixed and are based, in part, on their expectations as to their respective future revenues. Consequently, if revenue levels fall below Legato's or FullTime's expectations, the companies' respective net income (loss) will decrease (increase) because only a small portion of Legato's and FullTime's expenses vary with their respective revenues.

 Our Markets Are Highly Competitive and If We Are Unable to Compete
   Successfully the Combined Company's Business Will Be Harmed.

  Legato operates in the storage management market and FullTime operates in the service level availability market. These markets are intensely competitive, highly fragmented and characterized by rapidly changing technology and evolving standards. If the combined company is unable to compete successfully, our business, operating results and financial condition will be seriously harmed.

  Increased competition could harm the combined company by causing, among other things:

  .  Price reductions;

  .  Reduced gross margins; and

  .  Loss of market share.

  The software industry has relatively low barriers to entry. In addition many current and potential competitors have longer operating histories and greater name recognition and financial resources. Legato and FullTime expect competition to increase as, among other things:

  .  Legato and FullTime enter new markets;

  . Existing competitors broaden their operating platform coverage and product lines;

  . Companies that previously focused on the mainframe computer market focus on the client/server computer market; and

  .  The software industry consolidates.

  In addition, network operating system vendors could introduce new, or upgrade existing operating systems or environments, that include the same functions offered by Legato's or FullTime's products. If so, Legato's or FullTime's products could be rendered obsolete and unmarketable.

 Legato Depends on Its NetWorker Product Line. A Decline in the Price of,
   Demand for or Market Acceptance of Networker Would Harm the Combined Company's Business.

  Legato currently derives, and expects to continue to derive, a substantial majority of its revenues from its NetWorker software products and related services. A decline in the price of or demand for NetWorker, or failure to achieve broad market acceptance of NetWorker, would seriously harm Legato's business, operating results and financial condition. Legato cannot predict NetWorker's life cycle for several reasons, including:

  .  The recent emergence of Legato's market;

  .  The effect of new products, applications or product enhancements;

  . Technological changes in the network storage management environment in which NetWorker operates; and

  .  Future competition.

 FullTime Depends on Reliability Software Products and a Decline in the Price or Demand for These Products Would Harm FullTime's Business.

  FullTime currently derives a significant majority of its revenues from the sale of reliability software products and related services for distributed computing environments, and expects this trend to continue or accelerate. A decline in the price of or demand for these products and services would harm FullTime's business. Demand for these products will depend in large part upon:

  . Increasing market acceptance of computing systems distributed throughout an enterprise, particularly for business-critical applications;

  . The need for reliability software products and services for these computing systems; and

  . Market acceptance of FullTime's computer system availability and reliability products.

 If Legato and FullTime Do Not Respond to Rapid Technological Changes Their
   Existing Products Could Become Obsolete.

  The introduction of products embodying new technologies and the emergence of new industry standards could render Legato's or FullTime's existing products obsolete and unmarketable. In addition, Legato or FullTime may:

  . Fail to develop and market products that respond to rapid technological changes or rapidly evolving industry standards;

  . Experience difficulties that could delay or prevent the successful development, introduction and marketing of these products; or

  . Fail to develop products that adequately meet the requirements of the marketplace or achieve market acceptance.

  As of December 31, 1998, Legato had 193 employees engaged in research and development which represented 29% of Legato's total workforce. If potential new products are delayed or do not achieve market acceptance, Legato's or FullTime's respective businesses, operating results and financial conditions would be seriously harmed. Legato and FullTime plan to introduce and market several new products in the next twelve months. Some of Legato's and FullTime's respective competitors currently offer several of these potential new products. These potential new products are subject to significant technical risks. Legato or FullTime may fail to introduce these potential new products on a timely basis or at all. In the past, both Legato and FullTime have experienced delays in the commencement of commercial shipments of their new products. Such delays caused customer frustration and resulted in delay or lost product revenues. In the past, Legato and FullTime have also experienced delays in purchases of its products by customers who were anticipating new product launches by Legato or FullTime. Legato's or FullTime's respective businesses, operating results and financial conditions would be seriously harmed if customers defer material orders in anticipation of new product introductions.

 Legato and FullTime Rely on Enterprise-Level License Transactions and Failure to Successfully Market Our Products in Enterprise-Level Transactions Would Harm the Combined Company's Business.

  In the past, Legato and FullTime both marketed their products at the department-level of corporate customers. Within the last year, Legato and FullTime developed strategies to pursue larger enterprise license transactions with corporate customers. Legato and FullTime may fail to successfully market their products in larger enterprise license transactions. This failure would seriously harm Legato's or FullTime's respective businesses, operating results and financial conditions. Legato's and FullTime's operating results are sensitive to the timing of these orders. These orders are difficult to manage and predict, because:

  . The sales cycle is typically lengthy, generally lasting three to six months, and varies substantially from transaction to transaction;

  . These orders often include product license, service and support components;

  . These orders typically involve significant technical evaluation and commitment of capital and other resources; and

  . Customers' internal procedures frequently cause delays in orders. Such internal procedures include approval of large capital expenditures, implementation of new technologies within their networks and testing new technologies that affect key operations.

Due to the large size of enterprise transactions, if orders forecasted for a specific transaction for a particular quarter are not realized in that quarter, Legato's or FullTime's respective operating results for that quarter may be seriously harmed.

  Legato and FullTime historically have not had a separate large enterprise or national accounts sales force and only within the last year have begun to develop direct sales groups focused on these larger accounts. To succeed in the national accounts market, Legato and FullTime will be required to continue to transition their existing sales forces into enterprise-level sales groups and attract and retain qualified personnel. New personnel will require training to obtain knowledge of product attributes for Legato's and FullTime's products. Legato or FullTime may not be successful in creating the necessary sales organization or in attracting, retaining or training these individuals. To succeed in the enterprise and national accounts market will require, among other things, establishing and continuing to develop relationships and contacts with senior technology officers at these accounts. Legato's and FullTime's respective operating results and financial conditions would be seriously harmed if their respective sales forces do not succeed in these efforts.

 Legato Relies on Indirect Sales Channels and If These Indirect Sales Channels
   Do Not Perform Adequately, Legato's Revenues Would Decline.

  Legato relies significantly on its distributors, systems integrators and value added resellers for the marketing and distribution of its products. Legato's agreements with resellers are generally not exclusive and in many cases may be terminated by either party without cause. Many of Legato's resellers carry product lines that are competitive with those of Legato. These resellers may not give a high priority to the marketing of Legato's products. In addition, Legato may not be able to retain any of its current resellers or successfully recruit new resellers. Any such changes in Legato's distribution channels would seriously harm Legato's business, operating results and financial condition.

  Legato's strategy is also to increase the proportion of Legato's customers licensed through OEMs. Legato may fail to achieve this strategy. Legato is currently investing, and intends to continue to invest, resources to develop this channel. Such investments could seriously harm Legato's operating margins. Legato depends on its OEMs' abilities to develop new products, applications and product enhancements on a timely and cost-effective basis that will meet changing customer needs and respond to emerging industry standards and other technological changes. Legato's OEMs may not effectively meet these technological challenges. These OEMs:

  .  Are not within Legato's control;

  . May incorporate into their products the technologies of other companies in addition to, or to the exclusion of, those of Legato; and

  . Are not obligated to purchase products from Legato. In addition, Legato's OEMs generally have exclusive rights to Legato's technology on their respective platforms, subject to certain minimum royalty obligations.

Legato's OEMs may not continue to carry Legato's products. The inability to recruit, or the loss of, important OEMs would seriously harm Legato's business, operating results and financial condition.

 Legato and FullTime Depend on International Revenues and Therefore the
   Combined Company's Business is Susceptible to Numerous Risks Associated With International Operations.

  Legato's and FullTime's continued growth and profitability will require further expansion of their respective international operations. To successfully expand international sales, both Legato and FullTime must:

  .  Establish additional foreign operations,

  .  Hire additional personnel, and

  .  Recruit additional international resellers.

These efforts will require significant management attention and financial resources and could seriously harm Legato's or FullTime's respective operating margins. If Legato or FullTime fail to further expand their respective international operations in a timely manner, Legato's or FullTime's respective businesses, operating results and financial condition would be seriously harmed. In addition, Legato or FullTime may fail to maintain or increase international market demand for their respective products. Legato's international sales are currently denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make Legato's and FullTime's products more expensive and, therefore, potentially less competitive in those markets. In some markets, localization of Legato's and FullTime's products are essential to achieve market penetration. Legato and FullTime may incur substantial costs and experience delays in localizing their products. Legato and FullTime may fail to generate significant revenues from localized products.

  Additional risks inherent in Legato's and FullTime's respective international business activities generally include:

  . Significant reliance on distributors and other resellers who do not offer Legato's or FullTime's respective products exclusively;

  .  Unexpected changes in regulatory requirements;

  .  Tariffs and other trade barriers;

  .  Lack of acceptance of localized products, if any, in foreign countries;

  .  Longer accounts receivable payment cycles;

  .  Difficulties in managing international operations;

  . Potentially adverse tax consequences, including restrictions on the repatriation of earnings;

  .  The burdens of complying with a wide variety of foreign laws; and

  . The risks related to the recent global economic turbulence and adverse economic circumstances in Asia.

The occurrence of such factors could seriously harm Legato's or FullTime's respective international sales and, consequently, Legato's or FullTime's respective businesses, operating results and financial conditions.

 In Order to Properly Manage Its Growth and Expansion, Legato May Need to
   Improve and Implement New Systems, Procedures and Controls.

  Legato has recently experienced a period of significant expansion of its operations. Legato's headcount increased from 303 at December 31, 1996 to 660 at December 31, 1998. This growth placed a significant strain upon its management systems and resources. Legato also plans to expand the geographic scope of its customer base and operations. This expansion has resulted and will continue to result in substantial demands on Legato's management resources.

  From time to time, Legato receives customer complaints about the timeliness and accuracy of customer support. Legato plans to add customer support personnel in order to address current customer support needs. If Legato is not successful in hiring such personnel, Legato's business, operating results and financial condition could be seriously harmed. Legato's ability to compete effectively and to manage future expansion of its operations, if any, will require Legato to:

  . Continue to improve its financial and management controls, reporting systems and procedures on a timely basis; and

  .  Expand, train and manage its employees.

  Legato's failure to do so would seriously harm its business, operating results and financial condition.

 If Legato Does Not Successfully Integrate Pending Acquisitions, the Combined
   Company's Business Would Be Harmed.

  Legato expects that it will face numerous challenges in integrating its pending acquisitions into Legato. If this integration is not successful, Legato's business, operating results and financial condition would be seriously harmed. On January 28, 1999 Legato announced that it had signed a definitive agreement to purchase all of the outstanding stock of Intelliguard Software, Inc. and its related development company, O.R.P., Inc. (collectively, "Intelliguard"). The consideration payable in the Intelliguard acquisition is 720,000 shares of Legato common stock plus the cash equivalent of 180,000 shares of Legato common stock on the trading day preceding the completion of the acquisition. Intelliguard, based in Dublin, California, develops and licenses standards-based storage management solutions for storage area networks and had approximately 140 employees as of February 28, 1999.

  Legato may make acquisitions in the future. Acquisitions of companies, products or technologies entail numerous risks, including:

  . An inability to successfully assimilate acquired operations and products;

  .  Diversion of management's attention;

  .  Loss of key employees of acquired companies; and

  .  Substantial transaction costs.

  Some of the products acquired may require significant additional development before they can be marketed and may not generate revenue at levels anticipated by Legato. Moreover, future acquisitions by Legato may result in dilutive issuances of its equity securities, the incurrence of debt, large one-time write-offs and the creation of goodwill or other intangible assets that could result in amortization expenses. Any such problems or factors could seriously harm Legato's business, financial condition and results of operations.

 If the Storage Management Market Does Not Continue to Grow, the Combined
   Company's Sales Opportunities Would Be Limited.

  All of Legato's business is in the storage management market and FullTime expects that a substantial majority of its future revenues will also be derived from this market. The storage management market is still an emerging market and may not continue to grow. Legato's and the combined company's future financial performance will depend in large part on continued growth in the number of organizations adopting company-wide storage and management solutions for their client/server computing environments. If this market fails to grow or grows more slowly than Legato and FullTime currently anticipate, their respective businesses, operating results and financial conditions would be seriously harmed.

 Protection of Legato's and FullTime's Intellectual Property Is Limited.

  Both Legato and FullTime are technology companies. The success of Legato and FullTime depends significantly on protecting their intellectual property which are their most important assets. Despite Legato's and FullTime's efforts to protect their proprietary rights, unauthorized parties may attempt to copy aspects of their products or to obtain and use information that Legato or FullTime regard as proprietary. Policing unauthorized use of Legato's or FullTime's products is difficult, and software piracy can be expected to be a persistent problem. In licensing its products (other than in enterprise license transactions), Legato relies primarily on "shrink wrap" licenses that are not signed by licensees. FullTime relies on "shrink wrap" licenses for sales of certain of its products. Such licenses may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect Legato's or FullTime's proprietary rights to as great an extent as do the laws of the United States. Legato's and FullTime's means of protecting their proprietary rights may not be adequate. Legato's or FullTime's competitors may independently develop similar technology, duplicate Legato's or FullTime's products or design around patents issued to Legato or FullTime or other intellectual property rights of Legato or FullTime.

  Each of Legato and FullTime from time to time has received claims that it is infringing third parties' intellectual property rights. In the future, Legato or FullTime may be subject to claims of infringement by third parties with respect to current or future products, trademarks or other proprietary rights. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require Legato or FullTime to enter into royalty or licensing agreements with third parties. If such royalty or licensing agreements, if required, are not available on terms acceptable to Legato or FullTime, Legato's or FullTime's respective businesses, operating results and financial conditions would be seriously harmed.

 Defects in Legato's or FullTime's Products Would Harm Our Business.

  Legato's and FullTime's products can be used to manage computer data critical to organizations. As a result, the sale and support of products by Legato or FullTime may entail the risk of product liability claims. A successful product liability claim brought against Legato or FullTime would seriously harm Legato's or FullTime's respective businesses, operating results and financial conditions.

 Year 2000 Issues Could Affect Our Business.

  Many currently installed computer systems and software products include coding to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. Legato's computer systems and/or software will need to be upgraded to comply with such "Year 2000" requirements. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. Significant uncertainty exists in the software industry concerning the potential effects associated with such problems.

  Legato has conducted Year 2000 compliance reviews for current versions of Legato's products. The reviews include:

  .  Assessment;

  .  Implementation;

  .  Validation testing; and

  .  Contingency planning.

  Legato responds to customer concerns about its products on a case-by-case basis. Although Legato believes its software products are Year 2000 compliant, Legato's software products may not contain all the necessary software routines and programs for the accurate calculation, display, storage and manipulation of data involving dates. Failure of Legato's software products to contain all the necessary software routines and programs for the accurate calculation, display, storage and manipulation of data involving dates would seriously harm Legato's business, operating results and financial condition.

  To the extent information is publicly available we have assessed the Year 2000 compliance status of its customers. If Legato's current or future customers fail to achieve Year 2000 compliance or if they divert technology expenditures to address Year 2000 compliance problems, Legato's business, results of operations, or financial condition would be seriously harmed.

  Legato has tested software obtained from third parties that is incorporated into Legato's products, and seeks assurances from vendors that licensed software is Year 2000 compliant. Despite such testing and assurances, products incorporated into Legato's products may contain undetected errors or defects associated with Year 2000 date functions. Known or unknown errors or defects in Legato's products may result in:

  .  Delay or loss of revenue;

  .  Diversion of development resources;

  .  Damage to Legato's reputation; or

  .  Increased service and warranty costs.

The occurrence of any of the foregoing would seriously harm Legato's business, operating results, or financial condition.

  Legato believes the software and hardware it uses internally complies with Year 2000 requirements. In addition, Legato is not aware of any material operational issues or costs associated with preparing its internally used software and hardware for the Year 2000. However, serious, unanticipated negative consequences, including material costs caused by undetected errors or defects in the technology used in its internal systems, may occur. The occurrence of any of the foregoing would seriously harm Legato's business, operating results or financial condition.

  Legato has funded its Year 2000 compliance review from operating cash flows and has not separately accounted for these costs in the past. Legato will incur additional amounts related to the Year 2000 compliance review including:

  .  Administrative personnel to manage Legato's review;

  . Administrative personnel to manage the review of the combined company after the merger, including compliance reviews of FullTime's operating systems and customers; and

  . Outside contractors to provide technical advice and technical support for its products, product engineering, and customer satisfaction.

  Legato is currently developing contingency plans to be implemented as part of its efforts to identify and correct Year 2000 problems. Legato expects to complete its contingency plans by the first quarter of 1999. Depending on the systems affected, these plans could include:

  .  Accelerated replacement of affected equipment or software;

  .  Short to medium-term use of backup equipment and software;

  . Increased work hours for company personnel or use of contract personnel to correct, possibly on an accelerated schedule, any Year 2000 problems that arise or to provide manual workarounds for information systems; and

  .  Other similar approaches.

If Legato is required to implement any of these contingency plans, it would seriously harm Legato's business, financial condition and results of operations. Legato's ability to achieve Year 2000 compliance, and the level of incremental costs associated therewith, could be adversely impacted by, among other things:

  .  The availability and cost of programming and testing resources;

  .  Vendors' ability to modify proprietary software; and

  .  Unanticipated problems identified in the ongoing compliance review.

For a similar FullTime discussion of Year 2000 issues, See "FullTime Management's Discussion and Analysis of Financial Condition and Results of Operation--Year 2000 Compliance Issues" on page 102.

  Upon completion of the merger, each of the following will have to be reviewed by Legato's Year 2000 compliance personnel for Year 2000 compliance issues:

  .  FullTime's internal operating systems;

  .  FullTime's customers; and

  . Software obtained from third parties and incorporated into FullTime's products.

If Legato is unable to complete such a review, or if any of FullTime's operating systems, customers or third party software is found to be non-compliant with Year 2000 requirements, the combined company's business, financial condition and results of operations would be seriously harmed.

                      WHERE YOU CAN FIND MORE INFORMATION

  In July 1998, Qualix Group, Inc. commenced doing business as FullTime Software, Inc. without changing its legal name. Qualix and Legato file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by either company at the Commission's public reference rooms in Washington, D.C., New York City and Chicago. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The companies' filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Commission at http://www.sec.gov.

  Legato filed a registration statement on Form S-4 to register with the Commission the Legato common stock to be issued to you and the other FullTime stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Legato in addition to being a proxy statement of FullTime for a special meeting of FullTime stockholders to be held on April 19, 1999, as described herein. As allowed by the Commission's rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

  The Commission allows Legato to "incorporate by reference" information into this proxy statement/prospectus. This means that Legato may disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference additional documents that Legato may file with the Commission between the date of this proxy statement/prospectus and the date of the FullTime special meeting of stockholders.

  Legato has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Legato, and FullTime has supplied all such information contained in this proxy statement/prospectus relating to FullTime.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following Legato documents filed with the Commission are incorporated by reference in this proxy statement/prospectus:

      1. Legato's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

      2. The description of Legato's capital stock contained in Legato's registration statement on Form 8-A, dated May 24, 1995, including any amendment or report filed for the purpose of updating such description.

      3. The description of Legato's capital stock contained in Legato's registration statement on Form 8-A, dated May 23, 1997, including any amendment or report filed for the purpose of updating such description.

      4. The information regarding Legato's directors from the section entitled "Election of Directors" of Legato's definitive proxy statement filed pursuant to Regulation 14A of the Securities Exchange Act of 1934 for Legato's annual meeting of stockholders held on May 14, 1998. For information regarding Legato's executive officers, see the information appearing under the caption "Executive Officers of the Registrant" in part I, item 4a of Legato's Form 10-K.

      5. Information regarding executive compensation from the section entitled "Executive Compensation" of Legato's proxy statement.

      6. Information regarding security ownership of certain beneficial owners and management from the section entitled "Stock Ownership of Certain Beneficial Owners and Management" of Legato's proxy statement.

      7. Information regarding certain relationships and related transactions from the section entitled "Certain Relationships and Related Transactions" of Legato's proxy statement.

  All reports and definitive proxy or information statements filed by Legato pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement/prospectus and prior to the date of the special meeting of FullTime stockholders shall be deemed to be incorporated by reference into this proxy statement/prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

  This proxy statement/prospectus incorporates documents by reference that are not represented herein or delivered herewith. There will be provided without charge to each person, including any beneficial owner, to whom a proxy statement/prospectus is delivered, upon oral or written request of any such person, a copy of any or all documents incorporated by reference herein, excluding exhibits unless such exhibits are specifically incorporated by reference herein. Requests should be directed to Legato Systems, Inc., Investor Relations Office, 3210 Porter Drive, Palo Alto, California 94304 or by telephone at (650) 812-6000. In order to ensure timely delivery of the documents in advance of the special meeting to which this proxy statement/prospectus relates, any such request should be made by April 12, 1999.

  No documents relating to FullTime are incorporated by reference.

                                   TRADEMARKS

  This proxy statement/prospectus contains trademarks and trade names of Legato, FullTime and other companies, which are the property of their respective owners. Legato's trademarks include Legato, Legato NetWorker and the Legato logo. FullTime's trademarks include FullTime Software, FullTime, FullTime Cluster, FullTime Data, FullTime Department, FullTime Enterprise, Qualix and Octopus.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

  This document, the documents of Legato incorporated by reference herein, and other communications to stockholders of Legato and FullTime may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or the future performance of Legato, FullTime and the combined company. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." You should also consider the cautionary statements contained in the reports filed with the Commission by Legato and FullTime. These factors may cause the actual results of Legato, FullTime and the combined company to differ materially from any forward-looking statements.

  Although Legato and FullTime believe that the expectations reflected in the forward-looking statements are reasonable, neither can guarantee that these expectations will prove to have been correct. Moreover, neither Legato, FullTime nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this proxy statement/prospectus to conform such statements to actual results.

  In addition, neither Legato nor FullTime makes any express or implied representation or warranty as to the attainability of the projected or estimated financial information set forth in this document or as to the accuracy or completeness of the assumptions from which such projected or estimated information is derived. Projections or estimations of Legato's and FullTime's future performance are necessarily subject to a high degree of uncertainty and may vary materially from actual results. You should read the particular discussions set forth under "Risk Factors" on page 9, and "FullTime Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 92.

                     MARKET PRICE AND DIVIDEND INFORMATION

Legato Market Price Data

  Legato's common stock is traded on the Nasdaq National Market under the symbol "LGTO." The following table sets forth the range of high and low closing sales prices reported on the Nasdaq National Market for Legato common stock for the periods indicated, adjusted to reflect the two-for-one stock splits effected on July 5, 1996 and April 17, 1998.

                                                                   HIGH   LOW
                                                                  ------ ------
   1996
   Quarter Ended March 31, 1996.................................. $10.75 $ 5.82
   Quarter Ended June 30, 1996...................................  13.75   8.75
   Quarter Ended September 30, 1996..............................  24.00   9.13
   Quarter Ended December 31, 1996...............................  23.50  13.38
   1997
   Quarter Ended March 31, 1997.................................. $16.44 $ 8.07
   Quarter Ended June 30, 1997...................................  12.44   5.50
   Quarter Ended September 30, 1997..............................  17.88   8.69
   Quarter Ended December 31, 1997...............................  23.32  16.13
   1998
   Quarter Ended March 31, 1998.................................. $29.94 $20.06
   Quarter Ended June 30, 1998...................................  39.50  25.75
   Quarter Ended September 30, 1998..............................  54.75  35.13
   Quarter Ending December 31, 1998..............................  65.94  30.25
   1999
   Quarter Ended March 31, 1999 (through March 12, 1999)......... $65.50 $41.50

FullTime Market Price Data

  FullTime's common stock is traded on the Nasdaq National Market under the symbol "FTSW." The following table sets forth the range of high and low closing prices reported on the Nasdaq National Market for FullTime common stock for the periods since the initial public stock offering on February 12, 1997 as indicated:

                                                                    HIGH   LOW
                                                                    ----- -----
   1997
   Quarter Ended March 31, 1997 (From February 12, 1997)........... $9.25 $5.25
   Quarter Ended June 30, 1997.....................................  9.00  5.38
   Quarter Ended September 30, 1997................................  6.50  4.13
   Quarter Ended December 31, 1997.................................  5.44  2.88
   1998
   Quarter Ended March 31, 1998.................................... $3.75 $2.75
   Quarter Ended June 30, 1998.....................................  4.00  1.25
   Quarter Ended September 30, 1998................................  2.47  1.28
   Quarter Ending December 31, 1998................................  9.13  1.03
   1999
   Quarter Ended March 31, 1999 (through March 12, 1999)........... $8.44 $5.50

Dividend Information

  Neither Legato nor FullTime has ever paid any cash dividends on its stock, and both anticipate that for the foreseeable future they will continue to retain any earnings for use in the operation of their respective businesses.

Recent Closing Prices

  The following table sets forth (1) the closing prices per share of Legato common stock and FullTime common stock on the Nasdaq National Market on October 23, 1998, the last trading day before announcement of the proposed merger, and on March 12, 1999, the latest practicable trading day before the printing of this proxy statement/prospectus, and (2) the equivalent per share prices for FullTime common stock based on the corresponding Legato common stock prices and an assumed exchange rate of 0.1420 shares of Legato common stock for each share of FullTime common stock:

                                                                       FullTime
                                               Legato      FullTime   Equivalent
                                            Common Stock Common Stock Per Share
                                               Price        Price      Price(1)
                                            ------------ ------------ ----------
October 23, 1998...........................   $40.3125     $  2.00      $5.73
March 12, 1999.............................   $ 56.625     $7.3125      $8.04

  The actual exchange rate in the merger cannot be calculated until the closing of the merger. The share exchange ratio will be calculated at the time the merger is completed based on the amount of then-outstanding shares and options to acquire shares of FullTime common stock. The exchange rate is currently
0.1420 shares of Legato common stock for each share of FullTime common stock. Since the market price of Legato common stock is subject to fluctuation, the market value of the shares of Legato common stock that holders of FullTime common stock will receive in the merger may increase or decrease prior to and following the merger. See "The Merger and Related Transactions--Conversion of Shares" on page 36 for the calculation of the share exchange ratio.

  You are urged to obtain current market quotations for Legato common stock and FullTime common stock. Legato and FullTime cannot give you any assurances as to the future prices or markets for Legato common stock or FullTime common stock.

Number Of Stockholders

  As of March 5, 1999, the record date, there were 10,868,835 stockholders of record who held shares of FullTime common stock (although FullTime has been informed that there are in excess of 1,324 beneficial owners), as shown on the records of FullTime's transfer agent for such shares.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  The following selected historical financial information of Legato as of December 31, 1997 and 1998 and for the each of the three years in the period ended December 31, 1998 has been derived from audited historical consolidated financial statements and should be read in conjunction with such financial statements and the notes incorporated herein by reference. The following selected historical financial information of FullTime as of June 30, 1997 and 1998 and for the each of the three years in the period ended June 30, 1998 has been derived from audited historical consolidated financial statements and should be read in conjunction with such financial statements and the notes included elsewhere herein. Historical operating information for periods prior to January 1, 1996 and balance sheet data prior to December 31, 1997, for Legato, are derived from financial statements not incorporated herein by reference. Historical operating information for the periods prior to July 1, 1995, and balance sheet data prior to June 30, 1997, for FullTime are derived from financial statements not included herein. The selected pro forma combined financial information of Legato and FullTime is derived from the unaudited pro forma combined condensed consolidated financial statements and should be read in conjunction with such pro forma statements and notes thereto included elsewhere in this proxy statement/prospectus. FullTime's results of operations for the six months ended June 30, 1998 are included in the pro forma combined results of operations for both the years ended December 31, 1998 and 1997. FullTime's revenues and net loss for the six months ended June 30, 1998 were approximately $12.5 million and $5.8 million, respectively. For further information regarding the pro forma combined operating results of the two companies, see "The Merger and Related Transactions--Unaudited Pro Forma Combined Condensed Consolidated Financial Statements" on page 71.

  The pro forma financial information does not purport to represent what Legato's financial position or results of operations would actually have been had the merger occurred at the beginning of the earliest period presented or to project Legato's financial position or results of operations for any future date or period. In addition, it does not incorporate any benefits from cost savings or synergies of operations of the combined company.

                       SELECTED HISTORICAL FINANCIAL DATA

                              LEGATO SYSTEMS, INC.

                    (in thousands, except per share amounts)

                                             Year Ended December 31,
                                    ------------------------------------------
                                     1994     1995    1996     1997     1998
                                    -------  ------- ------- -------- --------
Consolidated Statement of
 Operations Data:
Revenues........................... $18,954  $32,531 $56,774 $ 83,885 $143,178
Gross profit.......................  16,914   28,498  51,209   74,186  125,978
Income from operations.............   1,948    7,576  13,614   21,046   39,996
Net income.........................   2,147    6,033   8,922   14,012   27,708
Net income per share -- basic...... $  0.27  $  0.30 $  0.27 $   0.40 $   0.75
Shares used in per share
 calculations
 -- basic..........................   7,950   20,174  33,348   35,070   36,894
Net income per share -- diluted.... $  0.09  $  0.20 $  0.24 $   0.37 $   0.69
Shares used in per share
 calculations
 -- diluted........................  23,922   30,469  37,793   37,976   40,005
                                                  December 31,
                                    ------------------------------------------
                                     1994     1995    1996     1997     1998
                                    -------  ------- ------- -------- --------
Consolidated Balance Sheet Data:
Cash, cash equivalents and
 investments....................... $ 4,598  $50,218 $57,787 $ 71,991  118,623
Working capital....................   3,755   39,090  52,228   70,817  115,556
Total assets.......................   9,529   60,390  84,569  114,791  186,865
Retained earnings (accumulated
 deficit)..........................  (1,895)   4,138  12,971   26,982   54,690
Total stockholders' equity.........   4,899   51,346  69,398   93,309  144,465

                       SELECTED HISTORICAL FINANCIAL DATA

                            FULLTIME SOFTWARE, INC.

                    (in thousands, except per share amounts)

                                                                        Six Months Ended
                                    Year Ended June 30,                   December 31,
                          --------------------------------------------  -----------------
                           1994     1995     1996     1997      1998     1997      1998
                          -------  -------  -------  -------  --------  -------  --------
                                                                          (Unaudited)
Consolidated Statement
 of Operations Data:
Revenues................  $ 6,053  $ 9,403  $16,535  $32,146  $ 30,015  $17,517  $ 12,231
Gross profit............    1,891    3,842    8,093   19,248    21,178   12,697     8,655
Income (loss) from
 operations.............   (2,546)  (1,117)    (288)   2,223    (7,247)  (1,080)   (6,014)
Net income (loss).......   (2,562)  (1,180)     558    2,707    (6,444)    (620)   (5,819)
Net income (loss) per
 share
 -- basic...............  $ (2.06) $ (0.57) $  0.21  $  0.41  $  (0.62) $ (0.06) $  (0.55)
Shares used in per share
 calculations -- basic
 .......................    1,242    2,054    2,665    6,620    10,336   10,242    10,640
Net income (loss) per
 share
 -- diluted.............  $ (2.06) $ (0.57) $  0.07  $  0.29  $  (0.62) $ (0.06) $  (0.55)
Shares used in per share
 calculations --
 diluted................    1,242    2,054    8,177    9,312    10,336   10,242    10,640
                                          June 30,                        December 31,
                          --------------------------------------------  -----------------
                           1994     1995     1996     1997      1998     1997      1998
                          -------  -------  -------  -------  --------  -------  --------
                                                                          (Unaudited)
Consolidated Balance
 Sheet Data:
Cash, cash equivalents
 and investments........  $   331  $ 2,629  $ 3,587  $19,158  $ 11,874  $15,442  $  7,349
Working capital.........      (82)   2,483    2,793   18,735    10,454   17,628     5,097
Total assets............    1,851    4,455    6,903   26,334    20,934   26,348    15,058
Long-term obligations,
 less current portion...       10      153      290      191        87      202        --
Accumulated deficit.....   (6,626)  (7,806)  (7,248)  (4,541)  (10,985)  (5,161)  (16,804)
Total stockholders'
 equity.................      100    2,479    2,846   20,103    14,139   19,754     8,586

                              LEGATO AND FULLTIME

         UNAUDITED SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

                    (in thousands, except per share amounts)

                                                     Year Ended December 31,
                                                  -----------------------------
                                                   1996     1997       1998
                                                  ------- -------- ------------
Pro Forma Combined Condensed Statements of
 Operations Data:
Revenues........................................  $88,920 $113,900   $167,907
Gross profit....................................   70,457   95,364    143,114
Income from operations..........................   15,837   13,799     27,815
Net income......................................   10,790   10,146     20,746
Net income per share -- basic...................  $  0.31 $   0.28   $   0.54
Shares used in per share calculations -- basic..   34,288   36,538     38,390
Net income per shares -- diluted................  $  0.28 $   0.26   $   0.50
Shares used in per share calculations --
 diluted........................................   39,115   39,472     41,546
                                                                   December 31,
                                                                       1998
                                                                   ------------
Pro Forma Combined Condensed Balance Sheet Data:
Cash, cash equivalents and investments..........                     $125,972
Working capital(1)..............................                      125,131
Total assets....................................                      208,901
Retained earnings...............................                       42,364
Total stockholders' equity(1)...................                      157,529

--------
(1) Net of estimated expenses of $2.5 million expected to be incurred by the combined company in connection with direct costs associated with the Merger.

                           COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of Legato and FullTime and combined per share data on an unaudited pro forma and equivalent pro forma basis, based on the assumption that the merger occurred at the beginning of the earliest period presented and was accounted for as a pooling of interests. The pro forma combined per share data gives effect to the merger at the assumed exchange ratio and is based on the number of shares of FullTime common stock and options to purchase shares of FullTime common stock outstanding as of December 31, 1998. The pro forma combined per share data does not purport to represent what Legato's financial position or results of operations would actually have been had the merger occurred at the beginning of the earliest period presented or to project Legato's financial position or results of operations for any future date or period. This data should be read in conjunction with the pro forma combined condensed financial statements included elsewhere herein and the separate historical financial statements and notes thereto of Legato incorporated herein by reference and FullTime included elsewhere herein. Neither Legato nor FullTime declared any cash dividends during the periods presented.

                                                        Year Ended December 31,
                                                        -----------------------
                                                         1996    1997    1998
                                                        ------- ------- -------
HISTORICAL -- LEGATO
Net income per share -- basic.......................... $  0.27 $  0.40 $  0.75
Net income per share -- diluted........................ $  0.24 $  0.37 $  0.69
Book value per share(1)................................ $  2.03 $  2.61 $  3.84

                                                                Six Months
                                                                   Ended
                                         Year Ended June 30,   December 31,
                                        ---------------------  --------------
                                         1996   1997   1998     1997    1998
                                        ------ ------ -------  ------  ------
HISTORICAL -- FULLTIME
Net income (loss) per share -- basic... $ 0.21 $ 0.41 $ (0.62) $(0.06) $(0.55)
Net income (loss) per share --
  diluted.............................. $ 0.07 $ 0.29 $ (0.62) $(0.06) $(0.55)
Book value per share(1)................ $ 0.97 $ 1.95 $  1.33  $ 1.91  $ 0.79

                                                        Year Ended December 31,
                                                        -----------------------
                                                         1996    1997    1998
                                                        ------- ------- -------
PRO FORMA COMBINED PER LEGATO SHARE
Net income per share -- basic(2)....................... $  0.31 $  0.28 $  0.54
Net income per share -- diluted(2)..................... $  0.28 $  0.26 $  0.50
Book value per share(1)................................ $  2.51 $  3.03 $  3.91
                                                        Year Ended December 31,
                                                        -----------------------
                                                         1996    1997    1998
                                                        ------- ------- -------
EQUIVALENT PRO FORMA COMBINED PER FULLTIME SHARE(3)
Net income per share -- basic.......................... $  0.04 $  0.04 $  0.08
Net income per share -- diluted........................ $  0.04 $  0.04 $  0.07
Book value per share................................... $  0.36 $  0.43 $  0.55

--------
(1) Historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of the period.
(2) The pro forma combined information per Legato common share for the years ended December 31, 1996 and 1997 combines Legato net income per share information for the years ended December 31, 1996 and 1997 with that of FullTime for the years ended June 30, 1997 and 1998. The pro forma combined information per Legato share for the year ended December 31, 1998 combines Legato net income per share information with that of FullTime for the four quarters ended December 31, 1998. FullTime's results of operations for the six months ended June 30, 1998 are included in the pro forma combined results of operations for both the years ended December 31, 1998 and 1997. FullTime's revenues and net loss for the six months ended June 30, 1998 were approximately $12.5 million and $5.8 million, respectively.
(3) The FullTime equivalent pro forma combined per share amounts are calculated by multiplying the combined pro forma per share amounts by the assumed exchange ratio of 0.1420 shares of Legato common stock for each share of FullTime common stock. The exchange ratio is equal to a fraction, the numerator of which is equal to 1,721,000 shares and the denominator of which will be equal to the sum of (a) the aggregate number of shares of FullTime common stock issued and outstanding and (b) the aggregate number of shares of FullTime common stock issuable upon exercise of all outstanding options. The assumed exchange ratio of 0.1420 shares is calculated based on the number of shares of FullTime common stock and options to purchase FullTime common stock outstanding as of December 31, 1998.

                        THE FULLTIME STOCKHOLDER MEETING

Date, Time and Place of the FullTime Stockholder Meeting

  The meeting of FullTime stockholders to approve the reorganization agreement and the merger will be held on April 19, 1999 at 10:00 a.m., local time, at the offices of Wilson Sonsini Goodrich & Rosati located at 650 Page Mill Road, Palo Alto, California.

Record Date and Shares Entitled to Vote

  Only holders of record of FullTime common stock at the close of business on the record date of the merger are entitled to notice of and to vote at the FullTime stockholder meeting. The record date has been set at March 5, 1999. As of the close of business on the record date, there were 10,868,835 shares of FullTime common stock outstanding and entitled to vote, held of record by 123 stockholders. FullTime has been informed, however, that there are in excess of 1,324 beneficial owners of FullTime common stock. A majority, or 5,434,418 of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. You and each other FullTime stockholder is entitled to one vote for each share of FullTime common stock held as of the record date.

Voting of Proxies

  The FullTime proxy accompanying this proxy statement/prospectus is solicited on behalf of the FullTime board of directors for use at the FullTime stockholder meeting. You are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to FullTime. All properly executed proxies received by FullTime prior to the vote at the FullTime stockholder meeting, and that are not revoked, will be voted at the FullTime stockholder meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the reorganization agreement and the merger. FullTime's board of directors does not presently intend to bring any other business before the FullTime stockholder meeting and, so far as is known to the FullTime board of directors, no other matters are to be brought before the FullTime stockholder meeting. As to any business that may properly come before the FullTime stockholder meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. Unless you have given an irrevocable proxy pursuant to a voting and proxy agreement, you may revoke your proxy at any time before it is exercised at the FullTime stockholder meeting by:

  . Delivering to the secretary of FullTime a written notice, bearing a date later than the date of the previous proxy, stating that the proxy is revoked,

  . Signing and so delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the FullTime stockholder meeting, or

  .  Attending the FullTime stockholder meeting and voting in person.

Vote Required

  Approval of the reorganization agreement and the consummation of the merger by FullTime's stockholders is required under Delaware corporation law. Such approval requires the affirmative vote of the holders of a majority of the shares of FullTime common stock outstanding and entitled to vote. All executive officers and directors of FullTime and their affiliates as a group, who beneficially owned on the record date for the merger:

  .  Shares of FullTime common stock and

  . Shares of FullTime common stock issuable upon the exercise of options exercisable within 60 days of the record date have entered into agreements and have delivered irrevocable proxies obligating them to vote in favor of the reorganization agreement and the merger. These agreements and proxies cover approximately 20.8% of the outstanding shares of FullTime common stock as of the record date. As of the record date for the merger and the date of this proxy statement/prospectus, Legato owns no shares of FullTime common stock. See "The Merger and Related Transactions--Related Agreements--Voting and Proxy Agreements" on page 62.

Quorum; Abstentions and Broker Non-Votes

  The required quorum for the transaction of business at the FullTime stockholder meeting is a majority of the shares of FullTime common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the reorganization agreement and the consummation of the merger requires the affirmative vote of a majority of the outstanding shares of FullTime common stock entitled to vote on the merger, abstentions and broker non-votes will have the same effect as votes against the reorganization agreement and the consummation of the merger. The actions proposed in this proxy statement/prospectus are not matters that can be voted on by brokers holding shares for beneficial owners without the owners' specific instructions. Accordingly, you are urged to return the enclosed proxy card marked to indicate your vote.

Procedure for Casting Your Vote if Your Shares are Held by Your Broker in Street Name

  Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. If you do not provide your broker with voting instructions, your shares will not be voted at the FullTime special meeting and it will have the same effect as voting against adoption of the reorganization agreement.

Solicitation of Proxies and Expenses

  FullTime will bear the cost of soliciting of proxies from its stockholders, which is estimated to be $15,000. In addition to solicitation by mail, the directors, officers and employees of FullTime may solicit proxies from you and other FullTime stockholders by telephone, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, FullTime will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of FullTime common stock and to request authority for the exercise of proxies. In such cases, FullTime, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

FullTime Board Recommendation

  The FullTime board of directors believes that the terms and conditions of the reorganization agreement and the merger are fair to, and in the best interests of, FullTime and its stockholders. The FullTime board of directors, other than Mr. Cole, has unanimously approved the terms and conditions of the reorganization agreement and the merger and recommends that you and the other FullTime stockholders vote for approval of the reorganization agreement and the consummation of the merger. Mr. Cole did not participate in the FullTime vote or deliberations with respect to the merger. In considering such recommendation, you should be aware that Legato has agreed to provide certain employment, severance and indemnification arrangements to certain FullTime directors and officers. See "The Merger and Related Transactions--Interests of Certain Persons in the Merger" and "--Indemnification and Insurance."

  Representatives of Deloitte & Touche LLP, FullTime's independent auditors, are expected to be present at the FullTime stockholder meeting.

  For information regarding instructions for the exchange of FullTime common stock share certificates, you should read the section entitled "Exchange of Certificates" on page 37.

  The matters to be considered at the FullTime stockholder meeting are of great importance to you. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

  You should NOT send any stock certificates with their proxy cards.

                      THE MERGER AND RELATED TRANSACTIONS

General

  The reorganization agreement provides for the merger of a newly formed, wholly-owned subsidiary of Legato with and into FullTime. After the merger, FullTime will be the surviving corporation and will be a wholly-owned subsidiary of Legato. The descriptions in this proxy statement/prospectus of the merger and the reorganization agreement are only summaries. The reorganization agreement, a copy of which is attached to this document as Appendix A and is incorporated herein by reference, governs all of the terms and conditions of the merger. You are urged to read the reorganization agreement in its entirety.

Conversion of Shares

  At the time the merger is completed, each then outstanding share of FullTime common stock will automatically be converted into the right to receive a fraction of a share of Legato common stock equal to the share exchange ratio.

  The "share exchange ratio"
 equals:                              X
                                    -----
                                    (Y+Z)

where,

  X= 1,721,000 shares of Legato common stock
  Y= the number of shares of FullTime common stock outstanding at the time of the merger
  Z= the number of options to acquire shares of FullTime common stock outstanding at the time of the merger

  Legato will assume all options to purchase FullTime common stock outstanding at the time the merger is completed. No fractional shares of Legato common stock will be issued in the merger. Instead, FullTime stockholders entitled to receive a fraction of a share of Legato common stock will receive from Legato an amount of cash, rounded to the nearest whole cent, equal to the per share market value of Legato common stock multiplied by the fraction of a share of Legato common stock to which the stockholder would otherwise be entitled. For the purposes of that calculation, the per share market value of Legato common stock will be based on the average closing price of a share of Legato common stock as reported on the Nasdaq National Market for the ten most recent days that Legato common stock was traded ending on the trading day immediately prior to the effective date of the merger. Based upon the capitalization of FullTime and Legato as of December 31, 1998, the stockholders and optionholders of FullTime will own, or have rights to own, approximately 4.37% of the Legato common stock outstanding immediately after the merger is completed, assuming the exercise of all outstanding Legato stock options.

Conversion of Options

  At the time the merger is completed, Legato will assume each then outstanding option granted under FullTime's three stock option plans. In addition, FullTime's repurchase right with respect to any unvested shares acquired pursuant to the exercise of a FullTime option will be assigned to Legato. Each FullTime option so assumed by Legato will continue to have, and be subject to, the same terms and conditions set forth in the FullTime stock option plans immediately prior to completion of the merger, except that:

  . such FullTime option will be exercisable for that number of whole shares of Legato common stock equal to the product of (a) the number of shares of FullTime common stock that were issuable upon exercise of such option immediately prior to completion of the merger multiplied by (b) the share exchange ratio, and rounded down to the nearest whole number of shares of Legato common stock, and multiplied by (b) the share exchange ratio, and rounded down to the nearest whole number of shares of Legato common stock, and

  . the per share exercise price for the shares of Legato common stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing (a) the exercise price per share of FullTime common stock at which such option was exercisable immediately prior to completion of the merger, by (b) the share exchange ratio, rounded up to the nearest whole cent. Within five business days of completion of the merger, Legato will file a registration statement on Form S-8 with the Commission with respect to the shares of Legato common stock issuable upon exercise of the assumed FullTime options.

  As of March 5, 1999, the record date, 1,272,133 shares of FullTime common stock were subject to outstanding FullTime options.

  Under the FullTime 1997 stock option plan, options to purchase FullTime common stock that were granted to non-employee members of the FullTime board of directors after FullTime's initial public offering of its common stock will become fully exercisable and vested at the time the merger is completed.

  Under the 1997 stock option plan, in the event that the employment of an optionee, including a FullTime officer, is involuntarily terminated within twelve (12) months following the merger, then the exercisability or vesting of each outstanding option held by the optionee will automatically accelerate and each option will become fully vested. In addition, the accelerated option will remain exercisable until the earlier of the expiration of the option term or the expiration of the one-year period measured from the date of the involuntary termination. Involuntary termination is defined in the 1997 stock option plan to include:

  .  A termination by FullTime without misconduct or

  .  Voluntary resignation by the optionee following:

    (1) a change in the optionee's position that materially reduces the optionee's level of responsibility,

    (2) a reduction by more than 15% in the optionee's level of compensation, including base salary, fringe benefits and participation in bonus or incentive programs, or

    (3) a change in the optionee's place of employment that is more than 50 miles from the optionee's place of employment prior to the change, provided such change or reduction is effected without the optionee's consent.

Exchange of Certificates

  Promptly after completion of the merger, a letter of transmittal and instructions will be mailed to you for use in exchanging your FullTime common stock certificate(s) for Legato common stock certificate(s). Once you surrender to the exchange agent, Harris Trust & Savings Bank, or another agent or agents as may be appointed by Legato:

  1) your FullTime common stock certificate(s) for cancellation, and

  2) a letter of transmittal duly completed and validly executed in accordance with its instructions,

you will be entitled to receive in exchange therefor a certificate representing the number of whole shares of Legato common stock and payment in lieu of fractional shares that you have the right to receive pursuant to the reorganization agreement. The certificate so surrendered will then be canceled.

  Immediately after completion of the merger, each outstanding FullTime common stock certificate will be deemed for all corporate purposes, other than the payment of dividends, to evidence:

  . the ownership of the number of full shares of Legato common stock into which the shares of FullTime common stock shall have been so converted as a result of the merger; and

  . the right to receive an amount in cash in lieu of the issuance of any fractional shares.

  No dividends or other distributions paid to holders of Legato common stock with a record date after the date the merger is completed will be paid to you as a result of any unsurrendered FullTime common stock certificate until you surrender the FullTime certificate. Subject to applicable law, following your surrender of any FullTime common stock certificate, you will be paid without interest, at the time of the surrender, the amount of any such dividends or other distributions, with a record date after the merger is completed payable up to that point with respect to the shares of Legato common stock.

  If you want any certificate for shares of Legato common stock to be issued in a name other than that in which the FullTime common stock certificate surrendered in exchange therefor is registered, the certificate must be properly endorsed and otherwise in proper form for transfer. In addition, you must:

  . pay Legato or any agent designated by it any transfer or other taxes required because of the issuance of a certificate for shares of Legato common stock in any name other than that of the registered holder of the FullTime common stock certificate surrendered, or

  . establish to the satisfaction of Legato or any agent designated by it that such tax has been paid or is not payable.

  You should not submit your FullTime common stock certificate(s) for exchange until you have received the letter of transmittal and instructions referred to above.

Notification Regarding FullTime Options

  Following completion of the merger, Legato will issue to each person who immediately prior to completion of the merger was a holder of an outstanding FullTime option a document evidencing the assumption of such option by Legato. Such assumption will be automatic and no action will be required on the part of the option holder to convert such holder's FullTime option into an option to purchase shares of Legato common stock.

Background of the Merger

  Over the last several years, Legato and FullTime generally have been familiar with each other's products, as both companies sell products to many of the same customers. In addition to sharing common goals and philosophy, Mr. Louis C. Cole, Chairman, President and Chief Executive of Legato, has been a member of FullTime's board of directors since October 1997. Because of these positions, Mr. Cole did not participate in the deliberations or vote of the FullTime board of directors or in the vote of the Legato board of directors, in each case with respect to the reorganization agreement or the merger. In addition, while frequently acting as an intermediary between Legato and FullTime, Mr. Cole did not negotiate the transaction on Legato's behalf and he did not recommend the reorganization agreement or the merger to the Legato or FullTime board of directors. Mr. David N. Strohm and Mr. Phillip E. White, both Legato directors, and Mr. Stephen Wise, Legato's Chief Financial Officer, acted as Legato's principal negotiators.

  Until recently, FullTime primarily produced high availability software designed to minimize the impact of unplanned computer hardware, software and network malfunctions. Sales of these products are targeted at the department and workgroup level of FullTime's corporate customers. In July 1998, FullTime expanded its strategic focus and introduced its family of FullTime software products and solutions which are designed to protect computer systems from interruptions due to planned as well as unplanned computing events. This broader family of software solutions incorporates the baseline high availability solutions which FullTime continues to sell separately. In addition to broadening its product offering, FullTime also began in July 1988 to target its marketing efforts at the broader enterprise-level. In conjunction with its new marketing plan, FullTime commenced doing business under the name "FullTime Software, Inc." FullTime's software and data protection products complement Legato's data protection and software accessibility products, with both sets of products compatible with a wide range of Unix and Windows NT operating system platforms.

  Beginning in April 1998, Mr. Richard G. Thau, Chairman, President and Chief Executive Officer of FullTime, and Mr. Cole had preliminary discussions from time to time regarding the similarities between FullTime and Legato, the complementary nature of their respective products and potential synergies that might be realized by a business combination of the two entities. These discussions led to several meetings in early July 1998, during which certain management representatives of the two companies discussed in preliminary terms personnel and operating issues and potential business opportunities that might result from a combination.

  On July 10, 1998, Mr. Thau and Mr. William Hart, a FullTime director, met with Mr. Strohm, a Legato director, and Mr. Wise, Legato's Chief Financial Officer. At this meeting Legato expressed its continued interest in a business combination. However, these discussions were terminated due to the parties' inability to come to agreement on the material terms of a business combination.

  At its regularly scheduled meeting on July 20, 1998, the FullTime board of directors, excluding Mr. Cole, discussed various business challenges and opportunities facing FullTime. Among other things, the FullTime board of directors reviewed the earlier discussions about a potential business combination with Legato and considered FullTime's recently adopted strategic plan, FullTime's ability to execute the strategic plan and FullTime's other opportunities. At the conclusion of discussions, the FullTime board of directors determined to proceed with the FullTime strategic plan and instructed Mr. Thau to promptly terminate further discussions between the companies regarding a potential business combination. On July 21, Mr. Thau telephoned Mr. Cole to notify him of the FullTime board of directors' decision.

  On August 31, 1998, without any authorization from FullTime and without FullTime's knowledge, Mr. David Crockett, a major stockholder of FullTime, contacted Mr. Cole. Mr. Crockett had become aware that Legato had expressed an interest in acquiring FullTime and asked whether Legato would still be interested in such a business combination. Mr. Cole indicated that Legato might still be interested under the right circumstances and on the right terms.

  On September 15, 1998, Mr. Thau and Mr. Crockett had a breakfast meeting. During this meeting Mr. Crockett and Mr. Thau discussed whether FullTime, in light of the then-recent stock market volatility and significant strategic benefits that might result from such a business combination, should consider discussions with Legato to explore a business combination on mutually acceptable terms.

  Over the next few days, Mr. Thau discussed with Mr. Peter L. Wolken and Mr. Kenneth A. Goldman, both FullTime directors, and Mr. Cole, the possibility of Mr. Crockett acting as an intermediary between FullTime and Legato. Mr. Crockett would assist in communicating each party's respective position and in maintaining an ongoing dialogue between the parties.

  On October 2, 1998, Mr. Thau met with Mr. Crockett and briefed him on the status of FullTime and the progress it was making under the FullTime strategic plan.

  After multiple phone conversations with members of Legato's board of directors, on October 4, 1998, Mr. Crockett contacted Mr. Thau to discuss the results of these conversations and suggested that he arrange a meeting between representatives of FullTime, Legato, and Mr. Crockett.

  On October 6, 1998, the FullTime board of directors, other than Mr. Cole, met telephonically to discuss the status of events and get feedback from Mr. Crockett. During this meeting it was agreed that representatives of FullTime, including Messrs. Wolken, Thau, and Mr. Bruce C. Felt, FullTime's Chief Financial Officer, should meet with representatives of Legato and Mr. Crockett.

  On October 7, 1998, representatives of FullTime met with representatives of Legato and Mr. Crockett. The FullTime representatives included Messrs. Thau, Wolken and Felt. The Legato representatives included Messrs. Strohm, White, Wise and Cole. The meeting covered issues of strategic fit, financial leverage, and pricing for a business combination between Legato and FullTime. It was determined that the parties should proceed, review the issue with the FullTime board of directors, and attempt to complete due diligence and a definitive agreement between the parties in an expedient fashion.

  On October 7, 1998, the FullTime board of directors, other than Mr. Cole, met telephonically and determined to proceed with discussions with Legato and retain a financial advisor to assist in conducting financial due diligence and assessing the fairness of the consideration to be received by FullTime's stockholders in a potential transaction.

  On October 15, 1998, Mr. Thau met with Mr. Cole. During this meeting, Messrs. Cole and Thau discussed structural terms by which a merger of the companies might be accomplished, subject to completion of a comprehensive investigation by Legato of FullTime's business, the negotiation and preparation of a definitive reorganization agreement and approval of each company's board of directors of such reorganization agreement following presentations concerning each party's due diligence investigation of the other party.

  On October 15, 1998, FullTime retained Hambrecht & Quist as its financial advisor.

  On October 15, 1998, Legato's outside law firm, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, delivered drafts of the reorganization agreement and stock option agreement to FullTime and its outside legal counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation.

  On October 16, 1998, representatives of FullTime met with representatives of Legato. The FullTime representatives included Messrs. Thau and Felt and Mr. David R. Malmstedt, FullTime's Senior Vice President of Field Operations. The Legato representatives included Messrs. Wise and Cole and Mr. Andrew Hill, Legato's General Counsel and Mr. James Chappell, Legato's Vice President, Business Development. Also present were representatives of FullTime's legal counsel, Wilson Sonsini Goodrich & Rosati, and financial advisors, Hambrecht & Quist, and representatives of Bear, Stearns & Co. Inc., Legato's financial advisors, and Gunderson Dettmer, Legato's legal counsel. At this meeting, members of FullTime's management made a presentation concerning, among other things, FullTime's strategic plan, organizational structure and product roadmap.

  On October 19, 1998, the FullTime board of directors, other than Mr. Cole, met at the offices of Wilson Sonsini Goodrich & Rosati. During this meeting, counsel reviewed with the FullTime board of directors the terms and conditions of the proposed documentation and the status of negotiations and the status of its legal due diligence investigation on Legato's business.

  From October 19 to October 25, 1998, representatives of the two companies and their respective legal and financial advisors met to conduct due diligence and negotiate the definitive documentation providing for the merger.

  On October 23, 1998, the FullTime board of directors met to review the status of negotiations, receive reports as to the status of the due diligence investigation on Legato's business and receive a preliminary presentation by Hambrecht & Quist. The FullTime board of directors also discussed the strategic rationale for the proposed merger. Following this discussion, Mr. Cole, as Chairman, President and Chief Executive Officer of Legato, joined the meeting and made a presentation on, among other things, the business and strategic focus of Legato.

  On October 25, 1998, the FullTime board of directors, other than Mr. Cole, met telephonically, together with representatives of Wilson Sonsini Goodrich & Rosati and Hambrecht & Quist, to review the proposed transaction terms and documentation, which had been delivered to each of them, and to discuss the strategic rationale and other considerations related to the proposed merger. Hambrecht & Quist delivered its verbal opinion that the share exchange ratio proposed for the merger is fair to the holders of FullTime common stock from a financial point of view. Hambrecht & Quist's oral opinion was later confirmed in writing. Following these events, the FullTime board of directors unanimously approved the reorganization agreement and the merger, except that Louis Cole, a director of both FullTime and Legato, did not participate in the meeting and abstained from voting on such matters.

  On October 25, 1998, the Legato board of directors held a special meeting to approve the proposed reorganization agreement and the merger. The Legato board of directors discussed the terms of the reorganization agreement with Legato's management. Following that discussion, the Legato board of directors, other than Mr. Cole, determined that the proposed merger was in the best interests of Legato and its stockholders, approved the reorganization agreement and the merger and authorized the officers of Legato to enter into the reorganization agreement and related transactions. Mr. Cole did not participate in the discussions and abstained from voting on such matters.

  At various times during the negotiations, the management of FullTime consulted with its legal counsel and Hambrecht & Quist. Although Hambrecht & Quist was not directly involved in the negotiations of the consideration to be received by FullTime stockholders, its advice as to the financial aspects of the transaction and its input on financial due diligence and related matters provided guidance to the FullTime board of directors and management in their direct negotiations with the management of Legato.

  As of October 25, 1998, representatives of Legato and FullTime executed the reorganization agreement and the stock option agreement and the appropriate stockholders executed the voting and proxy agreements, the affiliate agreements, the employment agreements and the separation agreement.

  Prior to the opening of the market on October 26, 1998, Legato issued a news release announcing the merger.

Reasons for the Merger

  Certain statements made in the following paragraphs regarding the potential benefits that could result from the merger are forward-looking statements based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. The anticipated potential benefits of the merger may not be realized. Such risks and uncertainties are set forth under "Risk Factors" on page 9 and elsewhere in this proxy statement/prospectus.

  Joint Reasons for the Merger

  In reaching their decisions to approve the reorganization agreement, the merger, and the transactions contemplated by the reorganization agreement, each of the Legato board of directors and the FullTime board of directors consulted with their respective management teams and advisors and independently considered the proposed reorganization agreement and the related transactions. Based on their respective reviews of the proposed transaction and the business and operations of the other party, the Legato board of directors and the FullTime board of directors each approved the reorganization agreement and the merger. Each board concluded that:

  . The goals and philosophies of the companies are compatible and consistent;

  .  The products of the companies are complementary;

  . Legato and FullTime have the potential to offer customers a more comprehensive data protection solution than either could offer independently;

  . The merger would be positively received by customers of each company, because the combined company's software products could potentially address a broader range of customer needs;

  . The companies' respective stockholders would benefit by the enhanced ability of the combined company to compete in the rapidly evolving and consolidating software industry; and

  . The companies' respective stockholders could participate in the potential for growth of the combined company following the merger.

  Legato Board of Directors Recommendation; Legato's Reasons for the Merger

  The Legato board of directors has unanimously approved the reorganization agreement and the merger and has identified several potential benefits of the merger to Legato, except that Louis Cole, a director of both FullTime and Legato, has abstained from voting on such matters. In addition to the anticipated joint benefits described above, the Legato board of directors believes that additional benefits of the merger to Legato include:

  . The expanded ability to deliver storage management solutions through the addition of FullTime consulting and research and development expertise;

  . The extension of important elements of Legato's storage management architecture by enhancing the accessibility of client/server data and the availability of server resources;

  . The potential results from combining the complementary key distribution channel partnerships into one company; and

  . The ability to offer the FullTime installed customer base the increased benefits of the Legato global support services, integrated technology strength and a single vendor solution for storage management.

  FullTime Board of Directors Recommendation; FullTime's Reasons for the Merger

  The FullTime board of directors has unanimously approved the reorganization agreement, has determined that the merger is fair to, and in the best interests of, FullTime and its stockholders, and recommends that holders of shares of FullTime common stock vote FOR approval and adoption of the reorganization agreement and the merger, except that Mr. Cole did not participate in the FullTime vote on the merger or the deliberations with respect to the merger.

  The FullTime board of director's decision to approve the reorganization agreement and the merger was based in significant part upon its assessment of the strategic benefits of the merger and the potentially significant premium to be received by FullTime's stockholders in the transaction. The FullTime board of directors viewed Legato as a well-managed company with very high quality products. The FullTime board of directors also viewed Legato and FullTime as having similar corporate cultures, customers, competitors and sales focuses. Strategic benefits of the merger that FullTime believes will contribute to the success of the combined entity include:

  . The ability to offer a broader integrated solution for high-end computer system requirements, combining FullTime's application and information protection products and Legato's data protection and accessibility products;

  . The opportunity to benefit from Legato's greater size and financial strength;

  . The opportunity to more rapidly increase FullTime's enterprise-level sales force, support and engineering development efforts and maintain its market leadership position in high availability solutions for UNIX and Windows NT computing environments;

  . The opportunity for improved revenue prospects with the addition of new customers and the ability to obtain greater revenue from existing customers; and

  . The opportunity to maintain and enhance strategic relations with systems management software vendors and with hardware and software original equipment manufacturers.

  FullTime further evaluated the merits of Legato common stock and concluded that shares of Legato common stock:

  .  Have appreciation potential in the long term;

  .  Represent a more liquid investment than FullTime common stock; and

  .  Are followed by a much greater number of stock analysts.

  In the course of its deliberations, the FullTime board of directors reviewed with FullTime's management a number of other factors relevant to the merger including:

  . The likelihood of realizing superior benefits through alternative business strategies, including remaining an independent company and continuing to execute on the recently announced FullTime strategic plan;

  . Historical information concerning Legato's business, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter filed with the Securities and Exchange Commission;

  . FullTime management's view of the financial condition, results of operations and business of Legato before and after giving effect to the merger;

  . Current financial market conditions and historical market prices, volatility and trading information with respect to the FullTime common stock and Legato common stock;

  . The share exchange ratio of Legato common stock for FullTime common stock and the relationship between the market value of Legato common stock to be issued in exchange for each share of FullTime common stock and a comparison of comparable merger transactions;

  . The belief that the terms of the reorganization agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

  . The terms of the stock option agreement and the voting and proxy agreements;

  . Detailed financial analysis and pro forma and other information with respect to the companies presented by Hambrecht & Quist in presentations to the FullTime board of directors, including Hambrecht & Quist's opinion that the share exchange ratio of Legato common stock for FullTime common stock in the merger is fair to the holders of FullTime common stock from a financial point of view;

  .  The impact of the merger on FullTime's customers and employees; and

  . Reports from management, legal, financial and accounting advisors as to the results of the due diligence investigation of Legato's business.

  FullTime's board of directors believed that these factors, including the FullTime board's review of the terms of the reorganization agreement, supported the board's recommendation of the merger when viewed with the risks and potential benefits of the merger.

  The FullTime board of directors also considered risks arising in connection with the merger, including:

  . The potential disruption of FullTime's business that might result from employee and customer uncertainty and lack of focus following announcement of the merger in connection with integrating the operations of FullTime and Legato;

  .  The possibility that the merger might not be consummated;

  . The effects of the public announcement of the merger on FullTime's sales and operating results, FullTime's ability to attract and retain key management, marketing and technical personnel and the progress of certain of its development projects;

  . The risk that the announcement of the merger could result in decisions by customers to cancel or delay purchases of products of FullTime or Legato;

  . The risk that Legato might fail to meet projected growth rates and analyst expectations and that Legato's stock price might decline substantially prior to the closing, thus reducing the value per share to be received by FullTime's stockholders in the merger;

  . The risk associated with attempting to integrate Legato's products with FullTime's products;

  . The risk that the other benefits sought to be achieved by the merger will not be achieved;

  . The risk associated with granting Legato an option to purchase 19.9% of FullTime common stock and its potential effects on the ability to consider and negotiate other acquisition proposals;

  . The risks associated with entering into a non-solicitation agreement with Legato regarding potential alternative transactions;

  . The risks associated with agreeing to a break-up fee of $2,000,000 payable to Legato if the merger is terminated by Legato following, among other possible events, the withdrawal or modification by the FullTime board of directors of its recommendation of the reorganization agreement;

  . The risks associated with FullTime's affiliates entering into the voting and proxy agreements and the potential effects on the ability to enter into and consummate other acquisition proposals; and

  .  Other risks described under the caption "Risk Factors" on page 9.

  In the view of the FullTime board of directors, these considerations were not sufficient, either individually or in the aggregate, to outweigh the advantages of the proposed merger in the manner in which it was proposed. In addition, in the view of the FullTime board of directors, the inclusion of the non-solicitation agreement, stock option, break-up fee and the voting and proxy agreements, together with the limited circumstances under which Fulltime could consider and negotiate other acquisition proposals, was consistent with the exercise of their fiduciary obligations under applicable law. These provisions were a condition to Legato's agreeing to enter into the proposed transaction.

  The foregoing discussion of the information and factors considered by the FullTime board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the FullTime board of directors. In view of the wide variety of factors, both positive and negative, considered by the FullTime board of directors, the FullTime board of directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered or necessarily reach a conclusion as to these factors. Based on the totality of the information and factors considered, the FullTime board of directors believed and continues to believe that the merger is in the best interests of FullTime and its stockholders and continues to recommend approval and adoption of the reorganization agreement and the merger.

Operations Following the Merger

  Following the merger, FullTime will continue its operations as a wholly-owned subsidiary of Legato. Upon consummation of the merger, the members of FullTime's board of directors will be Stephen C. Wise and Louis C. Cole. The membership of the board of directors of Legato will remain unchanged as a result of the merger. See "Comparison of Rights of Stockholders of Legato and FullTime" on page 121.

Opinion of Financial Advisor

  FullTime retained Hambrecht & Quist to render an opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock of FullTime as to the exchange ratio to be received by such holders in the merger. Hambrecht & Quist was selected by the FullTime board of directors based on Hambrecht & Quist's qualifications, expertise and reputation, as well as Hambrecht & Quist's historic investment banking relationship and familiarity with FullTime.

  Hambrecht & Quist rendered its oral opinion, which was subsequently confirmed in writing, on October 25, 1998 to the FullTime board of directors that, as of that date, the exchange ratio to be received by the holders of FullTime common stock in the merger was fair from a financial point of view.

  No limitations were placed on Hambrecht & Quist by the FullTime board of directors with respect to the investigation made or the procedures followed in preparing and rendering its opinion. The Hambrecht & Quist opinion was directed to, and prepared at the request and for the information of, the FullTime board of directors and does not constitute a recommendation to any holder of FullTime common stock as to how any such stockholder should vote with respect to the merger. The methodology used by Hambrecht & Quist to reach the fairness opinion formed the basis for the Hambrecht & Quist presentation to the FullTime board of directors on October 25, 1998.

  The full text of the opinion delivered by Hambrecht & Quist to the FullTime board of directors, dated October 25, 1998, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Hambrecht & Quist in rendering its opinion, is attached as Appendix B to this document.

  Hambrecht & Quist's opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by the holders of FullTime common stock and does not constitute a recommendation to any FullTime stockholder as to how such stockholder should vote with respect to the merger agreement. The summary of Hambrecht & Quist's fairness opinion set forth below is qualified in its entirety by reference to the full text of such fairness opinion attached hereto as Appendix B. You should read the Hambrecht & Quist opinion carefully and in its entirety.

  In its review of the merger, and in arriving at its opinion, Hambrecht & Quist, among other things:

  . Reviewed some publicly available financial statements and other information of Legato made available to it from published sources;

  . Reviewed certain publicly available financial and operating information, including certain projections, relating to Legato;

  . Discussed the business, financial condition and prospects of Legato with certain of its officers;

  . Reviewed some publicly available financial statements and other information of FullTime made available to it from published sources and from the internal records of FullTime;

  . Discussed the business, financial condition and prospects of FullTime with certain of its officers;

  . Reviewed the recent reported prices and trading activity for the FullTime common stock and Legato common stock;

  . Compared the financial performance and the price and trading activity of FullTime common stock and Legato common stock with that of some other publicly traded companies;

  . Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

  .  Reviewed a draft of the reorganization agreement; and

  . Performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as deemed relevant.

  Hambrecht & Quist did not independently verify any of the information concerning FullTime or Legato considered in connection with its review of the merger and, for purposes of its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare any independent valuation or appraisal of any of the assets or liabilities of FullTime or Legato, nor did it conduct a physical inspection of the properties and facilities of either company.

  With respect to the financial forecasts and projections used by Hambrecht & Quist in its analysis, Hambrecht & Quist assumed that these forecasts and projections reflected the best currently available estimates and judgments of prospects of FullTime and Legato, respectively. For purposes of its opinion, Hambrecht & Quist assumed that neither FullTime nor Legato was a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the merger and those activities undertaken in the ordinary course of conducting their respective businesses.

  Hambrecht & Quist's opinion was necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated only as of the date of the opinion and any change in such conditions would require a reevaluation of its opinion.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not constitute to be a complete description of the presentation by Hambrecht & Quist to FullTime's board of directors. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analyses or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, in order to fully understand the financial analysis used by Hambrecht & Quist, the analysis (tables) must be read together with the text of each summary. The analyses alone do not constitute a complete description of the financial analysis. Selecting portions of the analysis could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the FullTime board of directors and its opinion.

  In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FullTime and Legato. The analyses performed by Hambrecht & Quist (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

  In performing its analyses, Hambrecht & Quist used published Wall Street projections for both FullTime and Legato for calendar years 1998 and 1999 (the Base Case).

  The following is a brief summary of certain financial analyses performed by Hambrecht & Quist in connection with providing its written opinion to FullTime's board of directors on October 25, 1998. Certain of the financial analyses summarized below include information presented in tabular format. In order to fully understand Hambrecht & Quist's financial analysis, the tables must be read together with the text of each summary. Considering the data set forth in the tables below without considering the full narrative description of the financial analysis, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Hambrecht & Quist's financial analysis.

  Contribution Analysis: Hambrecht & Quist analyzed the pro forma contribution of each of FullTime and Legato to certain calendar 1999 financial statement categories of the pro forma combined company with no revenue or expense adjustments. The financial statement categories included revenue, operating income and net income. This contribution analysis was then compared to the pro forma ownership percentage of FullTime and Legato stockholders in the pro forma post-merger combined company. Hambrecht & Quist observed that, calculated on a fully-diluted basis, FullTime stockholders are expected to own approximately 4% of the combined company equity at the close of the merger and Legato stockholders are expected to own approximately 96% of the combined company equity at the close of the merger.

  Hambrecht & Quist examined the expected contribution to the combined company's revenues by FullTime using the Base Case for calendar 1999. The following table summarizes the estimated contribution of FullTime and Legato to the combined company's projected results:

                                                     Calendar Year Calendar Year
                                                         1998          1999
                                                      (estimated)   (estimated)
                                                     ------------- -------------
   Revenues
     Legato.........................................      83.6%         86.4%
     FullTime.......................................      16.4          13.6
                                                         -----         -----
     Combined.......................................     100.0         100.0

   Operating Income
     Legato.........................................        NM          97.9
     FullTime.......................................        NM           2.1
                                                         -----         -----
     Combined.......................................        NM         100.0

   Net Income
     Legato.........................................        NM          97.7
     FullTime.......................................        NM           2.3
                                                         -----         -----
     Combined.......................................        NM         100.0

  Hambrecht & Quist determined that the contribution analysis provided meaningful information in the context of analyzing the fairness of the merger from a financial view.

  Pro Forma Merger Analysis: Hambrecht & Quist analyzed the pro forma impact of the merger on the combined company's calendar 1999 earnings per share. Hambrecht & Quist observed that the Base Case resulted in unchanged earnings per share for the combined company than for Legato as a stand-alone company. The foregoing analysis did not assume any adjustments in revenues or costs resulting from the operating synergies potentially realized from the merger. The actual results and savings achieved by the combined company resulting from the merger may vary from the projected results and variations may be material. Hambrecht & Quist determined that the pro forma merger analysis provided meaningful information in the context of analyzing the fairness of the merger from a financial view.

  Premium Analysis: Hambrecht & Quist compared the implied price per share of the offer as of October 23, 1998 to similar premiums for certain software and certain technology transactions under $100 million announced since 1994. Hambrecht & Quist observed that the average (excluding high and low) one trading-day premium paid in the selected public company software and selected technology transactions was approximately 28% and 21%, respectively. This compared with the proposed acquisition in which, as of October 23, 1998, the one day premium offered over the closing price for FullTime common stock was approximately 287%. Hambrecht & Quist also analyzed the implied premiums to average historical closing prices for the 5-day, 10-day, 15-day, 20-day, and 30-day trading day periods using the implied offer price and found that the implied premiums were approximately 339%, 405%, 404%, 434%, and 457%, respectively, as set forth in the following table:


                                      Average Stock Price     Implied
                                      ---------------------    Price    Premium/
   Time Period                         Legato     FullTime   Per Share (Discount)
   -----------                        ---------- ----------  --------- ----------
   October 23, 1998.................. $    40.31  $    2.00    $5.73     286.5%
   5 Day Average.....................      40.06       1.68     5.69     338.7
   10 Day Average....................      40.21       1.41     5.71     405.0
   15 Day Average....................      38.38       1.35     5.45     403.7
   20 Day Average....................      40.99       1.34     5.82     434.3
   30 Day Average....................      44.69       1.39     6.35     456.8

  Hambrecht & Quist determined that the premium analysis provided meaningful information in the context of analyzing the fairness of the merger from a financial view.

  Discounted Cash Flow Analysis: Hambrecht & Quist analyzed the theoretical valuation of FullTime based on discounted anticipated future cash flows using projected financial performance estimates of FullTime. Based on this discounted cash flow analysis, FullTime's implied equity value per share ranged from approximately $2.71 per share to approximately $4.17 per share. This compared with an offer in the proposed acquisition of approximately $5.73 per share for FullTime common stock, based on the closing price of Legato common stock on October 23, 1998. However, because of the nature of FullTime's business, the absence of meaningful future cash flow projections, and the disproportionate value of the business attributable to periods for which there were no cash flow projections available, Hambrecht & Quist determined that this analysis did not provide meaningful information in the context of analyzing the fairness from a financial point of view of the merger.

  Analysis of Publicly Traded Comparable Companies: To provide contextual data and comparative market information, Hambrecht & Quist compared selected historical and projected financial information of FullTime to publicly traded companies Hambrecht & Quist deemed to be comparable to FullTime. Using publicly available information, Hambrecht & Quist compared selected historical and projected financial, operating and stock market performance data of FullTime and Legato to the corresponding data of the numerous comparable companies. Companies deemed comparable included selected public systems management software companies. The most relevant comparable companies consisted of:

  BMC Software, Inc. (BMCS)               Boole & Babbage, Inc. (BOOL)
  Computer Associates International (CA)  Compuware Corporation (CPWR)
  New Dimension Software (DDDDF)          Novadigm, Inc. (NVDM)
  Platinum Technology International (PLAT)Sterling Software, Inc. (SSW)
  Veritas Software Corp.(VRTS)            Wall Data, Inc. (WALL)

  Such information considered by Hambrecht & Quist included the ratio of:

  .  market value to latest-twelve-month revenues;

  .  market value to projected calendar 1999 net income;

  .  market value to projected calendar 1998 and 1999 revenue; and

  .  market value to book value.

  Hambrecht & Quist also examined the ratio of the enterprise value (market value plus debt less cash) to:

  .  latest-twelve-month revenues;

  .  projected calendar 1999 net income;

  .  projected calendar 1998 and 1999 revenue; and

  .  book value.

  The foregoing multiples were applied to historical financial results of FullTime for the latest-twelve-month period ended September 30, 1998 and projected Base Case financial results of FullTime. Hambrecht & Quist determined average (excluding high and low) multiples for the system management software comparables of 2.4 times latest-twelve-month revenue, 19.1 times projected calendar 1999 net income, 2.3 times projected calendar 1998 revenue, 1.9 times projected calendar 1999 revenue, and 4.4 times book value. Hambrecht & Quist examined a second group of comparable companies. These companies consisted of software companies with market capitalization of between $15 and $50 million. Hambrecht & Quist determined average (excluding high and low) multiples for the second group of comparables of .5 times latest-twelve-month revenue, 13.7 times projected calendar 1999 net income, .5 times projected calendar 1998 revenue,
 .4 times projected calendar 1999 revenue, and 1.6 times book value.

  Based on the analysis of publicly traded comparable companies, FullTime's implied equity value per share applying the two groups of comparables' multiples to historical results and the Base Case ranged from approximately $1.13 per share to approximately $6.53 per share. This compared with an offer in the proposed acquisition of approximately $5.73 per share for FullTime common stock, based on the closing price of Legato common stock on October 23, 1998. Hambrecht & Quist determined that the analysis of publicly traded comparable companies provided meaningful information in the context of analyzing the fairness of the merger from a financial view.

  Analysis of Selected Merger and Acquisition Transactions: Hambrecht & Quist compared the proposed acquisition with selected merger and acquisition transactions. Hambrecht & Quist reviewed publicly available financial information for selected mergers and acquisitions involving companies that are affiliated with the software sector. This analysis included 67 transactions with an aggregate consideration less than $100 million involving companies in the software industry and 111 transactions with an aggregate consideration less than $100 million involving selected technology transactions. Hambrecht & Quist also analyzed premiums of 77 selected technology transactions. In examining these transactions, Hambrecht & Quist analyzed certain income statement and balance sheet parameters of the acquired company relative to the consideration offered in the merger. The foregoing multiples were applied to historical financial results of FullTime for the twelve-month period ended September 30, 1998. Multiples analyzed included consideration offered to latest-twelve-month revenue and book value. The consideration offered in the software transactions under $100 million was an average multiple of 2.0 times latest-twelve-month revenue, and 4.5 times book value. The consideration offered in the technology transactions under $100 million was an average multiple of 2.2 times latest-twelve-month revenue, and 5.2 times book value. Based on the analysis of selected merger and acquisition transactions, FullTime's implied equity value per share applying selected transaction multiples to historical results ranged from values between approximately
$1.76 per share to approximately $5.86 per share. This result compared with an implied value in the proposed acquisition of approximately $5.73 per share for FullTime common stock, based on the closing price of Legato common stock on October 23, 1998.

  No company or transaction used in the "Analysis of Publicly Traded Comparable Companies" and "Analysis of Selected Merger and Acquisition Transactions" is identical to FullTime or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared. However, Hambrecht & Quist determined that the analysis of selected merger and acquisition transactions provided meaningful information in the context of analyzing the fairness of the merger from a financial view.

  The foregoing description of Hambrecht & Quist's opinion is qualified in its entirety by reference to the full text of its opinion, which is attached as Appendix B to this proxy statement/prospectus.

  Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hambrecht & Quist has acted as a financial advisor to the FullTime Board of Directors and will receive a fee for rendering of the fairness opinion.

  Pursuant to an engagement letter dated October 15, 1998, FullTime has agreed to pay Hambrecht & Quist $100,000 in connection with the delivery of a fairness opinion. This fee is not contingent upon the closing of the proposed merger. FullTime also has agreed to reimburse Hambrecht & Quist for reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

  In the past, Hambrecht & Quist has provided investment banking and other financial advisory services to both FullTime and Legato and Hambrecht & Quist has received fees for rendering these services. In particular, Hambrecht & Quist acted as lead managing underwriter in FullTime's initial public offering on February 12, 1997 and received $751,077 in connection therewith. Additionally, Hambrecht & Quist and its affiliates beneficially own a total of approximately 686,929 shares of FullTime common stock. Hambrecht & Quist also acted as a managing underwriter in connection with Legato's initial public offering in 1995. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of FullTime and Legato. Hambrecht & Quist also provides research coverage for FullTime and Legato. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of FullTime and Legato for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to FullTime and Legato.

The Agreement and Plan of Reorganization

  Representations, Warranties and Covenants

  The reorganization agreement contains various representations and warranties, including representations by both Legato and FullTime as to:

  .  Their organization and capitalization;

  . Their authority to enter into the reorganization agreement and to consummate the merger;

  .  The existence of liabilities; and

  . The absence of material undisclosed liabilities and changes in their businesses.

  FullTime and Legato have agreed to conduct their business and their subsidiaries' businesses in the ordinary course and in substantially the same manner as conducted before signing the reorganization agreement. FullTime also agreed to:

  .  Pay its debts and taxes when due;

  .  Preserve intact its present business organization;

  .  Keep available the services of its present officers and key employees;
     and

  . Preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it.

  The reorganization agreement restricts FullTime's and its subsidiaries' ability, without Legato's prior written consent, to among other things:

  .  Amend its certificate of incorporation or bylaws;

  . Declare or pay any dividends or other distributions on its capital stock;

  .  Split, combine or reclassify its capital stock;

  .  Repurchase directly or indirectly its capital stock;

  . Enter into, violate or amend the terms of any material contract, agreement, license or commitment;

  . Accelerate, amend or change the terms, including vesting, of its outstanding stock options;

  . Issue, purchase or sell or authorize the issuance, purchase or sale of capital stock, convertible securities, warrants and options;

  . Transfer or license or extend, amend or modify in any material respect its intellectual property;

  .  Sell, dispose of, or encumber its material assets;

  .  Incur or commit to indebtedness for borrowed money;

  .  Enter into operating leases;

  .  Pay, discharge or satisfy claims, liabilities and obligations;

  .  Incur or commit to capital expenditures;

  .  Reduce insurance coverage levels;

  .  Increase or modify compensation or severance arrangements;

  .  Commence lawsuits and arbitration proceedings;

  .  Make material tax elections or amend tax returns;

  . Take any action likely to interfere with Legato's ability to account for the merger as a pooling;

  .  Materially revalue its assets; or

  .  Take or agree to take in writing any of the actions described above.

  The reorganization agreement restricts Legato and its subsidiaries' ability, without FullTime's prior written consent, to among other things:

  . Declare or pay any dividends or other distributions on its capital stock;

  .  Split, combine or reclassify its capital stock; or

  . Take any action likely to interfere with Legato's ability to account for the merger as a pooling.

  No Solicitation of Transactions

  FullTime has agreed not to directly or indirectly:

  . Solicit, initiate or encourage any inquiries or proposals that constitute or could reasonably lead to an acquisition proposal; or

  . Engage in negotiations or discussions for, or provide any non-public information to any third party relating to, an acquisition.

For purposes of the reorganization agreement, an "acquisition proposal" is a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock, including by way of a tender offer, or similar transaction.

  However, FullTime may furnish non-public information to, or enter into discussions or negotiations with respect to a written unsolicited acquisition proposal, so long as:

  . The FullTime board of directors has determined that their fiduciary duties under applicable law require them to take those actions;

  . The discussions or negotiations are reasonably likely to result in a deal more favorable from a financial point of view than the proposed merger with Legato; and

  . The other person or entity signs a confidentiality agreement similar to the confidentiality agreement Legato and FullTime signed.

  FullTime must advise Legato in writing of such disclosure or discussions, including the party to whom the disclosure was made or with whom the discussions or negotiations occur.

  No Change of Recommendation

  The FullTime board of directors may not agree to or recommend any acquisition proposal or withdraw or modify its recommendation of the reorganization agreement or the merger in any manner adverse to Legato. However, the FullTime board of directors may recommend an unsolicited, bona fide, written acquisition proposal to the FullTime stockholders, or withdraw or modify its recommendation of the reorganization agreement and the merger, in connection with an unsolicited, bona fide, written acquisition proposal, so long as:

  . The FullTime board of directors believes that the acquisition proposal is reasonably capable of being completed on the terms proposed and, would, if consummated, result in a transaction more favorable from a financial point of view than the proposed Legato merger; and

  . The FullTime board of directors determines that its fiduciary duties under applicable law require it to take this action.

  FullTime must notify Legato immediately after receipt of:

  .  Any acquisition proposal;

  . Any request for non-public information in connection with an acquisition proposal; or

  . Any request for access to its properties, books or records by any person or entity indicating that it is considering making, or has made, an acquisition proposal.

  FullTime must keep Legato informed of the status of any acquisition related discussions or negotiations and the terms being discussed or negotiated.

  Limitations on Ability to Amend FullTime Rights Plan

  FullTime enacted its rights plan by entering into a rights agreement dated July 31, 1997, with ChaseMellon Shareholder Services, L.L.C., as rights agent. FullTime has agreed not to amend or modify the FullTime rights plan in the specified manner. However, at any time after the earlier of January 15, 1999 or ten days after the effective date of Legato's registration statement on Form S-4, FullTime may take any action under the FullTime rights plan necessary to permit a qualified tender offer. A "qualified tender offer" is an all cash tender offer for all outstanding shares of FullTime common stock, which:

  . Is more favorable from a financial point of view than the proposed Legato merger;

  .  Is capable of being financed;

  .  Is not subject to non-customary, material conditions; and

  . Would not close prior to the earlier of a negative FullTime stockholders' vote on the reorganization agreement or the termination of the reorganization agreement.

For a description of the FullTime rights plan, see "Comparison of Capital Stock--Description of FullTime Capital Stock--FullTime Rights Agreement" on page 120.

  Conditions to the Merger

  FullTime's and Legato's respective obligations to consummate the merger are subject to the satisfaction or waiver by them of the following conditions before completion of the merger:

  . The reorganization agreement must be adopted by holders of at least a majority of the outstanding FullTime common stock;

  . No temporary restraining order, preliminary or permanent injunction or other court order preventing the consummation of the merger can be in effect;

  . No proceeding brought by an administrative agency or commission or other governmental authority seeking a restraint or prohibition of the merger can be pending;

  . No action can be taken or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger, which makes the consummation of the merger illegal;

  . Legato's registration statement on Form S-4 must be effective and no stop order suspending the effectiveness of the registration statement or any part thereof can be issued and no proceeding for that purpose, and no similar proceeding in respect of this proxy statement/prospectus, can be initiated or threatened in writing by the Commission;

  . All necessary governmental approvals, waivers and consents in connection with the merger and the transactions contemplated by the reorganization agreement must be timely obtained and all waiting periods under applicable antitrust laws must be expired or terminated;

  . Each of FullTime and Legato must receive a written opinion from their respective counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code;

  . Legato and FullTime must file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of Legato common stock issuable in exchange for FullTime common stock in the merger and upon exercise of the options under the FullTime stock option plans assumed by Legato;

  . Legato must receive a letter from Deloitte & Touche LLP, dated as of the closing date and addressed to Legato, FullTime and PricewaterhouseCoopers LLP, reasonably satisfactory in form and substance to Legato and PricewaterhouseCoopers LLP, to the effect that, after reasonable investigation, Deloitte & Touche LLP is not aware of any fact concerning FullTime or any of FullTime's stockholders or affiliates that could preclude Legato from accounting for the merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the Commission; and

  . Legato must receive a letter from PricewaterhouseCoopers LLP, reasonably satisfactory in form and substance to Legato, to the effect that Legato may account for the merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the Commission.

  FullTime's obligations to consummate the merger are subject to the satisfaction or waiver by it of the following conditions before completion of the merger:

  . Each representation and warranty of Legato and Merger Sub contained in the reorganization agreement:

    (1) must have been true and correct as of the date of the reorganization agreement; and

    (2) must be true and correct on and as of the completion of the merger except,

           (a) in each case, or in the aggregate, as does not constitute a material adverse effect on Legato and Merger Sub, taken as a whole,

           (b) for changes contemplated by the reorganization agreement and

           (c) for those representations and warranties that address matters only as of a particular date, which representations and warranties must be true and correct as of that particular date;

  . Legato and Merger Sub must have performed or complied in all material respects with all agreements and covenants required by the reorganization agreement to be performed or complied with by them on or prior to the completion of the merger;

  . No material adverse effect on Legato has occurred since the date of the reorganization agreement; and

  . FullTime must receive from each of Legato's affiliates an executed affiliate agreement.

  For purposes of the reorganization agreement and this proxy statement/prospectus, any reference to a "material adverse effect" with respect to any entity or group of entities means any event, change, condition or effect that is materially adverse to the condition, financial or otherwise, properties, assets, liabilities, business, operations or results of operations of the relevant entity and its subsidiaries, taken as a whole. However, none of the following is a "material adverse effect":

  . Changes, events, violations, inaccuracies, circumstances and effects that are caused by conditions affecting the United States economy as a whole or affecting the industry in which the entity completes as a whole, which conditions do not affect the entity in a disproportionate manner;

  . A shortfall in revenues of the entity as a result of delays or cancellations in customer orders, which delays or cancellations result from the announcement and pendency of the merger; or

  . The loss of employees resulting from the announcement and pendency of the merger.

  Legato's and Merger Sub's respective obligations to consummate the merger are subject to the satisfaction or waiver by them of the following conditions before completion of the merger:

  .Each representation and warranty of FullTime contained in the reorganization agreement

    (1) must have been true and correct as of the date of the reorganization agreement and

    (2) must be true and correct on and as of the completion of the merger except:

           (a) in each case, or in the aggregate, as does not constitute a material adverse effect on FullTime,

           (b) for changes contemplated by the reorganization agreement and

           (c) for those representations and warranties that address matters only as of a particular date, which representations and warranties must be true and correct as of that particular date;

  . FullTime must have performed or complied in all material respects with all agreements and covenants required by the reorganization agreement to be performed or complied with by it at or prior to the completion of the merger;

  . No material adverse effect on FullTime has occurred since the date of the reorganization agreement;

  . Legato must receive from each of FullTime's affiliates an executed FullTime affiliate agreement;

  . Mr. Malmstedt and Mr. Symons must have entered into an employment agreement with FullTime;

  .  Mr. Thau must have entered into a separation agreement with Legato;

  .  If requested by Legato, FullTime must have terminated its 401(k) plan;
     and

  . All actions necessary to extinguish and cancel all outstanding rights under the FullTime rights plan or render the FullTime rights inapplicable to the merger must have been taken.

  Closing

  As soon as practicable after the satisfaction or waiver of each of the conditions set forth in the reorganization agreement, or at another time as FullTime and Legato agree, FullTime and Legato will cause the merger to be consummated by filing the certificate of merger, together with the required officers' certificates, with the Secretary of State of the State of Delaware. It is anticipated that, assuming all conditions are met, the merger will be effective on approximately April 19, 1999.

  Amendments, Termination and Waiver

  Amendment. The reorganization agreement may be amended at any time; provided that an amendment made subsequent to adoption of the reorganization agreement by FullTime stockholders may not:

  . Alter the amount or kind of consideration to be received in exchange for the FullTime common stock;

  . Alter any term of the certificate of incorporation of the surviving corporation to be effected by the merger; or

  . Alter any of the terms and conditions of the reorganization agreement if the alteration or change would adversely affect the holders of FullTime common stock.

  Termination. The reorganization agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of the merger by the FullTime stockholders,

  .  By the written mutual consent of Legato and FullTime;

  . By either FullTime or Legato if the merger has not been consummated by May 31, 1999;

  . By either FullTime or Legato if a court of competent jurisdiction or other governmental entity issues a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

  . By either Legato or FullTime, if at the FullTime stockholder meeting, the requisite vote of the stockholders of FullTime in favor of the adoption of the reorganization agreement has not been obtained;

  .  By Legato, if

    (1) the FullTime board of directors has withdrawn or modified its recommendation of the reorganization agreement or the merger;

    (2) the FullTime board of directors fails to reaffirm its unanimous recommendation of the reorganization agreement or the merger within ten (10) business days after Legato requests in writing that the FullTime board recommendation be reaffirmed at any time following the public announcement of another acquisition proposal. Louis Cole, a director of both FullTime and Legato, may abstain from voting on any reaffirmation, recommendation or request;

    (3) the FullTime board of directors has recommended to the FullTime stockholders any transaction which could result in a party other than Legato acquiring 15% or more of the equity or assets of FullTime;

    (4) an entity or person other than Legato or its affiliates commences a tender offer or exchange offer for 15% or more of the outstanding shares of FullTime common stock and the FullTime board of directors has not sent to its security holders pursuant to Rule 14e-2 of the Securities Exchange Act, within ten (10) business days after that tender or exchange offer is first published, sent or given, a statement disclosing that FullTime recommends rejection of that tender or exchange offer; or

    (5) FullTime fails to call and hold the meeting of its stockholders to approve the merger by the date immediately preceding May 31, 1999 and that failure constitutes a material breach of FullTime's obligations regarding the preparation and content of the proxy statement or the timely calling of the FullTime stockholders meeting; or

  . By FullTime or Legato, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the reorganization agreement, which breach

    (1) causes the conditions in the reorganization agreement not to be satisfied, and

    (2) is not cured within twenty business days following notice of the breach.

  Waiver. At any time prior to the completion of the merger any party to the reorganization agreement may, to the extent legally allowed,

  . Extend the time for the performance of any of the obligations or other acts of the other parties to the reorganization agreement;

  . Waive any inaccuracies in the representations and warranties made to such party contained in the reorganization agreement or in any document delivered pursuant hereto; and

  . Waive compliance with any of the agreements or conditions for its benefit contained in the reorganization agreement.

  Fees and Expenses; Break-up Fee

  Except as described below, whether or not the merger is consummated, all fees and expenses incurred in connection with the reorganization agreement and the related transactions will be paid by the party incurring that expense. However, Legato and FullTime will share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of this proxy statement/prospectus, any related preliminary materials, Legato's registration statement on Form S-4, financial statements exhibits and any amendments or supplements to Legato's registration statement.

  FullTime will pay Legato a termination fee of $2,000,000 within one business day after termination of the reorganization agreement by Legato as a result of one of the following events:

  . The FullTime board of directors withdraws or modifies its recommendation of the reorganization agreement or the merger;

  . The FullTime board of directors fails to reaffirm its recommendation of the reorganization agreement or the merger within ten (10) business days after Legato requests in writing that the FullTime board recommendation be reaffirmed at any time following the public announcement of an acquisition proposal;

  . The FullTime board of directors recommends to the FullTime stockholders any transaction which could result in a party other than Legato acquiring 15% or more of the equity or assets of FullTime;

  . An entity or person other than Legato or one of its affiliates commences a tender offer or exchange offer for 15% or more of the outstanding shares of FullTime common stock and the FullTime board of directors shall not have sent to its security holders pursuant to Rule 14e-2 of the Securities Exchange Act within ten (10) business days after that tender or exchange offer is first published, sent or given, a statement disclosing that the FullTime board of directors recommends rejection of that tender or exchange offer; or

  . FullTime fails to call and hold the meeting of its stockholders to approve the merger by the date immediately preceding May 31, 1999 and this failure constitutes a material breach of obligations of FullTime.

  Indemnification and Insurance

  The reorganization agreement provides that Legato will, from and after the completion of the merger, defend and hold harmless each person who is an officer, director or employee of FullTime or any of its subsidiaries in respect of acts or omissions occurring on or prior to the completion of the merger to the extent provided under FullTime's certificate of incorporation, its bylaws in effect on the date of the reorganization agreement and indemnification agreements in effect as of the completion of the merger. This indemnification is subject to any limitation imposed from time to time under the applicable law.

  The reorganization agreement also provides that for a period of six (6) years after the completion of the merger, Legato will use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who were covered by FullTime's directors' and officers' liability insurance policy as of the date of execution of the reorganization agreement on terms substantially similar to those applicable to the current directors and officers of FullTime. In no event, however, will Legato or the surviving corporation be required to spend more than $180,000 in the aggregate for this coverage or the coverage that may be available for $180,000.

  Interests of Certain Persons in the Merger

  In considering the recommendation of the merger by FullTime's board of directors, you should be aware that certain FullTime officers and directors have interests in the merger, including those referred to below, that presented them with potential conflicts of interests. The FullTime board of directors was aware of these potential conflicts and considered them along with the other matters described in "The FullTime Stockholder Meeting--FullTime Board Recommendation" on page 35 and "The Merger and Related Transactions--Reasons for the Merger" on page 42.

  Louis C. Cole, a director of FullTime, is also the President, Chief Executive Officer and Chairman of Legato.

  As of December 31, 1998, directors and executive officers of FullTime and their affiliates beneficially owned an aggregate of 2,254,306 shares of FullTime common stock, including shares of FullTime common stock subject to outstanding stock options exercisable within 60 days of December 31, 1998. Based on the last reported sales price for Legato common stock on March 12, 1999 of $56.625 per share, the aggregate dollar value of the shares of Legato common stock to be received in the merger by FullTime's executive officers and directors and their affiliates is approximately $18.1 million.

  Certain FullTime directors and executive officers have agreed to vote all shares of FullTime common stock under their control in favor of the merger and, in connection with agreements to vote, have executed voting agreements and granted irrevocable proxies to Legato. See "Related Agreements--Voting and Proxy Agreements" on page 62.

  David Malmstedt, the Senior Vice President, Field Sales Operations of FullTime, and George J. Symons, the Vice President, Engineering/Technical Services of FullTime, have entered into employment agreements with FullTime. See "Related Agreements--Employment and Separation Agreements" on page 63.

  Richard G. Thau, the President, Chief Executive Officer and Chairman of the FullTime board of directors, has entered into a separation agreement with Legato. See "Related Agreements--Employment and Separation Agreements" on page 63.

  Under the FullTime 1997 stock option plan, options to purchase FullTime common stock that were granted to non-employee members of the FullTime board of directors after FullTime's initial public offering will become fully exercisable and vested in connection with the merger.

  Under FullTime's 1997 stock option plan, in the event that the employment of an optionee, including a FullTime officer, is involuntarily terminated within twelve (12) months following the completion of the merger, then the exercisability or vesting of each outstanding option held by such optionee will automatically accelerate and each option will become fully vested. The accelerated option will remain exercisable until the earlier of:

  .  The expiration of the option term or

  . The expiration of the one-year period measured from the date of the involuntary termination.

  Involuntary termination is defined in FullTime's 1997 stock option plan to include a termination by FullTime without misconduct or a voluntary resignation by the optionee following:

  . A change in the optionee's position that materially reduces the optionee's level of responsibility,

  . A reduction by more than 15% in the optionee's level of compensation, including base salary, fringe benefits and participation in bonus or incentive programs, or

  . A change in the optionee's place of employment that is more than 50 miles from the optionee's place of employment prior to the change, provided such change or reduction is effected without the optionee's consent.

  The reorganization agreement provides for indemnification and insurance benefits. See "The Agreement and Plan of Reorganization-Indemnification and Insurance" on page 60.

Related Agreements

  Voting and Proxy Agreements

  In connection with the merger, certain FullTime stockholders have entered into voting and proxy agreements. The terms of the voting and proxy agreements provide that:

  . These stockholders may not transfer, sell, exchange, pledge or otherwise dispose of or encumber their shares of FullTime common stock beneficially owned by them, or any new shares of such stock they may acquire, at any time prior to the termination of such agreement unless the transferee of such shares agrees to be bound by the voting and proxy agreement; and

  . These stockholders will vote all shares of FullTime common stock beneficially owned by them in favor of the approval of the reorganization agreement and approval of the merger.

  These voting and proxy agreements include irrevocable proxies whereby the relevant FullTime stockholders provide to Legato the right to vote their shares on the proposals relating to the reorganization agreement and the merger at the meeting of FullTime stockholders to approve the merger. As of December 31, 1998, holders of approximately 20.9% of the shares, including shares that can be acquired upon stock option exercises within 60 days of December 31, 1998, of FullTime common stock entitled to vote at the stockholder meeting have entered into voting and proxy agreements. The voting and proxy agreements terminate on the earlier of (1) the completion of the merger or (2) the termination of the reorganization agreement in accordance with its terms.

  Affiliate Agreements

  In connection with the merger, each member of the FullTime board of directors and the officers and stockholders who are affiliates of FullTime within the meaning of Rule 145 promulgated under the Securities Act, have executed the FullTime affiliate agreement. Accordingly, Legato will be entitled to place appropriate legends on the certificates evidencing any Legato common stock to be received by a FullTime affiliate pursuant to the terms of the reorganization agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Legato common stock, consistent with the terms of the FullTime affiliate agreement. Pursuant to these agreements, these directors, officers and stockholders have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of Legato common stock to be received by them in the merger. Before FullTime and Legato can effect the merger as a pooling-of-interests transactions, each affiliate of FullTime and Legato, as defined in Rule 145 of the Securities Act, must execute and deliver an agreement that the affiliate will not sell or otherwise dispose of Legato common stock or FullTime common stock during:

  .  The thirty (30) day period prior to the completion of the merger; or

  . After the completion of the merger until financial results covering at least thirty (30) days of the combined operations of Legato and FullTime have been published.

  Thereafter, it is expected that affiliates of FullTime and Legato will be able to sell shares of Legato common stock without registration, subject to the limitations of the Securities Act and the rules and regulations of the Commission. These sales restrictions are set forth in the FullTime affiliate agreement and a separate affiliate agreement executed by Legato's affiliates.

  Employment and Separation Agreements

  Employment Agreements. FullTime has entered into employment agreements with each of Messrs. David R. Malmstedt and George J. Symons. The employment agreements are contingent upon the consummation of the merger and will become effective upon completion of the merger. The employment agreements provide that if either employee is terminated for any reason other than cause during the initial one-year term of employment, then Legato will pay the terminated employee his base compensation for a period of 12 months following the termination. During this 12-month period, the terminated employee will also be eligible to participate in the FullTime employee benefit plans to the extent permitted under such plans. If either employee voluntarily terminates his employment or Legato terminates either employee for cause, then that employee will be paid all salary and benefits through the date of termination of employment, but nothing else.

  The employment agreements also provide that if either employee's employment terminates for any reason within one year after the completion of the merger, then for a one-year period following termination, that employee will not, subject to certain exceptions:

  . Participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly relates to FullTime's or Legato's existing business; or

  . Permit the employee's name to be used in connection with a business competitive with FullTime's or Legato's business.

  Additionally, during either employee's employment with FullTime and for one year after termination of such employment, neither employee will, directly or indirectly, solicit or attempt to solicit the employment of any employee of FullTime, Legato or its affiliates or the business of any customer of FullTime, Legato or any of its affiliates in a line of business that is competitive with the FullTime's or Legato's business.

  During their employment with FullTime, Messrs. Malmstedt and Symons will continue to vest in outstanding options to purchase FullTime common stock that will be assumed by Legato in the merger.

  Separation Agreement. Legato has entered into a separation agreement with Mr. Richard G. Thau under which he will receive a specified fee consistent with his compensation in the past year for services during a 12-month period starting at the completion of the merger. The separation agreement is contingent upon the consummation of the merger and will become effective at the completion of the merger. Mr. Thau will also receive an option for 25,000 shares of Legato common stock that vests over the twelve month period starting at the completion of the merger. During this period, Mr. Thau will continue to vest in outstanding options to purchase FullTime common stock that will be assumed by Legato in the merger.

  In the separation agreement, Mr. Thau released Legato and FullTime from claims relating to wrongful termination. In addition, during the twelve month period starting at the completion of the merger, Mr. Thau will not, directly or indirectly;

  . Subject to certain exceptions, participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that now or in the future competes with FullTime's or Legato's business in the United States or in any country specifically identified;

  . Divert or attempt to divert from Legato or FullTime any business that Legato or FullTime enjoyed or solicited from its customers during the twelve month period starting at the completion of the merger; or

  . Encourage or solicit any service provider of Legato or its subsidiaries, including but not limited to employees, consultants or temporary employees or other service providers, to leave the employment of, or terminate their service relationship with, Legato or its subsidiaries for any reason.

  California law may make it difficult to enforce any of the non-competition or non-solicitation provisions contained in Mr. Thau's separation agreement or the employment agreements with Messrs. Malmstedt and Symons.

  Stock Option Agreement

  At the same time they entered into the reorganization agreement, FullTime and Legato entered into a stock option agreement, a copy of which is attached as Appendix C to this proxy statement/prospectus and is incorporated herein by reference. Pursuant to the stock option agreement, FullTime agrees to grant to Legato an irrevocable option to acquire up to a number of shares of the FullTime common stock equal to 19.9% of the issued and outstanding shares of capital stock of

FullTime as of the first date, if any, upon which an "exercise event" occurs, in exchange for $5.73 per share. An "exercise event" occurs when Legato has terminated the reorganization agreement after:

  . The FullTime board of directors has withdrawn or modified its recommendation of the reorganization agreement or the merger;

  . The FullTime board of directors fails to reaffirm its unanimous recommendation of the reorganization agreement or the merger within ten
     (10) business days after Legato requests in writing that this recommendation be reaffirmed at any time following the public announcement of an acquisition proposal. Louis Cole, a director of both FullTime and Legato, may abstain from voting on all these matters;

  . The FullTime board of directors has recommended to the FullTime stockholders any transaction which could result in a party other than Legato acquiring 15% or more of the equity or assets of FullTime;

  . A person or entity other than Legato or one of its affiliates commences a tender offer or exchange offer for 15% or more of the outstanding shares of FullTime common stock and the FullTime board of directors has not sent to its security holders pursuant to Rule 14e-2 within ten (10) business days after the tender or exchange offer is first published, sent or given, a statement disclosing that the FullTime board of directors recommends rejection of the tender or exchange offer; or

  . FullTime fails to call and hold the meeting of it stockholders to approve the merger by the date immediately preceding May 31, 1999 and this failure constitutes a material breach of FullTime's obligations regarding the preparation and content of the proxy statement or the timely calling of the FullTime stockholders meeting.

  In no event will Legato receive more than $1,500,000 in profit as a result of exercise of the option provided for in the stock option agreement.

  The stock option agreement will terminate upon the earliest of:

  .  The completion of the merger;

  . Twelve (12) months following the termination of the reorganization agreement for the reasons which result in an exercise event; or

  . Upon termination of the reorganization agreement for any reason other than those which result in an exercise event.

Regulatory Matters

  Under the Hart-Scott Rodino Act, and the rules promulgated thereunder by the Federal Trade Commission, the merger may not be consummated until:

  . Notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice; and

  .  Specified waiting period requirements have been satisfied.

  Each of Legato and FullTime filed their respective notification and report forms required under the Hart-Scott Rodino Act with the Federal Trade Commission and the Antitrust Division on November 19, 1998. The applicable waiting period under the Hart-Scott Rodino Act was terminated on December 7, 1998. At any time before or after consummation of the merger, the Federal Trade Commission, the Antitrust Division, the state attorneys general or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Legato or FullTime.

  Based on information available to them, Legato and FullTime believe that the merger will not violate federal or state antitrust laws. However, there can be no assurance that a challenge to the consummation of the merger on antitrust grounds will not be made or that, if such a challenge were made, Legato and FullTime would prevail or would not be required to accept additional conditions, possibly including certain divestitures or hold-separate arrangements, in order to consummate the merger.

Certain Federal Income Tax Considerations

  In the opinions of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, the following discussion addresses the material federal income tax considerations relevant to the merger that may be applicable to you. These opinions and the following discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended ("IRS code"), existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Legato, FullTime or you and the other FullTime stockholders.

  You should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular FullTime stockholders that are subject to special rules or that may be important in light of such stockholders' individual circumstances, such as stockholders who:

  .  Are dealers in securities;

  .  Are subject to the alternative minimum tax provisions of the IRS code;

  .  Are foreign persons or entities;

  .  Are financial institutions or insurance companies;

  .  Do not hold their FullTime shares as capital assets;

  . Acquired their shares in connection with the stock option or stock purchase plans or in other compensatory transactions;

  . Hold FullTime common stock as part of an integrated investment (including a "straddle" or "conversion" transaction) comprised of shares of FullTime common stock and one or more other positions; or

  . May hold FullTime common stock subject to the constructive sale provisions of Section 1259 of the IRS code.

  In addition, the following discussion does not address:

  .  Tax consequences of the merger under foreign, state or local tax laws;

  . Tax consequences of transactions effectuated before, after or concurrently with the merger (whether or not any such transactions are undertaken in connection with the merger) including any transaction in which FullTime shares are acquired or Legato shares are disposed of; or

  . Tax consequences to holders of options, warrants or similar rights to acquire FullTime common stock, including the assumption by Legato of outstanding options and subscriptions to acquire FullTime common stock.

  Accordingly, you are urged to consult your own tax advisor as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences of the merger to you.

  Legato and FullTime have received tax opinions (the "Exhibit Tax Opinions") from their respective counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, to the effect that the merger will be treated as a "reorganization" within the meaning of the IRS code. These opinions have been filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. As explained more fully below, these opinions are subject to certain assumptions, limitations and qualifications. In addition, completion of the merger is conditioned on, subject to waiver by Legato or FullTime, receipt by Legato and FullTime of tax opinions (the "Final Tax Opinions") substantially similar to the Exhibit Tax Opinions but based on representations of Legato, FullTime and Merger Sub as of the date of the closing of the Merger. In the event that this opinion requirement is waived as a result of a material change in the tax consequences of the merger from those expressed in this tax consequences section, a revised tax consequences section will be prepared and distributed to FullTime stockholders as part of a revised Joint Proxy Statement/Prospectus for the merger.

  The following material federal income tax consequences will result from the merger constituting a reorganization within the meaning of the IRS code:

  . You should not recognize any gain or loss solely upon your receipt in the merger of Legato common stock in exchange for your FullTime common stock, except to the extent of cash received in lieu of fractional shares of Legato common stock.

  . The aggregate tax basis of the Legato common stock you receive in the merger, including any fractional shares of Legato common stock not actually received, should be the same as the aggregate tax basis of the surrendered FullTime common stock.

  . The holding period of the Legato common stock you receive in the merger should include the period for which the surrendered FullTime common stock was considered to be held, provided that the FullTime common stock so surrendered is held as a capital asset at the time of the merger.

  . Cash payments you receive in lieu of fractional shares of Legato common stock should be treated as if fractional shares of Legato common stock had been issued in the merger and then redeemed by Legato. If you receive cash for fractional shares, you should recognize gain or loss with respect to such payment measured by the difference (if any) between the amount of cash received and the basis in the fractional share.

  . Neither Legato, Merger Sub nor FullTime should recognize gain or loss solely as a result of the merger.

  Although Legato and FullTime have received the Exhibit Tax Opinions and will receive the Final Tax Opinions that the Merger will constitute a reorganization, a recipient of shares of Legato common stock could recognize gain to the extent that those shares were considered to be received in exchange for services or property other than solely FullTime common stock. All or a portion of such a gain may be taxable as ordinary income. You could also have to recognize gain to the extent you were treated as receiving (directly or indirectly) consideration other than Legato common stock in exchange for your FullTime common stock.

  Legato and FullTime will not request a ruling from the Internal Revenue Service ("IRS") in connection with the merger. You should be aware that neither the Exhibit Tax Opinions nor the Final Tax Opinions bind the IRS. The IRS is therefore not precluded from successfully asserting a contrary opinion. In addition, the Exhibit Tax Opinions and Final Tax Opinions are subject to certain assumptions, limitations and qualifications, including the assumptions that:

  . Original documents (including signatures) are authentic, documents submitted to counsel as copies conform to the original documents, and there has been (or will be by the effective time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of such documents;

  . All statements, covenants, representations and warranties in the merger agreement, in the representations received from Legato, Merger Sub and FullTime to support the opinions, and in other documents related to Legato, Merger Sub and FullTime and relied upon by counsel to support the opinions are, in each case, true and accurate. Any such representation or statement made "to the knowledge of" or otherwise similarly qualified is correct without such qualification and all such statements and representations, whether or not qualified, will remain true through the effective time of the merger. In addition, as to all matters in which a person or entity making such a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention, understanding or agreement and such action will not be taken;

  . The Merger will be consummated pursuant to the merger agreement and will be effective under the laws of the state of Delaware;

  . No FullTime stockholder has guaranteed or will guarantee any Fulltime indebtedness outstanding during the period immediately prior to the merger, and at all relevant times, including as of the effective time of the merger, (i) no outstanding indebtedness of FullTime, Legato or Merger Sub has or will represent equity for tax purposes, (ii) no outstanding equity of Legato, FullTime or Merger Sub has or will represent indebtedness for tax purposes, and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire FullTime stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of Section 368(c) of the IRS code;

  . After the Merger, FullTime will hold "substantially all" of its and Merger Sub's properties within the meaning of Section 368(a)(2)(E)(i) of the IRS code and the regulations promulgated thereunder and will continue its historic business or use a significant portion of its historic assets in a business; and

  . Legato, FullTime and Merger Sub will report the merger on their respective U.S. federal income tax returns in a manner consistent with the qualification of the merger as a reorganization.

The truth and accuracy of certain representations made by Legato, its subsidiary and FullTime in certain certificates to be delivered to counsel by the respective management of Legato, its subsidiary and FullTime.

  A successful IRS challenge to the reorganization status of the merger as a result of a failure to meet any of the requirements of a reorganization would result in you recognizing taxable gain or loss with respect to each share of FullTime common stock surrendered equal to the difference between your basis in such share and the fair market value, as of the date the merger is completed, of the Legato common stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Legato common stock so received would equal its fair market value as of the date the merger is completed and the stockholder's holding period for such stock would begin the day after the merger.

Accounting Treatment

  The merger is intended to qualify as a pooling-of-interests for accounting purposes. The merger is conditional on such qualification and on Legato's receipt of a letter from its independent accountant and FullTime's independent accountant related to the treatment of the merger as a pooling-of-interests. Under this accounting treatment, the recorded assets and liabilities and the operating results of both Legato and FullTime are carried forward to the combined operations of the combined company at their recorded amounts. No recognition of goodwill in the combination is required of either party to the merger. To support the treatment of the merger as a pooling-of-interests, the affiliates of Legato and FullTime have entered into agreements imposing certain resale limitations on their stock. See "The Merger and Related Transactions--The Agreement and Plan of Reorganization--Conditions to the Merger" on page 55 and "--Related Agreements--Affiliate Agreements" on page 63.

No Appraisal Rights

  Section 262 of the Delaware General Corporate Law provides appraisal rights to stockholders of Delaware corporations. These rights are sometimes referred to as "dissenters rights." However, Section 262 appraisal rights are not available to stockholders of a corporation, such as FullTime, whose:

  . Securities are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; and

  . Stockholders are not required to accept in exchange for their stock anything other than stock of another corporation listed on a national securities exchange or on an interdealer quotation system by the NASD and cash in lieu of fractional shares.

  Because FullTime's common stock is traded on such a system, the Nasdaq National Market, and because you are being offered stock of Legato, which is also traded on the Nasdaq National Market, and cash in lieu of fraction shares, you will not have appraisal rights with respect to the merger. Delaware corporate law does not provide appraisal rights to stockholders of a corporation, such as Legato, which issues shares in connection with a merger but is not itself a constituent corporation in the merger.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma combined condensed consolidated financial statements give effect to the proposed merger between Legato and FullTime accounted for on a pooling-of-interests basis and are based on each company's respective historical consolidated financial statements and notes thereto. The pro forma combined condensed statements of operations assume the merger occurred at the beginning of the earliest year presented.

  The financial position and results of operations of Legato for the years ended December 31, 1996, 1997 and 1998 have been derived from Legato's historical financial statements. FullTime has historically reported its operating results on the basis of a fiscal year ended June 30. The financial position and results of operations of FullTime for the twelve months ended December 31, 1998 are unaudited. The results of operations of FullTime for the years ended June 30, 1997 and 1998 have been derived from FullTime's historical audited consolidated financial statements. The pro forma financial statements should be read in conjunction with the accompanying notes thereto and with the historical financial statements and related notes thereto.

  Legato and FullTime estimate that they will incur direct transaction costs of approximately $2,500,000 associated with the merger, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. These nonrecurring transaction costs will be charged to operations upon consummation of the merger. It is expected that following the merger, Legato and FullTime will incur an additional significant charge to operations, which is not currently reasonably estimable, to reflect costs associated with integrating the two companies. This additional significant charge has not been reflected in the pro forma combined condensed balance sheet or the pro forma combined condensed statements of operations. There can be no assurance that Legato and FullTime will not incur additional charges to reflect costs associated with the merger or that management will be successful in its efforts to integrate the operations of the two companies.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position.

                              LEGATO SYSTEMS, INC.
                          AND FULLTIME SOFTWARE, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               December 31, 1998
                             (amounts in thousands)

                                Legato        FullTime     Pro Forma   Pro Forma
                             Systems, Inc. Software, Inc. Adjustments  Combined
                             ------------- -------------- -----------  ---------
ASSETS
Current assets:
 Cash and cash equivalents..   $ 81,128       $  2,049                 $ 83,177
 Short-term investments.....     28,472          5,300                   33,772
 Accounts receivable, net...     36,787          3,195                   39,982
 Other current assets.......      5,034          1,025                    6,059
 Deferred tax asset.........      6,012             --      $6,978(5)    12,990
                               --------       --------      ------     --------
  Total current assets......    157,433         11,569       6,978      175,980
Long-term investments.......      9,023             --                    9,023
Property and equipment,
 net........................     17,630          3,489                   21,119
Intangible assets, net......      2,243             --                    2,243
Other assets................        536             --                      536
                               --------       --------      ------     --------
  Total assets..............   $186,865       $ 15,058      $6,978     $208,901
                               ========       ========      ======     ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable, accrued
  liabilities and current
  portion of long-term
  obligations...............   $ 22,226       $  4,244      $2,500(4)  $ 28,970
 Deferred revenues..........     19,651          2,228                   21,879
                               --------       --------      ------     --------
  Total current
   liabilities..............     41,877          6,472       2,500       50,849
Deferred tax liability......        523             --                      523
Stockholders' equity:
 Capital stock..............     89,775         25,390          --      115,165
 Retained earnings
  (accumulated deficit).....     54,690        (16,804)      4,478       42,364
                               --------       --------      ------     --------
  Total stockholders'
   equity...................    144,465          8,586       4,478      157,529
                               --------       --------      ------     --------
   Total liabilities and
    stockholders' equity....   $186,865       $ 15,058      $6,978     $208,901
                               ========       ========      ======     ========


    See notes to unaudited proforma combined condensed financial statements.

                              LEGATO SYSTEMS, INC.
                          AND FULLTIME SOFTWARE, INC.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                (amounts in thousands, except per share amounts)

                       Legato Systems, Inc.     FullTime Software, Inc.      Pro Forma Adjustments
                     ------------------------ ----------------------------- -------------------------------
                                                                  Twelve
                            Year Ended          Year Ended     Months Ended       Year Ended
                           December 31,          June 30,      December 31,      December 31,
                     ------------------------ ---------------  ------------ -------------------------------
                      1996    1997     1998    1997    1998        1998      1996        1997        1998
                     ------- ------- -------- ------- -------  ------------ -------     -------     -------
 Revenues:
 Product..........   $46,500 $66,356 $110,477 $27,204 $24,061    $ 18,656
 Service and
  support.........    10,274  17,529   32,701   4,942   5,954       6,073
                     ------- ------- -------- ------- -------    --------   -------     -------     -------
  Total revenues..    56,774  83,885  143,178  32,146  30,015      24,729         0           0           0
 Cost of revenues:
 Product .........     2,087   2,888    4,299  11,027   6,734       5,397
 Service and
  support.........     3,478   6,811   12,901   1,871   2,103       2,196
                     ------- ------- -------- ------- -------    --------   -------     -------     -------
  Total cost of
   revenues.......     5,565   9,699   17,200  12,898   8,837       7,593         0           0           0
                     ------- ------- -------- ------- -------    --------   -------     -------     -------
 Gross profit.....    51,209  74,186  125,978  19,248  21,178      17,136         0           0           0
 Operating
  expenses:
 Research and
  development.....     9,517  14,753   21,784   2,272   3,823       3,861
 Sales and
  marketing.......    18,130  29,289   51,664  11,280  19,878      20,353
 General and
  administrative..     7,002   7,981   10,771   2,878   4,724       5,103
 Amortization of
  intangibles.....     1,097   1,117    1,118       0       0           0
 In-process
  research and
  development.....     1,849       0        0       0       0           0
 Merger expenses..         0       0      645     595       0           0
                     ------- ------- -------- ------- -------    --------   -------     -------     -------
  Total operating
   expenses.......    37,595  53,140   85,982  17,025  28,425      29,317         0           0           0
                     ------- ------- -------- ------- -------    --------   -------     -------     -------
 Income (loss)
  from
  operations......    13,614  21,046   39,996   2,223  (7,247)    (12,181)        0           0           0
 Other income,
  net.............     1,812   2,162    4,221     890     803         578         0
                     ------- ------- -------- ------- -------    --------   -------     -------     -------
 Income before
  provision for
  income taxes....    15.426  23,208   44,217   3,113  (6,444)    (11,603)        0           0           0
 Provision for
  income taxes....     6,504   9,196   16,509     406       0          40   $   839 (5)  (2,578)(5) $(4,681)(5)
                     ------- ------- -------- ------- -------    --------   -------     -------     -------
 Net income.......   $ 8,922 $14,012 $ 27,708 $ 2,707 $(6,444)   $(11,643)  $  (839)    $ 2,578     $ 4,681
                     ======= ======= ======== ======= =======    ========   =======     =======     =======
 Net income per
  share--basic....   $  0.27 $  0.40 $   0.75 $  0.41 $ (0.62)   $  (1.11)
                     ======= ======= ======== ======= =======    ========
 Net income per
  share--diluted..   $  0.24 $  0.37 $   0.69 $  0.29 $ (0.62)   $  (1.11)
                     ======= ======= ======== ======= =======    ========
 Shares used in
  per share
  calculations--
  basic...........    33,348  35,070   36,894   6,620  10,336      10,534    (5,680)(2)  (8,868)(2)  (9,038)(2)
                     ======= ======= ======== ======= =======    ========   =======     =======     =======
 Shares used in
  per share
  calculations--
  diluted.........    37,793  37,976   40,005   9,312  10,336      10,534    (7,990)(2)  (8,840)(2)  (8,993)(2)
                     ======= ======= ======== ======= =======    ========   =======     =======     =======
                        Pro Forma Combined
                     ------------------------
                            Year Ended
                           December 31,
                     ------------------------
                      1996    1997     1998
                     ------- ------- --------
 Revenues:
 Product..........   $73,704 $90,417 $129,133
 Service and
  support.........    15,216  23,483   38,774
                     ------- ------- --------
  Total revenues..    88,920 113,900  167,907
 Cost of revenues:
 Product .........    13,114   9,622    9,696
 Service and
  support.........     5,349   8,914   15,097
                     ------- ------- --------
  Total cost of
   revenues.......    18,463  18,536   24,793
                     ------- ------- --------
 Gross profit.....    70,457  95,364  143,114
 Operating
  expenses:
 Research and
  development.....    11,789  18,576   25,645
 Sales and
  marketing.......    29,410  49,167   72,017
 General and
  administrative..     9,880  12,705   15,874
 Amortization of
  intangibles.....     1,097   1,117    1,118
 In-process
  research and
  development.....     1,849       0        0
 Merger expenses..       595       0      645
                     ------- ------- --------
  Total operating
   expenses.......    54,620  81,565  115,299
                     ------- ------- --------
 Income (loss)
  from
  operations......    15,837  13,799   27,815
 Other income,
  net.............     2,702   2,965    4,799
                     ------- ------- --------
 Income before
  provision for
  income taxes....    18,539  16,764   32,614
 Provision for
  income taxes....     7,749   6,618   11,868
                     ------- ------- --------
 Net income.......   $10,790 $10,146 $ 20,746
                     ======= ======= ========
 Net income per
  share--basic....   $  0.31 $  0.28 $   0.54
                     ======= ======= ========
 Net income per
  share--diluted..   $  0.28 $  0.26 $   0.50
                     ======= ======= ========
 Shares used in
  per share
  calculations--
  basic...........    34,288  36,538   38,390
                     ======= ======= ========
 Shares used in
  per share
  calculations--
  diluted.........    39,115  39,472   41,546
                     ======= ======= ========


   See notes to unaudited pro forma combined condensed financial statements.

                            LEGATO SYSTEMS, INC. AND
                            FULLTIME SOFTWARE, INC.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The pro forma combined condensed financial statements combine the financial position of Legato and FullTime at December 31, 1998 and the results of Legato's and FullTime's operations for the year ended December 31, 1998 and the twelve months ended December 31, 1998, respectively, the year ended December 31, 1997 and the year ended June 30, 1998, respectively, and the year ended December 31, 1996 and the year ended June 30, 1997. FullTime's results of operations for the six months ended June 30, 1998 are included in the pro forma combined results of operations for both the years ended December 31, 1998 and 1997. FullTime's revenues and net loss for the six months ended June 30, 1998 were approximately $12.5 million and $5.8 million, respectively. Upon consummation of the Merger, actual periods combined may differ from those included in the pro forma combined condensed financial statements.

2. UNAUDITED PRO FORMA COMBINED NET INCOME PER SHARE

  The unaudited pro forma combined net income per share is based on the combined weighted average number of common and common equivalent shares of Legato and FullTime common stock for each period. FullTime's weighted average common equivalent shares are based upon the share exchange ratio of 0.1420 shares of Legato common stock. The assumed share exchange ratio of 0.1420 shares is calculated based on the number of shares of FullTime common stock and options to purchase FullTime common stock outstanding as of December 31, 1998. (See Note 3). In computing pro forma diluted earnings per share for 1998 and 1997, however, dilutive common stock equivalent shares, which were excluded from the calculation of FullTime's net loss per share, were included in the pro forma combined net income per share as their impact would have been dilutive.

3. PRO FORMA UNAUDITED COMBINED SHARES OUTSTANDING

  These unaudited pro forma combined condensed financial statements reflect the issuance of 1,721,000 shares of Legato common stock in exchange for an aggregate of 12,119,609 shares of FullTime common stock, based on the outstanding FullTime common stock and potential common shares as of December 31, 1998.

  The following table details the pro forma share issuance in connection with the Merger:

   FullTime common stock outstanding and potential common shares as of December 31, 1998....................................... 12,119,609
   Assumed Exchange Rate..........................................     0.1420
                                                                   ----------
   Number of shares of Legato common stock exchanged for FullTime common stock..................................................  1,721,000
   Total number of shares of Legato common stock as of December
    31, 1998...................................................... 37,627,121
                                                                   ----------
   Number of Legato common shares outstanding after completion of the Merger.................................................... 39,348,121
                                                                   ==========

                            LEGATO SYSTEMS, INC. AND
                            FULLTIME SOFTWARE, INC.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                 CONDENSED FINANCIAL STATEMENTS -- (Continued)


4. TRANSACTION COSTS AND MERGER RELATED EXPENSES

  Legato and FullTime estimate they will incur direct transaction costs of approximately $2,500,000 associated with the merger, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. These nonrecurring transaction costs will be charged to operations upon consummation of the merger.

  Legato and FullTime also expect that following the merger, FullTime and Legato will incur an additional significant charge to operations, which is not currently reasonably estimable, to reflect costs associated with integrating the two companies. This additional significant charge has not been reflected in the pro forma combined condensed balance sheet or the pro forma combined condensed statements of operations. There can be no assurance that Legato and FullTime will not incur additional charges to reflect costs associated with the merger or that management will be successful in its efforts to integrate the operations of the two companies.

  The unaudited pro forma combined condensed balance sheet gives effect to estimated direct transaction costs as if such costs and expenses had been incurred as of December 31, 1998. These costs and expenses are assumed to be nondeductible for income tax purposes. These costs and expenses are not reflected in the unaudited pro forma combined condensed statements of operations.

5. PRO FORMA ADJUSTMENTS

  FullTime has previously provided a valuation allowance for its net deferred tax assets related primarily to loss carryforwards generated in periods since inception until 1995 and in its fiscal 1999. Legato has determined that estimated combined taxable income is sufficient to conclude that such net deferred tax assets would be realized. The extent to which the loss carryforwards can be used to offset future taxable income may be limited, depending on the extent of ownership changes resulting from this business combination. Accordingly, a pro forma adjustment has been made to eliminate the valuation allowance during FullTime's year ended June 30, 1995. As this period is not included in the pro forma combined condensed statement of operations, it only impacts the combined condensed balance sheet as of June 30, 1998.

  In addition, pro forma adjustments have been made to eliminate the benefit of recognition of the net operating loss carryforward in the pro forma combined condensed financial statements by increasing (decreasing) income tax expense by $839,000, $(2,578,000) and $(4,681,000) for the years ended June 30, 1997, June
30, 1998 and the twelve-month period ended December 31, 1998, respectively, using the statutory tax rate.

                              BUSINESS OF FULLTIME

Overview

  In July 1998, Qualix Group, Inc. commenced doing business as FullTime Software, Inc. FullTime is a leading provider of software which protects the availability of software applications and information running on UNIX and Windows NT-based computer systems in a distributed computing environment. FullTime's products are designed to ensure that software applications and data are available whenever computer users need them, eliminating disruptions of computer service due to computer hardware or software malfunctions. FullTime's availability solutions are designed to minimize the impact of computing events on the efficiency and availability of critical applications such as financial systems, order entry, manufacturing and web-based sales applications. The efficiency and overall availability of a software application can be impacted by both unplanned and planned computing events:

  . Unplanned events include a wide range of software, hardware or computer network malfunctions. These events include having a machine fail, having a power outage or having a software failure. Unplanned events result in costly disruptions to computer services and happen unexpectedly with little warning.

  . Planned events are events where a company's computer administrators intentionally shut down the company's computer systems or software applications during computer system maintenance. These events include activities such as upgrading software or maintaining computer hardware. Planned events have traditionally resulted in a company having to stop the computer system, temporarily impacting the ability to continue business operations.

  FullTime's software provides the capabilities to avoid the computer downtime associated with both unplanned and planned events, making computers and their software applications more dependable. FullTime's availability software products work with both packaged software applications, such as SAP, Lotus Notes and Microsoft Exchange, and proprietary software applications that have been developed internally by companies. FullTime also protects the availability of the data associated with these software applications.

  Until recently, FullTime sold software solutions designed to protect computer systems only from unplanned events. Sales of these software solutions were targeted at an individual corporate department customer level. In July 1998, FullTime expanded its strategic focus and introduced its family of FullTime software products and solutions which are designed to protect computer systems from interuptions due to both unplanned and planned computing events. This broader family of service level availability software solutions incorporates the baseline high availability software solutions for unplanned events which FullTime continues to sell separately. In connection with this product expansion, in July 1998, Qualix commenced doing business as FullTime Software, Inc.

  FullTime believes that its FullTime family of software products solve a much broader market problem than traditional high availability products which focused solely on unplanned events. This offers a potential opportunity for FullTime to dramatically expand the size of its market and to target entire corporate enterprises, as well as individual departmental customers. A key element of FullTime's strategy is to sell FullTime products and solutions to strategic buyers such as chief

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

information officers, heads of information technology and others responsible for maintaining service level agreements between information technology and line-of-business organizations. Service level agreements are contracts for information technology services between information technology executives and the managers of divisions or groups within a corporation. These service level agreements stipulate the level of availability and service that business managers expect from their software applications, which are often managed by centralized information technology organizations. Increasingly, service level agreements are becoming the basis on which companies measure their information technology performance, and form the yardstick by which information technology executives are rewarded. FullTime's service level availabilty software products and solutions and FullTime's baseline products for high availability are described in greater detail below. To date, FullTime's broader service level availability products and solutions have not generated significant revenues. This result is due primarily to two sets of factors. First is the significant amount of time and effort spent by FullTime's sales force in familiarizing itself with the new products and introducting these products to the market and the longer sales cycle for products marketed at the enterprise-level. Second is the loss of sales and marketing momentum and customer delay or lost sales due to the announcement and pendency of the proposed merger with Legato.

  FullTime's service level availability products and services, which protect against both unplanned and planned computing events are based on internally-developed technology including:

  . Data and software application monitoring, which tells a company when something is wrong with a software application or its data;

  . System hardware and software monitoring, which tells a company when the computer itself has a problem; and

  . Support for managing and monitoring the disks on which data is stored, which tells a company if there is a problem with electronically stored information.

  In April 1998 FullTime exclusively licensed technology which further enhanced its capabilities by providing:

  . A reliable messaging system, which ensures that every message a computer sends to another computer is received correctly and timely;

  . A distributed database, which enables information to be constantly synchronized across different computers. This is important when there are multiple computer systems, in different locations, and each computer system must constantly know what is happening on each other computer system. The new database, in conjunction with the reliable messaging system, enables these dispersed computers to be continuously aware of the actions of other computers, and to respond appropriately; and

  . An event management and rules engine, which acts as a "watchdog" over software applications, computer systems or computer networks. This engine watches for things to happen in systems, such as a slowdown in performance, and informs a company when that event occurs. The event management and ruler engine then tells the other systems in the network how to adapt their workload so that the slow-down in processing on one machine does not impact users' abilities to get information.

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

  The variety of computing events, both unplanned and planned, that can impact service levels and availability are illustrated below.

                             [GRAPHIC APPEARS HERE]
             Table Depicting FullTime's Service Level Availability

Industry Background

  Historically, large organizations have depended upon centralized computing environments, where large computers processed business software applications and stored computer data in a single place. Given the importance of these software applications, systems management software evolved to ensure the availability, performance and integrity of these centralized computing systems. Functions addressed by systems management software included reducing downtime on these computers in the event of system failure, ensuring that the system was secure and protected against data loss.

  In recent years, distributed computing, also known as client/server computing, has been increasingly adopted by many businesses for their enterprise computing needs. In a distributed computing environment, multiple computers are linked together via a network, and are able to share their processing power to run software applications and databases, as well as to share computer data. These environments run computers using the UNIX operating system, and increasingly the Windows NT operating system. Distributed computing is being used for a growing number of business-critical software applications, or software applications which have to stay up for a business to continue operations. Examples of these applications include electronic funds transfer and teller systems for a bank, order entry for consumer product companies and billing and payroll for virtually any business.

  In today's global business world, there are no "off-hours," so it is important that computers and their software applications are always available. The Internet has increased this need for constantly available systems, since users access the Internet 24 hours a day, 7 days-a-week. Consequently, around-the-clock computer system availability has become imperative for global businesses. But managing availability across multiple computer systems that are geographically distributed is much

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

more difficult than in the days of centralized computing. Yet these systems are critical for employees to do their work or for customers to do business with a company. Consequently, the availability of software applications and data has become the focus of service level agreements between a company's users and its information technology departments. These service level agreements stipulate the service efficiency and percent of time they expect computer systems and their software applications to be available. Information technology executives are actively seeking tools which can help them to automatically and proactively enforce the metrics specified in these service level agreements. These tools would help to ensure that critical software applications and information are available when and where users require it.

  In an around-the-clock business world, the practice of taking systems down for maintenance, tuning, upgrades and changes is no longer acceptable. Addressing the requirements of maintaining availability during planned downtime is a more challenging technical problem than recovery from unplanned system failure due to a much greater number of variables that must be managed. The FullTime products are designed to ensure consistent availability during planned maintenance and other day-to-day operational activity, as well as in the case of computer malfunction. As a result, FullTime products provide an expanded level of availability to meet the needs of global organizations. This requires an innovative approach to managing availability of systems, and FullTime believes the FullTime Adaptive Architecture, based on the technology FullTime exclusively licensed in April 1998, represents the class of solution required to successfully deliver this new level of availability. The FullTime Adaptive Architecture is believed to be the first software solution that lets networked computers work together cooperatively. When something happens, unplanned or planned, to one of the computers which might impact its ability to continue to process effectively, FullTime's Adaptive Architecture changes, or adapts, the work of the other computers so that they can take over the processing work of the computer having problems. Companies can tell FullTime's software how they want the processing to adapt, based on the priority of different applications to their business. For example, a company might tell FullTime's software that its order entry application and billing application always have the highest priority, while email has lower priority. If Computer A, responsible for order entry, has performance problems, FullTime's software would find another healthy computer, Computer B. Fulltime's software would then move email off of Computer B and move order entry to this healthy computer, so that order entry remained optimally available. When Computer A's problems are solved, FullTime's software would move order entry back to Computer A and move email back to Computer B.

  FullTime divides systems management software for distributed computing systems into three categories, with FullTime's products focused on the last category, reliability:

  . operations management software automates the day-to-day computing operating tasks that were previously performed by system administrators in the days of centralized computing;

  . resource and applications management software addresses the management of the way computers process software applications and data, and manages the profiles and resources allocated to specific users, such as a user's password, which systems they can access and which systems they cannot access; and

  . reliability management software addresses a computer system's need to ensure that computer servers, data and software applications are constantly available and secure.

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

These categories are illustrated below:

Systems Management Software

                       Resource/Applications     Reliability Management
Operations Management  Management                (Becoming service level availability)
---------------------  ---------------------     -------------------------------------
Monitor                Manage critical resources .  Enforce service level agreements system
components
 .Event                 .Database administration  .  Eliminate requirements for planned
management             .User administration         downtime events
                                                 .  Proactive protection from unplanned
                                                    downtime events
                                                 .  Traditional reactive high availability for
                                                    unplanned downtime events

Traditional reliability software solutions focused specifically on reactively managing unplanned downtime events or failures. However, in today's global market the requirements for reliability of services are rapidly expanding. Today, data and software applications must remain available during the variety of planned as well as unplanned computing events.

  FullTime believes that companies are increasingly focused on the need for software to protect the service efficiency and availability of the software applications critical to their business operations. By ensuring that systems are meeting or exceeding the required levels for service and availability, FullTime software provides users with access to the computer power, data and software applications they need, when and where they need them. FullTime software solutions also enable information technology organizations to tune, maintain and upgrade applications and systems in a non-interruptive and continuous fashion. In this way, companies can ensure that their computer resources are optimized at all times to meet the needs of their businesses, without the disruptions caused by traditional planned computer downtime.

  Service Level Availability. As organizations migrate or consider migrating critical applications to distributed computing environments, they need the tools to make sure that these applications are fully operational around-the-clock. However, traditional tools which offer protection from computer system failures do not address planned downtime for maintenance that consumes more customer time, effort and expense than unplanned downtime. Examples of planned downtime are systems maintenance, hardware and software upgrades, changes to network or computer configurations, tuning computer systems to optimize their processing power and changing software applications to process the way the business runs.

  Traditional High Availability. Computer system failures can result in lost revenues or damaged customer relations when computer applications are not available. Although large-scale, fault-tolerant hardware systems can be used to ensure systems operate continuously, such solutions are expensive and are not designed to work with different hardware and software components. As a result, there is a significant need for high availability software that works with existing systems to prevent computer systems and software applications from going down due to malfunction, human error, sabotage or natural disasters.

  Given these trends, FullTime believes that the need for availability software will grow as more critical software applications are deployed on distributed systems and as applications typically found

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

on UNIX and Windows NT-based servers, such as e-mail, intranet applications and Internet access, are increasingly considered critical to business operations. In particular, FullTime believes the need for administering and protecting service level agreements and their contractual requirements will be an important stimulus to market growth.

FullTime Technologies and Products

  FullTime's software solutions have a number of key attributes:

  . They are based on advanced technologies that are designed to be used either independently or can be integrated with other computer system management products. This allows companies to easily deploy solutions containing FullTime's software products and products from other vendors that work together and can be managed as a single entity;

  . They are designed to work with popular hardware and software platforms, including computers from Sun Microsystems, Hewlett Packard, IBM and Digital Equipment, as well as Intel-based systems. Operating system software from these vendors, as well as Microsoft, are also supported. Computers from different vendors can be managed by the FullTime solutions, eliminating the need for different management systems for these different computers;

  . They are scaleable, meaning the same software works on small or large machines, so as a company needs larger or more systems, FullTime's software can easily provide the same functionality across a broad range of computers; and

  . They are designed to be installed quickly and easily without impacting the availability or operation of critical software applications or computer systems.

  FullTime Adaptive Architecture

  The FullTime Adaptive Architecture provides a variety of advanced technologies, integrated together to manage availability of dispersed computers and their software applications. These technology components include:

  . An event engine that functions as a "watchdog" over the computer and its processing. The event engine watches for things to happen to the computer or its software that can impact the performance and availability of the computer system. An event in a software application, database, computer or computer network that is potentially detrimental is immediately reported to FullTime's event engine, and then passed on to the rules engine for action;

  . A rules engine that contains a number of event/action scenarios that tell FullTime's software how to respond to reported events in a company's computers. For example, in the case of a computer malfunction, an event would be reported to FullTime's event engine. This would result in the rule associated with this specific event being initiated. FullTime's rules engine then manages the computer network in the most appropriate fashion based on this rule. FullTime's rules engine can be easily programmed by an information technology staff, so that the rules accurately reflect the way a business wants its computers to respond in the event of malfunctions;

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

  . A reliable messaging infrastructure which makes sure that any communication within the network is received and heard by all computers. This is important for companies as it changes the way the computers are working in case of a computer or software problem. All computers on a company's computer network need to be aware of any action being taken by FullTime's software, and how these actions change the processing of the other computer systems in their network, so that all of the company's computers continue to process in a cooperative fashion. If one computer system misses a change in the overall processing configuration, it can result in disruption of service across the company's computer network;

  . Published instructions on how other computer programs can interact with FullTime's software, allowing FullTime's software to work with other popular systems management applications, sharing information and working as part of a complete corporate-wide management solution; and

  . An intuitive user interface that lets information technology staff quickly and easily define how they want FullTime's software to watch over their computers, and the responses they want in case of problems.

                             [GRAPHIC APPEARS HERE]
              Table Illustrating FullTime's Adaptive Architecture

  Service Level Availability Software Products and Solutions

  In July 1998, FullTime introduced a comprehensive set of products and solutions, based on the FullTime Adaptive Architecture, focused on optimizing computer availability and management of service level agreements for information technology staff. FullTime's services, including support, consulting and training, are generally priced separately. FullTime generally charges its customers according to the number and types of computers on a company's computer network, as well as other factors, and typically charges extra for support and consulting services. FullTime's current or planned availability products and solutions are categorized as follows:

                                                Operating System  Date of First or
 Product             Description                Platform          Planned Release
 -------             -----------                ----------------  ----------------
 FullTime Products
 -----------------
 FullTime Cluster    Service level              Windows NT, Sun   July 1998 through
                     availability software      Solaris HP-UX and December 1998
                     for Windows NT and UNIX    IBM AIX
                     Environments. Clustering
                     technology provides
                     scalability for up to
                     one hundred servers.
 FullTime Data       Efficient real-time data   Windows NT, Sun   July 1998 through
                     replication                Solaris HP-UX and December 1998
                                                IBM AIX
 FullTime Solutions
 ------------------
 FullTime Enterprise FullTime Cluster and       Windows NT, Sun   July 1998 through
                     FullTime Data and          Solaris HP-UX and December 1998
                     software developers kit    IBM AIX
                     for customization of
                     rules and events
 FullTime Department FullTime Cluster and       Windows NT, Sun   July 1998 through
                     FullTime Data pre-         Solaris HP-UX and December 1998
                     packaged to work with      IBM AIX
                     popular workgroup
                     applications

  FullTime Cluster. FullTime Cluster lets computers work together in a cooperative fashion, leveraging each other's resources in the case of a problem to make sure that critical software applications are always available. It supports up to one hundred separate computers in a cluster, uniting computers into cooperative groups. By creating these cooperative groups from currently in-use systems, FullTime Cluster eliminates the need for expensive extra computers or dedicated alternate computers to ensure computer and software application availability. FullTime Cluster enables clusters to include systems from different vendors, grouping and managing computers running on Windows NT and UNIX operating systems from a single management interface. FullTime Cluster supports dynamic load balancing, or movement of workloads from one computer to another, to proactively maintain performance at optimum levels while directing computing resources to their best use.

  FullTime Data. FullTime Data replicates, or copies, information in real time, as it is created, to make sure data is not lost. FullTime Data can be used for exchanging data between different software applications, or to synchronize data across different computer systems, as well as for disaster recovery. It can replicate data between two systems, between one system and multiple systems, or between multiple systems in a networked computer environment.

  FullTime Enterprise. FullTime Enterprise is a packaged solution that can be customized to fit individual information technology requirements. It is designed to offer the flexibility to meet the needs of departmental or enterprise-wide software applications. FullTime Enterprise includes FullTime Cluster, FullTime Data and a software developer's kit which makes it easy to customize it to meet individual needs.

  Baseline Products for High Availability

  FullTime plans to continue to market and sell its baseline high availability line of products that focus on traditional unplanned system failures. FullTime's services for these products, including customer support, consulting and training, are generally priced separately. Prices vary according to number and type of computers as well as other factors and exclude support and consulting services. FullTime's baseline products and solutions can be categorized as follows:

                                       Operating System
 Product Description                   Platform         Date of First Release
 ------- -----------                   ---------------- ---------------------
 HA+     High availability software      Sun Solaris        October 1996
         for UNIX environments.          HP-UX 10.0
         Clustering Technology           IBM AIX
         provides scalability for up
         to sixteen servers.
 Octopus Data replication and            Windows NT         October 1995
         automatic switch-over for
         Windows NT Servers.

  HA+. HA+ is an availability software product that enables computer to failover, or pass all of their workload to another dedicated computer system, in the event of a computer malfunction. HA+ also manages the recovery, or movement back to the original processor, of workloads after a failover has occurred. HA+ works on computers using the UNIX operating system. HA+ is designed to monitor and support a variety of UNIX-based operating systems, hardware platforms, disk configurations, networks, software applications and databases. HA+ includes FullTime's proprietary clustering technology.

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

  The clustering technology that HA+ uses allows multiple computers to work together to provide failover and recovery of applications in the event of a system failure. If a computer goes down, or for any reason stops providing service to an application, HA+ uses an intelligent decision-making process to promptly "elect" another computer to carry on service. Using this election process, HA+ can determine which computer has the highest priority and should begin providing the service in place of the primary computer. In addition, HA+ can provide load balancing to ensure that all computers in the clustered network share workloads in the most efficient manner.

  HA+ can be set up to provide the degree of computer system availability that best suits a company's unique needs. The software is easily installed and does not change the existing core operating system, which has been an issue with other competitive solutions. System administrators simply describe possible failure scenarios and establish the desired failover procedures for individual applications as part of the initial set up.

  HA+ consists of three components:

  . HA+ Cluster Management Software provides the functions needed to maintain communications between computers as well as monitor computer resources and applications. This technology is scalable, providing the enterprise the ability to start small and add on components or computers as needs increase, without changing the original product.

  . HA+ Environment is designed to facilitate easy installation, as well as to monitor critical system-level resources to assure "end-to-end" availability of all critical components in a computer network cluster.

  . HA+ modules allow HA+ to provide monitoring and failover/recovery management for individual computer software applications in addition to protecting the computer itself. HA+ modules allow FullTime to tailor its solutions for specific computer software applications and allow FullTime to engage in co-marketing programs with strategic partners. FullTime currently ships HA+ modules for databases from Oracle, Sybase, Informix and CA-Ingres. FullTime also ships HA+ modules that support Tivoli's and Netscape's system management solutions. FullTime is currently working with other companies and products to create additional modules that allow HA+ to be tailored to specific market needs.

  Octopus. The Octopus software solution is a data protection and a computer system availability package for Windows NT-based computers and software applications. This product was awarded Byte Magazine's Best Utility award at Comdex 1996. If a malfunction occurs in a company's primary system, the company's alternate system can automatically assume the role of the failed systems so users can continue to access their data and applications. Similar to HA+ for UNIX, the goal of Octopus is to provide continuous up-time for Windows NT-based computers and data.

FullTime's Organization in Support of Revenue

  Customer Support

  FullTime believes that a high level of customer service is required to successfully sell reliability products for distributed computing systems. Accordingly, an essential part of FullTime's business is providing comprehensive maintenance, technical support, consulting and training services for its customers. Most of FullTime's customers have support and maintenance agreements with FullTime that are typically for 12 month increments.

  As of December 31, 1998, FullTime's Technical Services Group consisted of 16 people, which FullTime supplements with outside consultants for some support requirements. These consultants are on-site and provide service at comparable levels to a FullTime employee. The Technical Services Group provides the following services:

  Maintenance and Technical Support. FullTime offers two levels of support packages:

  .  Support during normal business hours; and

  .  Twenty-four hour, seven day support.

Both levels of support include e-mail and fax support and provide new software releases. Prices for maintenance and technical support, which is mandatory for the first year for most of FullTime's products, typically range from 12% to 30% of the price of the product.

  Consulting. FullTime's Professional Services Group is responsible for on-site consulting as well as development work done for specific customers. Consulting services include implementation planning, project management, project customization and upgrade management. Consulting services are generally performed on a daily fee-basis or by project. These consulting services are used to leverage FullTime's products so they can be better implemented at customers' sites. A majority of FullTime's new high availability customers purchase FullTime's consulting services. FullTime believes that market acceptance of its FullTime products and solutions will increase consulting activity.

  Training. FullTime offers comprehensive training classes to its customers, distributors, systems integrators and value-added resellers both on-site and at FullTime's headquarters. The training program includes instruction in the installation, customization and optimization of FullTime's products on their specific environment.

Sales and Marketing

  FullTime is targeting customers within both public and private sector organizations that have deployed or are deploying distributed computing systems. Typical target customers are large and medium-sized companies that have their critical applications running on UNIX or Windows NT-based computers. FullTime's customers are in a variety of industries, including telecommunications, finance, manufacturing and energy. FullTime markets its software and services to Fortune 2000 accounts primarily through its field sales organization complemented by other sales channels, including systems integrators, original equipment manufacturers, value added resellers and international distributors.

  Field Sales. As of December 31, 1998, FullTime's field sales force consisted of 65 personnel, including 41 sales representatives and 24 sales engineers that provide technical sales assistance. At December 31, 1997, FullTime's field sales force was comprised of 86 personnel, including 57 sales representatives and 29 sales engineers. FullTime currently has 21 sales offices, most of which are staffed with both sales and technical pre-sales personnel. FullTime uses a consultative sales approach for selling to major accounts. This model entails the collaboration of technical and sales personnel to formulate proposals that address the specific requirements of the customer. FullTime focuses its initial sales efforts on chief information officer level and information technology executive level management, working with system and network administrators for evaluation and deployment purposes.

  Inside Sales. FullTime's telesales organization is located in San Mateo, California and is aligned with the field sales force, providing support for field sales representatives and their resellers. Inside sales is also focused on sales to middle-tier account targets.

  Indirect Distribution Channels. As of December 31, 1998, FullTime had more than 200 value added resellers, resellers and systems integrators of its reliability products. During August 1998, FullTime entered into a comprehensive master distribution agreement with GE Information Technology Distribution, a major global distributor. The GE relationship is expected to enhance the support of current resellers, while also extending the reach of FullTime products into a broader reseller base. These resellers are generally responsible for managing the sales and installation process in each customer situation. In selected opportunities, FullTime's support personnel often work with the reseller to provide technical support. This approach enables FullTime to cost effectively achieve broader market coverage, while maintaining close contact with customers in order to gauge product direction and to monitor customer satisfaction.

  International. As of December 31, 1998, FullTime had approximately 70 distributors in Europe, Asia, Africa and South America. Revenue from sales outside the United States accounted for 33% of total revenue in the quarter ended December 31, 1998, 22% of total revenue in fiscal 1998 and 17% in fiscal years 1997 and 1996.

  Strategic Alliances and Original Equipment Manufacturers. A key objective of FullTime is to expand its joint development and marketing relationships with systems management software vendors to provide complementary solutions and to establish relationships with hardware and software original equipment manufacturers to incorporate reliability solutions in their products. FullTime works with hardware providers such as Hewlett-Packard, IBM and Sun Microsystems and software vendors such as Oracle, Sybase, Informix, Legato, Microsoft and Tivoli. In addition, FullTime is currently in active discussions with several systems management software vendors and software original equipment manufacturers to form additional strategic relationships in which FullTime's reliability products would be marketed and sold as an added feature to these client/server packages. There can be no assurance that FullTime will successfully consummate any of these arrangements.

  Marketing Programs. In support of its domestic sales force and international distributors, FullTime conducts comprehensive marketing programs intended to position, promote and market its family of computer availability products. Marketing personnel engage in a variety of activities in support of the sales force and resellers, including public relations and product seminars, trade shows, direct mailings, preparing marketing materials and coordinating FullTime's participation in industry programs and forums. In addition to setting up and managing distribution channels, recently introduced programs have positioned the marketing staff to provide better support for key vertical markets, such as financial and telecommunications.

  Product Development

  FullTime has historically derived a substantial majority of its revenues from the sale of products that are licensed or incorporate technology that is licensed from third parties. FullTime has increased its commitment to product development. In the quarter ended December 31, 1998 and in fiscal years 1998, 1997 and 1996, FullTime's product development expenses were $998,000, $3,823,000, $2,272,000 and $620,000, respectively.

  FullTime believes that small, focused product development teams are the most efficient method of developing new products, enhancing existing products and supporting them. These teams are able to provide more focus on customer requirements and work together with outside industry experts when necessary to release timely, quality products and enhancements. As of December 31, 1998, FullTime had 24 employees and consultants working on product development and engineering.

  FullTime currently has four internal development teams:

  FullTime products. The FullTime development teams are located in Northborough, Massachusetts and Boulder, Colorado. These teams have been responsible for FullTime Cluster and FullTime Data. These teams rely primarily on FullTime's employees, supplemented with consultants for specific application or operating system expertise. Their emphasis has been on developing the initial release of the FullTime products and making those products available across the key UNIX and Windows NT platforms.

  HA+. The HA+ development team is based in San Mateo, California and focuses on developing and enhancing UNIX-based high availability products. They are currently focused on enhancing FullTime's proprietary HA+ clustering technology and developing additional modules to support application-specific failover and recovery management.

  Octopus. The Octopus development team is based in Langhorne, Pennsylvania and is responsible for the Octopus family of NT reliability products. They have significant expertise in remote data mirroring and failover in the Windows NT operating environment. They are currently focused on adding features to Octopus and key usability issues. These features include support for Microsoft Cluster Server.

Qualix Direct

  Through its Qualix Direct indirect sales organization, FullTime provides an incremental product line of add-on hardware, software and accessories for distributed computing systems. Qualix Direct uses direct mailings, catalogs and Web promotions to market its products. As of December 31, 1998, Qualix Direct had 4 sales and marketing personnel focused on selling third-party products. Qualix Direct has historically sold third party products that require a less consultative sales approach and are sold in smaller transactions that typically generate lower gross margins.

Competition

  The market for reliability software for distributed computing environments is intensely competitive, fragmented and characterized by rapid technological developments, evolving standards and rapid changes in customer requirements. However, today there are few direct competitors to FullTime within the service level availability management arena. Today's competitors continue to focus on traditional unplanned failure recovery, and do not address the problems associated with planned maintenance and upgrades. Although FullTime believes that the service level availability management segment of the market is in the early stages of development as the market matures FullTime expects competition from four types of vendors:

  Independent Vendors that Provide Reliability Products. These companies offer standalone products that provide specific availability solutions. FullTime believes that the majority of vendors currently in this arena are focused on traditional high availability solutions which react to unplanned failures, and do not currently have the technology required to address the proactive requirements planned maintenance segment of the service level management marketplace.

  Centralized Systems Management Software Companies Migrating Their Products to the Distributed Computing Market. These vendors, such as BMC and Computer Associates, have built large businesses based upon selling systems management tools primarily into the mainframe, or centralized computing market, and are currently expanding into the distributed computing arena. These vendors today provide event monitoring technology which can be complementary to FullTime's software, and may license or create alternative solutions in the future.

  Distributed Computing Systems Management Software Companies That Incorporate Reliability Products as a Part of Integrated System Management Solutions. A number of companies have introduced products addressing various segments of the distributed computing systems management market.

  Hardware and Operating Systems Vendors That Incorporate Reliability Solutions Into Their Products. Companies such as Sun Microsystems and Microsoft continue to add features to their operating systems and thereby reduce the need for their customers to purchase products providing these features from independent vendors for homogeneous environments. For example, Sun Microsystems has introduced a version of its database clustering product that includes high availability features and Microsoft introduced Microsoft Cluster Server as a built-in feature of Microsoft Windows NT Server, Enterprise Edition. A key element of FullTime's strategy is to provide enterprise-level solutions for heterogeneous networked computing environments, where these alternatives fail.

  FullTime believes that the principal competitive factors affecting its market include brand name recognition, product performance and functionality, such as service level availability features, heterogeneity, scalability, performance and ease of installation and use, quality, price, customer service and support and the effectiveness of its sales and marketing efforts. Although FullTime believes that its products currently compete favorably with respect to all of these factors, there is no assurance that FullTime can maintain its competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources than FullTime. FullTime's future success will depend significantly on its ability to continue to enhance its existing products and introduce new products more rapidly and less expensively than its existing and potential competitors and to persuade hardware and software vendors to license FullTime's products rather than to develop their own reliability products.

  Many of FullTime's competitors have longer operating histories and have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than FullTime. FullTime's current and future competitors could introduce products with more features, higher scalability, greater functionality and lower prices than FullTime's products. These competitors could also bundle existing or new products with other, more established products in order to compete with FullTime. FullTime's focus on reliability software may be a disadvantage in competing with vendors that offer a broader range of products. Moreover, as the distributed systems management software market develops, a number of companies with significantly greater resources than those of FullTime could attempt to increase their presence in this market by acquiring or forming strategic alliances with competitors or business partners of FullTime. Because there are relatively low barriers to entry for the software market, FullTime expects additional competition from other established and emerging companies. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could materially and adversely affect FullTime's business, operating results and financial condition. Any material reduction in the price of FullTime's products would negatively affect gross margins and would require FullTime to increase software unit sales in order to maintain gross profits.

  In addition, the distributed computing market is characterized by rapid technological advances, changes in customer requirements, frequent new product introductions and enhancements and evolving industry standards in computer hardware and software technology. The introduction of products embodying new technologies and the emergence of new industry standards may render FullTime's existing or planned products obsolete or unmarketable, particularly because the market for reliability products is at an early stage of development. There is no assurance that FullTime will be able to compete successfully against current and future competitors, and the failure to do so would seriously harm FullTime's business, financial condition and results of operations.

Proprietary Rights

  FullTime's success depends in part upon its proprietary technology. Although FullTime has recently been issued a United States patent covering certain aspects of the technology included in its Octopus data mirroring product, there is no assurance that any issued patent will provide meaningful protection for FullTime's technology or that any issued patent will provide FullTime with any competitive advantages or will not be challenged by third parties. Moreover, there is no assurance that FullTime will develop additional proprietary products or technologies that are patentable or that the patents of others will not seriously harm FullTime's ability to do business. Furthermore, there is no assurance that others will not independently develop similar products, duplicate FullTime's products or design around the patents issued to FullTime. As part of its confidentiality procedures, FullTime generally enters into non-disclosure agreements with its employees, consultants, distributors and corporate partners, and license agreements with respect to its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use FullTime's products or technology without authorization, or to develop similar technology independently. Policing unauthorized use of FullTime's products is difficult and, although FullTime is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In selling its products, FullTime relies on "shrink wrap" licenses for sales of certain products that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, effective protection of intellectual property rights is unavailable or limited in certain foreign countries.

  Additionally, FullTime relies on a combination of copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect its proprietary rights relating to its licensed and internally developed products. There is no assurance that FullTime's protection of its proprietary rights will be adequate or that FullTime's competitors will not independently develop similar technology, duplicate FullTime's products or design around any patents issued to FullTime or other intellectual property rights. See "Risk Factors--Risks Related to Legato and FullTime--Protection of Legato's and FullTime's Intellectual Property is Limited" on page 18.

Employees

  As of December 31, 1998, FullTime had 147 employees. Of the total, 81 were engaged in sales and marketing, including the Qualix Direct telesales organization, 24 in product development and engineering, 16 in customer service and support and 26 in administration and finance. FullTime's future success depends in significant part upon the continued seirvice of its key technical and senior management personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense and there is no assurance that FullTime can retain its key managerial and technical employees or that it can attract, assimilate or retain other highly qualified technical and managerial personnel in the future. None of FullTime's employees are represented by a labor union. FullTime has not experienced any work stoppages and considers its relations with its employees to be good. See "Risk Factors--Risks Related to the Combined Company and the Merger" on page 9.

Legal Proceedings

  From time to time FullTime has been, or may become, involved in litigation proceedings incidental to the conduct of its business. FullTime does not believe these proceedings presently pending will seriously harm FullTime's financial position or its results of operations.

           FULLTIME MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Overview

  In July 1998, Qualix Group, Inc. commenced doing business as FullTime Software, Inc. FullTime was incorporated under the laws of Delaware on September 21, 1990. FullTime began operating primarily as a distributor, value added reseller and publisher of licensed third party client/server software products. In 1993, FullTime focused on the reliability market by introducing QualixHA, its first high availability product for the UNIX operating environment. QualixHA was based on a licensed core software engine. In May 1996, FullTime acquired substantially all of the assets and assumed certain liabilities of Anthill, including technology relating to a hierarchical storage management product under development. In August 1996, FullTime merged with Octopus Technologies, which had developed high availability and remote data mirroring products for the Windows NT operating environment.

  In October 1996, FullTime introduced QualixHA+, currently known as HA+, which is based on an internally developed core software engine. A key element of FullTime's strategy is to increase substantially the percentage of revenues derived from internally developed or acquired products that typically have higher gross margins than licensed products. Pursuant to this strategy, FullTime ceased marketing QualixHA in February 1997. FullTime completed its initial public offering in February 1997, receiving net proceeds of $14,950,000.

  In July 1998, FullTime expanded its strategic focus and introduced its family of FullTime software products and solutions, which are designed to protect computer systems from interruptions due to unplanned and planned computing events. This broader family of service level availability software solutions incorporates the HA+ baseline high availability solutions, which FullTime continues to sell separately. In connection with this product expansion, in July 1998, FullTime commenced doing business as FullTime Software, Inc. The Company believes that its broader service level availability products solve a much broader market problem than traditional high availability products, which only address unplanned computing events. This offers a potential opportunity for FullTime to dramatically expand the size of its market and to target enterprise-wide customers, as well as individual departmental customers. A key element of FullTime's strategy is to sell FullTime products and solutions to strategic buyers such as chief information officers, heads of information technology and others responsible for maintaining service level agreements between information technology and line-of-business organizations. Service level agreements are contracts for information technology services between information technology executives and the managers of divisions or groups within a corporation. These service level agreements stipulate the level of availability and service that business managers expect from their software applications, which are often managed by centralized information technology organizations.

  To date, FullTime's broader products and solutions have not generated significant revenues. This result is due primarily to two sets of factors. First is the significant amount of time and effort spent by FullTime's sales force in familiarizing itself with the new products and introducing these products to the market, and the longer sales cycle for products marketed at the enterprise-level. Second is the loss of sales and marketing momentum and customer delay and potential lost sales due to the announcement and pendancy of the proposed merger with Legato. For these same reasons, FullTime expects its revenues for the quarter ended March 31, 1999 to be significantly lower than both the previous quarter ended December 31, 1998 and the comparable quarter ended March 31, 1998.

  Prior to the Octopus Technologies merger, and prior to developing QualixHA+, FullTime had minimal research and development expenditures and a correspondingly high cost of reliability software revenue.

  FullTime markets and sells reliability software through a combination of its field sales organization and indirect distribution channels. In addition, FullTime sells other third party software and hardware products through its Qualix Direct telesales organization, which has recently transitioned into selling FullTime's reliability products for Windows NT, the Octopus product line.

  FullTime generally recognizes revenue from software license agreements upon shipment of the software if no significant future contractual obligations remain and collection of the resulting receivable is probable. Maintenance and technical support revenue is recognized over the term of the agreement, typically 12 months. Consulting and training revenue is recognized as services are provided.

  In August 1996, FullTime merged with Octopus Technologies in a transaction accounted for as a pooling-of-interests. All financial statements contained herein have been restated to reflect the transaction. Approximately $595,000 of costs directly attributable to the business combination were incurred in the first quarter of fiscal 1997.

  Prior to FullTime's development and introduction of QualixHA+ in October 1996 and the merger with Octopus, FullTime was a reseller of products and, consequently, had minimal research and development expenditures and higher cost of revenues. The remote data mirroring and high availability product lines for WindowsNT which were developed from Octopus' technology represented 11.6%, 13.0% and 13.0% of total revenue in 1996, 1997 and 1998, respectively. These same product lines represented 22.9%, 39.1% and 17.3% of gross profit in the corresponding periods.

  In May 1996, FullTime acquired substantially all of the assets and assumed certain of the liabilities of Anthill Incorporated, including certain data access management development which resulted in the introduction of QualixSD remote mirroring software in March, 1997. The purchase price for Anthill was $675,000 payable in annual installments of $125,000 plus $175,000 at the closing. The acquisition resulted in a $740,000 charge for in-process technology in the fourth quarter of fiscal 1996. Revenues from Anthill represented less than 1% of fiscal 1997 total revenues and were insignificant in fiscal 1998.

Results of Operations

  The following table set forth certain items in FullTime's Consolidated Statements of Operations expressed as a percentage of total revenue for the period indicated:

                                     Percentage of Revenue
                         -------------------------------------------------------
                                               Three Months       Six Months
                            Year Ended             Ended             Ended
                             June 30,          December 31,      December 31,
                         -------------------   ---------------   ---------------
                         1996   1997   1998     1997     1998     1997     1998
                         -----  -----  -----   ------   ------   ------   ------
Statement of Operations
 Data:
Revenues:
  Reliability software..  54.2%  52.5%  53.4%    59.6%    49.0%    57.4     53.3
  Other products........  32.4   32.2   26.7     24.0     24.5     26.3     22.4
  Support, maintenance
   and consulting.......  13.4   15.3   19.9     16.4     26.5     16.3     24.3
                         -----  -----  -----   ------   ------   ------   ------
    Total revenue....... 100.0  100.0  100.0    100.0    100.0    100.0    100.0
Cost of revenue:
  Cost of reliability
   software.............  22.0   11.6    3.2      4.7      3.5      2.9      4.3
  Cost of other
   products.............  22.9   22.7   19.2     17.3     18.5     18.9     16.0
  Cost support,
   maintenance and
   consulting...........   6.2    5.8    7.0      5.6      9.5      5.7      8.9
                         -----  -----  -----   ------   ------   ------   ------
    Total cost of
     revenue............  51.1   40.1   29.4     27.6     31.5     27.5     29.2
                         -----  -----  -----   ------   ------   ------   ------
Gross profit............  48.9   59.9   70.6     72.4     68.5     72.5     70.8
Operating expenses:
  Sales and marketing...  30.8   35.1   66.2     59.2     96.2     56.1     84.2
  General and
   administrative.......  11.6    9.0   15.7     12.5     25.2    12 .4     20.8
  Research and
   development..........   3.7    7.1   12.8     10.0     19.1     10.1     14.9
  Purchased in-process
   technology...........   4.5    --     --       --       --       --
  Merger expenses.......   --     1.8    --       --       --       --
                         -----  -----  -----   ------   ------   ------   ------
    Total operating
     expenses...........  50.6   53.0   94.7     81.7    140.5     78.6    119.9
                         -----  -----  -----   ------   ------   ------   ------
Income (loss) from
 operations.............  (1.7)   6.9  (24.1)    (9.3)   (72.0)    (6.1)   (49.1)
  Gain on sale of
   investments..........   4.6    1.7    --       --       --       --       --
  Other income
   (expense), net.......   0.5    1.1    2.7      2.3      2.0      2.6      1.9
                         -----  -----  -----   ------   ------   ------   ------
Income (loss) before
 income taxes...........   3.4    9.7  (21.4)    (7.0)   (70.0)    (3.5)   (47.2)
Provision for income
 taxes..................   --     1.3    --       --       0.7      --       0.3
                         -----  -----  -----   ------   ------   ------   ------
Net income (loss).......   3.4%   8.4% (21.4)%   (7.0)%  (70.7)%   (3.5)%  (47.5)%
                         =====  =====  =====   ======   ======   ======   ======

  The following table sets forth unaudited consolidated results of operations data for FullTime for each of the ten quarters in the period ended December 31, 1998. This information has been derived from unaudited consolidated financial statements of FullTime that, in the opinion of management, reflect all recurring adjustments necessary to fairly present this information when read in conjunction with FullTime's Consolidated Financial Statements and notes thereto appearing elsewhere in this proxy statement/prospectus. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.

                            FULLTIME SOFTWARE, INC.
                            QUARTERLY FINANCIAL DATA
                    (In thousands except per share amounts)

                                                                   Three Months Ended
                 ----------------------------------------------------------------------------------------------------------
                 September 30, December 31, March 31, June 30, September 30, December 31, March 31, June 30,  September 30,
                     1996          1996       1997      1997       1997          1997       1998      1998        1998
                 ------------- ------------ --------- -------- ------------- ------------ --------- --------  -------------
Total revenue...    $6,949        $8,100     $8,637    $8,460     $8,225        $9,292     $ 5,971  $ 6,527      $ 7,001
Gross profit....     3,481         4,838      5,427     5,502      5,970         6,727       4,074    4,407        5,070
Income (loss)
 from
 operations.....      (159)          840        984       558       (211)         (869)     (3,232)  (2,935)      (2,252)
Net income
 (loss).........      (139)          850        917     1,079         37          (657)     (3,090)  (2,734)      (2,120)
Earning (loss)
 per share, ba-
 sic............    $(0.04)       $ 0.17     $ 0.12    $ 0.11        --         $(0.06)    $ (0.30) $ (0.26)     $ (0.20)
Earnings (loss)
 per share, di-
 luted..........    $(0.04)       $ 0.10     $ 0.10    $ 0.10        --         $(0.06)    $ (0.30) $ (0.26)     $ (0.20)
                 December 31,
                     1998
                 ------------
Total revenue...   $ 5,230
Gross profit....     3,585
Income (loss)
 from
 operations.....    (3,762)
Net income
 (loss).........    (3,699)
Earning (loss)
 per share, ba-
 sic............   $ (0.35)
Earnings (loss)
 per share, di-
 luted..........   $ (0.35)

  Comparison of Six Months Ended December 31, 1997 and 1998

  Revenue

  Total Revenues. Total revenues decreased to $5,230,000 in the second quarter of fiscal 1999 from $9,292,000 for the same period of fiscal 1998, a decrease of $4,062,000, or 44%. For the six months ended December 31, 1998, total revenues decreased $5,286,000 from the six months ended December 31, 1997, a decrease of 30%.

  Reliability Software. Reliability software revenues decreased to $2,563,000 in the second quarter of fiscal 1999 from $5,541,000 for the comparable period in the prior year, a decrease of $2,978,000, or 54%; reliability software revenues for the six months ended December 31, 1998 decreased to $6,519,000 from $10,047,000 for the six months ended December 31, 1997, a decrease of 35%. The decrease from the comparable quarter in the prior year is primarily attributable to a loss of sales and marketing momentum and customer delay or lost sales due to the announcement and pendancy of the proposed merger with Legato. The decline for the six month period was also influenced by the transition of the sales force to a new enterprise-level sales approach and the shift in focus from selling its high availability products to selling its FullTime service level availability products and services. The sales force spent a significant amount of time in the first and second quarters of fiscal 1999 familiarizing itself with the new products and introducing these new products to the marketplace.

  Other Products. Revenue from the sale of other products, which consist primarily of ancillary hardware and software products that are resold by Qualix Direct, decreased to $1,281,000 in the second quarter and $2,736,000 for the six months ended December 31, 1998 from $2,227,000 and $4,613,000, respectively for the same period of 1998, decreases of $946,000 or 42% and $1,877,000 or 41%, respectively. The decrease from the comparable quarter of fiscal 1998 is primarily attributable to a loss of sales and marketing momentum due to the announcement and pendancy of the proposed merger with Legato. The decrease for the comparable six-month periods was also impacted by FullTime's continued focus on the sales of its internally developed higher margin reliability products as compared to third party products. Approximately $226,000 of the comparable six month period decrease was attributable to lower selling prices of other products initiated in July 1998 due to increased competition.

  Support, Maintenance and Consulting. Support, maintenance and consulting revenue, primarily derived from annual maintenance agreements and training, decreased to $1,386,000 in the second quarter of fiscal 1999 from $1,524,000 for the same period of fiscal 1998, a decrease of $138,000, or 9%. Support, maintenance and consulting revenue increased to $2,976,000 in the first six months of fiscal 1999 from $2,857,000 for the same period in fiscal 1998, an increase of 4%. The decrease from the comparable quarter of the prior year is attributable primarily to the adverse impact of the proposed merger on the sales staff and related loss of marketing momentum. The increase for the six month period is primarily attributable to increasing renewals of support contracts as FullTime's installed base of licenses has increased.

  International Revenue. Revenue generated from sales to FullTime's customers outside the United States decreased 12% to $1,777,000 in the second quarter of fiscal 1999 from $2,039,000 in the second quarter of fiscal 1998 and decreased 1% to $3,239,000 in the first six months of fiscal 1999 from $3,267,000 in the first six months of fiscal 1998. These decreases are primarily attributable to the loss of sales and marketing momentum associated with the proposed merger with Legato. International revenue increased to 33% of total revenue for the quarter ended December 31, 1998 from 21% of total revenue for the quarter ended December 31, 1997. International revenue increased to 26% of total revenue for the six months ended December 31, 1998 from 19% of total revenue for the six months ended December 31, 1997. The increase in international revenue as a percentage of total revenue has been attributable primarily to the increase in field sales offices and increases in the number of international employees. At December 31, 1998, FullTime had 20 foreign employees in 7 offices compared to 13 foreign employees in 6 offices at December 31, 1997.

  Cost of Revenues

  Total cost of revenues decreased to $1,645,000 in the second quarter of fiscal 1999 from $2,565,000 for the same period of 1998, a decrease of $920,000, or 36%. Cost of revenues decreased to $3,576,000 in the first six months of fiscal 1999 from $4,820,000 for the same period of fiscal 1998, a decrease of 26%.

  Cost of Reliability Software. Cost of reliability software as a percentage of reliability software revenues decreased to 7% in the second quarter of fiscal 1999 from 8% in the second quarter of 1998 and increased to 8% from 5% for the first six months of the respective fiscal years. The decrease from the comparable quarter of the prior year is attributable to high sales volume of a lower margin resold reliability product in the prior year period. In the first six months of fiscal 1998, FullTime was relieved of an obligation to pay Veritas royalties in the amount of $421,605. The obligation was relieved as a direct result of FullTime's customers choosing to convert their software from Qualix HA, software with a licensed core engine, to Qualix HA+, software with an internally developed core engine. The financial impact of the reversal of the obligation was a reduction in the cost of sales for reliability products. This resulted in a lower cost of sales percentage and, therefore, a higher gross margin than is typically experienced by FullTime. The 1999 fiscal year showed lower gross margin than the comparable period in 1998 because 1999 did not have any such benefit.

  Cost of Other Products. Cost of other products as a percentage of other product revenues increased to 75% in the second quarter of fiscal 1999 from 72% in the second quarter of 1998. Cost of other products as a percentage of other product revenues decreased to 71% in the first six months of fiscal 1999 from 72% in the first six months of fiscal 1998. The increase from the comparable quarter of the prior year is attributable to lower selling prices initiated in July 1998 due to increased competition. The percentage cost of other product revenues for the first six months of fiscal 1998 and 1999 are virtually the same.

  Cost of Support, Maintenance and Consulting. Cost of support, maintenance and consulting as a percentage of support, maintenance and consulting revenues increased to 36% for the second quarter of fiscal 1999 from 34% for the same period of 1998 and to 37% for the first six months of fiscal 1999 from 35% for the first six months of fiscal 1998. These slight increases are primarily attributable to support renewal price reductions for some types of support contracts while costs have remained stable.

  Operating Expenses

  Sales and Marketing. Sales and marketing expenses decreased to $5,032,000 in the second quarter of fiscal 1999 from $5,507,000 for the same period of 1998, a decrease of $475,000, or 9%. Sales and marketing expenses increased to $10,301,000 in the first six months of fiscal 1999 from $9,826,000 for the same period of 1998, an increase of $475,000 or 5%. These expenses increased as a percentage of total net revenues to 84% in the second quarter of fiscal 1999 from 56% in the second quarter of 1998. The increase in terms of percentage of total net revenues was due to significantly reduced revenues. The decrease in absolute dollars from the comparable quarter in the prior fiscal year is primarily attributable to reduced staffing levels in the current year. Sales and marketing staff totaled 81 at December 31, 1998 compared to 100 at December 31, 1997. The increase on an absolute and percentage basis from the comparable six month period of fiscal 1998 was primarily attributable to costs associated with the rollout of the FullTime product line in the first quarter of fiscal 1999 approximating $355,000 plus incremental costs associated with operating foreign offices during the period aggregating approximately $98,000.

  General and Administrative. General and administrative expenses increased to $1,317,000 in the second quarter and to $2,551,000 for the six months ended December 31, 1998 from $1,158,000 and $2,172,000, respectively, for the comparable periods of fiscal 1998, increases of $159,000, or 13% and $379,000, or 17%, respectively. As a percentage of total net revenues, these expenses increased to 25% in the second quarter of fiscal 1999 from 12% in the comparable period of 1998. The increase in terms of percentage of total net revenues was due to significantly reduced revenues. The increase in absolute dollars is primarily a result of increased staffing and related costs required to manage and support FullTime's operations. General and administrative staff increased from 22 at

December 31, 1997 to 26 at December 31, 1998 and employee related expenses increased by 32% for the second quarter and 22% for the first six months of fiscal 1999. In addition, depreciation expense increased by 99% and other facilities costs associated with business expansion increased by 202% over the comparable six month period of fiscal 1998.

  Research and Development. Research and development expenses increased to $998,000 in the second quarter of fiscal 1999 from $931,000 for the same period of 1998, an increase of $67,000, or 7%. Research and development expenses increased to $1,817,000 in the first six months of fiscal 1999 from $1,779,000 in the first half of fiscal 1998, an increase of $38,000 or 2%. This increase was primarily attributable to increased staffing and related expenses required to support product development activities, including development of the FullTime service level availability products introduced in July 1998, development and enhancement of HA+, FullTime's UNIX-based high availability products, and adding features to FullTime's Octopus family of reliability products including application failover and support for Microsoft Cluster Server. Research and development staff increased from 21 at December 31, 1997 to 24 at December 31, 1998 and employee related expenses increased by 9% for the three months ended December 31, 1998 and 13% for the first six months of fiscal 1999 as compared to the comparative periods in fiscal 1998. During the latter part of the first quarter of fiscal 1999, FullTime opened a New England development office, resulting in incremental costs of $24,000 and $38,000 for the three month and six month periods ended December 31, 1998.

  Non-Operating Items

  Interest Income (Expense), net. Interest income decreased to $103,000 in the second quarter of fiscal 1999 from $212,000 for the same period of 1998, a decrease of $109,000, or 51%. Interest income decreased to $235,000 in the first six months of fiscal 1999 from $460,000 for the same period of 1998, a decrease of $225,000, or 48%. These decreases reflects lower average investment balances largely attributable to the net losses incurred in fiscal 1998 and 1999.

  Provision For Income Taxes. FullTime recorded no provision for domestic income taxes for the second quarter and first six months of fiscal 1999 and no provision for the same periods in the prior fiscal year because FullTime had taxable losses for which no significant benefit was recognized. FullTime incurred $40,000 of income tax expense during the period related to its operations in France and Singapore.

  Net Loss. Net loss for the quarter ended December 31, 1998 was $(3,699,000) or $(0.35) per share, diluted, compared to net loss of $(657,000) or $(0.06) per share, diluted, for the comparable period in the prior fiscal year. Net loss for the first six months of fiscal 1999 was $(5,819,000) or $(0.55) per share, diluted, compared to net loss of $(620,000) or $(0.06) per share, diluted, for the comparable six month period in the prior year.

  Comparison of Fiscal Years Ended June 30, 1996, 1997 and 1998

  Revenue

  Reliability Software. Revenue from the sale of reliability software decreased 5% to $16.0 million in fiscal 1998 from $16.9 million in fiscal 1997 and increased 88% in fiscal 1997 from $9.0 million in fiscal 1996. The decrease in fiscal 1998 is primarily attributable to a decline in sales force productivity during the year. Sales productivity levels declined in fiscal 1998 as a result of adding 23 or 47% more field sales personnel without a corresponding increase in revenue. The increase from fiscal 1996 to fiscal 1997 was primarily attributable to the broad market acceptance of high availability products for the UNIX and Windows NT operating environments, the increase in field sales offices from 10 to 21, an increase in field sales personnel of 17 or 54% and the expansion of the telesales and telemarketing organization from 7 to 12, an increase of 58%.

  Other Products. Revenue from the sale of other products, which consist primarily of ancillary hardware and software products that are resold by Qualix Direct, decreased 22% to $8.0 million in fiscal 1998 from $10.3 million in fiscal 1997 and increased 93% in fiscal 1997 from $5.4 million in fiscal 1996. The decrease in fiscal 1998 is attributable to FullTime's continued focus on the sales of its internally developed higher margin reliability products as compared to third party products. The increase in fiscal 1997 primarily reflects an emphasis on expansion of the Qualix Direct telesales and telemarketing operation, including expanded product offerings and an increase in sales personnel from 7 to 12 from year to year, an increase of 58%.

  Support, Maintenance and Consulting. Support, maintenance and consulting revenue increased 20.5% to $6.0 million in fiscal 1998 from $4.9 million in fiscal 1997 and increased 124% in fiscal 1997 from $2.2 million in fiscal 1996. The growth in support, maintenance and consulting revenue has been primarily attributable to increased sales of services and support contracts on new license sales and, to a lesser extent, on increasing renewals of these contracts as FullTime's installed base of licenses has increased. Revenue on new support sales increased by 3818% in fiscal 1997 from $31,000 in fiscal 1996 to $1,204,000 and 87% in fiscal 1998 to $2,247,000 while renewal support sales increased by 103% to $1,008,000 in fiscal 1997 and 35% to $1,356,000 in fiscal 1998. The percentage increases in support, maintenance and consulting were higher than the percentage increases in reliability product revenue in fiscal 1997 and 1998 because of support contract renewals from FullTime's installed base and because the Octopus installed base historically had purchased minimal amounts of support.

  International Revenue. Revenue generated from sales to customers outside the United States increased 23% to $6.6 million in fiscal 1998 from $5.4 million in fiscal 1997 and increased 88% from $2.9 million in fiscal 1996. The growth in international revenue was attributable primarily to the increasing market acceptance of high availability products for the UNIX and Windows NT operating environments, the increase in international field sales offices from none at June 30, 1996 to 2 at June 30, 1997 and to 8 at June 30, 1998 and increases in the number of international employees from none at June 30, 1996 to 3 at June 30, 1997 and to 21 at June 30, 1998.

  Cost of Revenue

  Cost of Reliability Software. Cost of revenue from the sale of reliability software decreased 74% to $1.0 million in fiscal 1998 from $3.7 million in fiscal 1997 and increased 3% in fiscal 1997 from $3.6 million in fiscal 1996. Gross margin was 94% in fiscal 1998, 78% in fiscal 1997 and 59% in fiscal 1996. The increase in gross margin on reliability software in fiscal 1998 is due to increased sales volumes of higher margin internally developed reliability products, primarily QualixHA+ and OctopusHA+, that have little or no royalty or licensing components. The increase in gross margin in fiscal 1997 primarily resulted from increasing percentages of revenue from higher margin reliability software, including both QualixHA and OctopusHA+.

  Cost of Other Products. Cost of revenue from the sale of other products decreased to $5.8 million in fiscal 1998 from $7.3 million in fiscal 1997 and $3.8 million in fiscal 1996. Gross margin remained constant at 29% in fiscal 1998, 1997 and 1996. In general, margins for resold products are decreasing because of lower selling prices due to increased competition, however these decreases were partially offset by the refocused efforts of the Qualix Direct telesales organization on higher margin products.

  Cost of Support, Maintenance and Consulting. Cost of support, maintenance and consulting revenue increased to $2.1 million in fiscal 1998 from $1.9 million in fiscal 1997 and $1.0 million in fiscal 1996. This is a result of increased personnel-related costs which increased from $334,000 in fiscal 1996 to $396,000 in fiscal 1997, an increase of 18%, and increased to $734,000 in fiscal 1998, an increase of 85%, as FullTime continues to build its customer support and training organizations. Gross margin on support, maintenance and consulting revenue was 65% in fiscal 1998, 62% in fiscal 1997 and 54% in fiscal 1996. The increasing margin in both fiscal 1998 and fiscal 1997 was due to the higher average selling prices, increases in Fulltime's support staff as noted above and a corresponding reduction in the use of outside consultants resulting in cost savings of $120,000.

  Operating Expenses

  Sales and Marketing. Sales and marketing expenses increased to $19.9 million in fiscal 1998 from $11.3 million in fiscal 1997 and $5.1 million in fiscal 1996. Sales and marketing expenses increased as a percentage of revenue to 66.2% in fiscal 1998 from 35.1% in fiscal 1997 and increased in fiscal 1997 from 30.8% in fiscal 1996. The increases on both an absolute and a percentage basis from fiscal 1997 to fiscal 1998 were primarily a result of the expanded infrastructure to support FullTime's growing global presence, including the opening of nine new sales offices worldwide, and an increase in personnel of 23 or 31% to expand FullTime's marketing and distribution capabilities. The increase in absolute dollars from fiscal 1996 to fiscal 1997 is primarily related to growth in FullTime's domestic sales and marketing infrastructure through the increase in the number of employees of 22 or 44% and the opening of eleven sales offices throughout the United States.

  General and Administrative. General and administrative expenses increased to $4.7 million in fiscal 1998 from $2.9 million in fiscal 1997 and $1.9 million in fiscal 1996. General and administrative expenses as a percentage of revenue were 15.7%, 9.0% and 11.6% in fiscal 1998, 1997 and 1996, respectively. These increases in absolute dollars are attributable to the costs associated with increased staffing and the related costs required to manage and support Fulltime's operations. General and administrative staff increased from 10 at June 30, 1996, to 19 at June 30, 1997, and to 24 at June 30, 1998;
employee related expenses increased by 103% in fiscal 1997 and by 37% in fiscal 1998. In addition, depreciation expense increased by $260,000 in fiscal 1997 and by $615,000 in fiscal 1998 and other facilities costs associated with business expansion increased by $30,000 in fiscal 1997 and by $245,000 in fiscal 1998.

  Research and Development. Research and development increased to $3.8 million in fiscal 1998 from $2.3 million in fiscal 1997 and $620,000 in fiscal 1996. Research and development expenses as a percentage of total revenue increased to 12.7% in fiscal 1998 from 7.1% in fiscal 1997 and 3.7% in fiscal 1996. These increases were primarily attributable to increased staffing and related expenses required to support product development activities, including development of the FullTime Service Level Availability products introduced in July 1998, development and enhancement of HA+, FullTime's UNIX-based high availability products, and adding features to FullTime's Octopus family of reliability products including application failover and support for Microsoft Cluster Server. These employee related expenses have increased from $83,000 for fiscal 1996 to $1,281,000 for fiscal 1997 to $2,804,000 for fiscal 1998.

  Merger Expenses. Merger expenses of $595,000 were incurred in connection with the acquisition of Octopus Technologies in the first quarter of fiscal 1997. Merger expenses consisted primarily of investment banking, legal and accounting fees.

  Purchased In-Process Technology. Approximately $740,000 of the purchase price of Anthill represented the value of in-process technology which was charged to FullTime's operations in the fourth quarter of fiscal 1996.

  Non-Operating Items

  Gain on Sale of Investments. In May 1995, FullTime received shares of Veritas common stock pursuant to a merger agreement between Veritas and Tidalwave Technologies, Inc. In September 1995, FullTime sold 75% of the shares and realized a gain of $763,000. In June, 1997 FullTime sold the remaining 25% of the shares and realized a gain of $528,000.

  Other Income, (Expense), net. Other Income, (Expense), net increased $439,000 or 121% to $801,000 for fiscal 1998 from $362,000 for fiscal 1997 and increased $279,000 or 336% year over year from $83,000 in fiscal 1996. This increase reflects higher average investment balances for during the year, largely attributable to FullTime's IPO in February 1997.

  Provision for Income Taxes. FullTime recorded no provision for income taxes in fiscal 1998 as FullTime incurred losses during the period. FullTime had an effective tax rate of 13% for fiscal 1997 due primarily to Alternative Minimum Tax imposed by the Internal Revenue Service and state income taxes. Due to FullTime's utilization of net operating loss carryforwards, the effective tax rate for fiscal 1997 was lower than the statutory rate. There was no provision for income taxes in fiscal 1996 which reflects the reversal of the valuation reserve against deferred income taxes to the extent of current period earnings. See Note 6 to the Consolidated Financial Statements.

Liquidity and Capital Resources

  At December 31, 1998, FullTime had $7,349,000 in cash, cash equivalents and temporary cash investments, as compared to $11,874,000 at June 30, 1998, a decrease of $4,525,000, or 38%. At December 31, 1998, FullTime had working capital of $5,097,000 compared to $10,454,000 at June 30, 1998.

  Cash Flows From Operating Activities. Cash used in operations was $4,081,000 during the first six months of fiscal 1999 which was a $1,206,000 increase from the comparable period of the prior year. This increase is attributed principally to the loss from operations plus a decrease in deferred revenue and advances offset by a decrease in accounts receivable, other current assets and an increase in depreciation and amortization and accounts payable and accrued liabilities. During the comparable period of fiscal 1998, cash used in operating activities was attributable to loss from operations plus increases in accounts receivable and other current assets offset by decreases in deferred revenues, accounts payable and accrued liabilities and increases in depreciation and amortization. The decreases in deferred revenue and advances are attributable to payments under support, maintenance and consulting contracts for which revenue had not yet been recognized.

  Cash Flows From Investing Activities and Financing Activities. Net cash used by investing activities was $740,000 for the first six months of fiscal 1999 primarily consisting of $460,000 in purchases of property and equipment and $1,180,000 in net purchases of temporary cash investments. Net cash used by investing activities was $3,717,000 for the first six months of fiscal 1998 consisting of $1,112,000 in purchases of property and equipment and $2,605,000 in net purchases of temporary cash investments.

  FullTime believes that cash, cash equivalents and temporary investments and cash flows from operations will be sufficient to fund operations, purchases of capital equipment and research and development programs currently planned at least through the next twelve months; however, should the merger between FullTime and Legato not be consummated as a result of certain specified events involving, in general, a change in FullTime board of director support for the merger and/or an alternative transaction, FullTime has agreed to pay to Legato a "break-up" fee of $2.0 million. If the merger is not consummated, expenses incurred in connection with the proposed merger, including the possible "break-up" fees described above, could have a material adverse effect on FullTime's results of operations.

Business Environment

  FullTime has incurred significant net losses since its inception and had an accumulated deficit of approximately $13.1 million as of September 30, 1998. FullTime is subject to the risks inherent in the operation of a new business enterprise, and there can be no assurance that FullTime will be able to successfully address these risks.

Year 2000 Compliance Issues

  Many currently installed computer systems and software products are coded to accept only two digit entries in date code fields. These date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

  FullTime has tested its current products for Year 2000 compliance and believes that its current products are Year 2000 compliant. However, the failure of FullTime's current or prior products to operate properly with regard to the Year 2000 requirements could cause FullTime to incur unanticipated expenses to remedy any problems, could cause a reduction in sales and could expose FullTime to related litigation by its customers, each of which could have a material adverse effect on FullTime's business, operating results and financial condition.

  FullTime utilizes third party equipment and software that may not be Year 2000 compliant. Except for the suppliers of FullTime's proposed new financial system, FullTime has made inquiries of all its material equipment and software suppliers as to the Year 2000 compliance of their products. Each supplier has indicated that its equipment and/or software either is, or will be by December 31, 1999, Year 2000 compliant.

  The supplier of FullTime's current financial information system has indicated that the current version of its software is not, and will not be Year 2000 compliant. FullTime has determined that minor modifications to the current financial information system would be required to make it Year 2000 compliant. The estimated cost of such modifications is expected to approximate $50,000. Nonetheless, while FullTime would be affected by any such failure, FullTime believes that it could continue to operate despite any such failure of its financial information system to be Year 2000 compliant. Additionally, FullTime is investigating migration to alternative financial information systems, each of which have committed to being Year 2000 compliant.

  FullTime also has material relationships with third party suppliers and service providers who may utilize equipment or software that may not be Year 2000 compliant, such as financial institutions, shipping companies and payroll services. FullTime has made inquiries of all such material parties as to their Year 2000 status. Each such supplier that has responded indicates that it has a Year 2000 program underway and intends to be compliant by December 31, 1999. Based upon the results of such inquiry, FullTime intends to take appropriate action. Nonetheless, while FullTime would be affected by any such failure, FullTime believes that it could continue to operate despite any such failure of a material party to be Year 2000 compliant. Failure of any third-party's equipment or software to operate properly with regards to the Year 2000 requirements could cause FullTime to incur unanticipated expenses to remedy any problems and could cause a reduction in sales, each of which could have a material adverse effect on FullTime's business, operating results and financial condition.

  The business, operating results and financial condition of FullTime's customers could also be adversely affected to the extent that they utilize equipment or software that is not Year 2000 compliant. Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to evaluate and correct their equipment of software for Year 2000 compliance and as they evaluate the Year 2000 compliance of like third parties with whom they deal. These expenditures may result in reduced funds available to purchase products and services such as those offered by FullTime, which could have a material adverse effect on FullTime's business, operating results and financial condition.

  FullTime has not established a formal contingency plan for any potential failure of any of FullTime's or any third party's equipment or software, but FullTime plans to create such a formal contingency plan prior to June 30, 1999.

  FullTime has, and will continue to make, certain investments in its equipment, software systems and applications to ensure that FullTime is Year 2000 compliant and to evaluate the Year 2000 preparedness of the material third parties with whom it deals. To date, FullTime has primarily used existing personnel and spent approximately $2,000 in order to evaluate the Year 2000 exposure, apply software and firmware upgrades to all personal computer operating systems and expects to spend an additional $25,000 to $35,000 in the next twelve months. As a result, the financial impact to FullTime for Year 2000 compliance has not been and is not anticipated to be material to its financial position, results of operation or cash flows in any given year.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  FullTime is exposed to market risk related to changes in interest rates. The Company does not use derivative financial instruments for hedging, speculative or trading purposes.

  FullTime maintains a portfolio of cash equivalents and temporary investments consisting mainly of securities with an average maturity of 3.6 years. These available for sale securities are subject to interest rate risk and will fall in value if market interest rates increase. FullTime has the ability to hold its fixed income investments until maturity and therefore would not expect its operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on its portfolio.

   Amounts by Maturity as of June 30, 1998
   (dollars in thousands):                   FY 1999  FY 2000 FY 2008  FY 2030
   ---------------------------------------   -------  ------- -------  -------
   Cash Equivalents......................... $4,367    $ --   $  --     $ --
      Average interest rate.................   5.69%
   Temporary investments.................... $3,264    $ 441  $1,100    $ 200
      Average interest rate.................   6.36%    6.69%   5.74%    5.65%
   Total Portfolio.......................... $7,631    $ 441  $1,100    $ 200
      Average interest rate.................   6.02%    6.69%   5.75%    5.65%

                              FULLTIME MANAGEMENT

Executive Officers and Directors

  Name                   Age                           Position
  ----                   ---                           --------
Richard G. Thau.........  52 Chairman of the Board, President and Chief Executive Officer
Bruce C. Felt...........  40 Vice President of Finance and Chief Financial Officer
David R. Malmstedt......  42 Senior Vice President of Field Operations
Dan E. Kingman..........  44 Vice President of Human Resources
George J. Symons........  38 Vice President of Engineering/Technical Services
Louis C. Cole...........  55 Director
Kenneth A. Goldman(2)...  49 Director
William Hart(1).........  58 Director
William D. Jobe(1)......  60 Director
Peter L. Wolken(2)......  64 Director

--------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  Mr. Thau, Chairman of the Board, President and Chief Executive Officer, co-founded FullTime in September 1990. From September 1985 to January 1990, he was employed at MicroMRP, a company that develops microcomputer-based manufacturing, planning and control software, where he served as President and Chief Executive Officer from November 1985 to January 1990 and as Vice President, Sales and Marketing from September 1985 to November 1985. From January 1984 to July 1985, he served as Vice President, Sales and Marketing for General Parametrics, a hardware and software-based business presentation systems company. Mr. Thau received a B.S. in engineering sciences from State University of New York at Stony Brook in 1968 and attended the M.B.A. program at the University of Santa Clara.

  Mr. Felt, Vice President Finance and Chief Financial Officer, joined FullTime in March 1994. From July 1992 to March 1994, he was an independent consultant. From June 1989 to July 1992, Mr. Felt was Chief Financial Officer at Renaissance Software Inc., a trading systems software company that he co-founded. Mr. Felt received a B.S. in accounting from the University of South Carolina in 1980 and an M.B.A. from Stanford University, Graduate School of Business in 1989. Mr. Felt is a Certified Public Accountant.

  Mr. Malmstedt, Senior Vice President of Field Operations, joined FullTime in January 1998. From August 1995 to January 1998 Mr. Malmstedt was Vice President, Americas, for Candle Corporation, a systems management software company. From November 1989 to August 1995 Mr. Malmstedt served as Vice President, Central Area, for Legent Corporation. From 1984 to 1989 he was Regional Director for Business Software Technology, a company which he founded. From 1980 to 1984 he was a Regional Manager for Cullinet Software, Inc. From 1976 to 1980 Mr. Malmstedt held various positions within Pansophic Systems, Inc.

  Mr. Kingman, Vice President of Human Resources, joined FullTime in January 1998. From June 1992 to January 1998, Mr. Kingman was Vice President of Human Resources at MDL Information Systems. From July 1987 to October 1991 he was employed at Appian Technology Inc. as Vice President of Corporate Resources. From November 1978 to July 1987 Mr. Kingman served in various management positions at Signetics Corporation. He received a B.S. in commerce from Santa Clara University in 1976.

  Mr. Symons, Vice President of Engineering/Technical Services, joined FullTime in April 1996. From May 1995 to April 1996, Mr. Symons was an independent consultant. From April 1993 to April 1995, he was Vice President of Marketing at Software Research, Inc., a software testing tools company. From January 1993 to March 1993 he served as an independent consultant. From September 1990 to December 1992, he was Vice President, Marketing at PROCASE Corp., a development software manufacturer. Mr. Symons received a B.A. in management science and a B.A. in computer science in 1981 from the University of California, San Diego and an M.B.A. in 1983 from the University of California, Los Angeles.

  Mr. Cole has served as a director of FullTime since October 1997. Mr. Cole is Chairman of the Board, President and Chief Executive Officer of Legato. Mr. Cole joined Legato as President, Chief Executive Officer and a director in June 1989; he has served as Chairman of the Board since April 1995. Before joining Legato, from March 1987 until July 1988, Mr. Cole served as Executive Vice President responsible for all operating divisions of Novell, Inc., a publicly held manufacturer of computer networking and software products. Mr. Cole holds a B.S. in mathematics and education from Pennsylvania State University at Edinboro.

  Mr. Goldman has served as a director of FullTime since May 1998. He has served as the Senior Vice President and Chief Financial Officer of @ Home Network since he joined @ Home Network in July 1996. From July 1992 to July 1996, he was Senior Vice President and Chief Financial Officer of Sybase, Inc., a database software and services company. From 1989 to July 1992, Mr. Goldman was Vice President of Finance and Administration and Chief Financial Officer at Cypress Semiconductor Corporation, a semiconductor manufacturer. From 1983 to 1989, he was Vice President and Chief Financial Officer of VLSI Technology Inc. Mr. Goldman serves on the board of directors of Global Village Inc. He holds a B.S. degree in electrical engineering from Cornell University and an M.B.A. degree from the Harvard Business School.

  Mr. Hart has served as a director of FullTime since December 1991. He is a Managing Partner of Technology Partners, a venture capital management firm that he founded in 1980. Mr. Hart serves on the Boards of Directors of Trimble Navigation Ltd., CellNet Data Systems, Inc., Silicon Gaming, Inc. and several private technology companies. He received a B.S. in engineering from Rensselaer Polytechnic Institute in 1965 and an M.B.A. from the Amos Tuck School at Dartmouth College in 1967.

  Mr. Jobe has served as a director of FullTime since April 1995. He has served as a private venture capitalist and computer industry advisor since July 1991. From June 1990 to July 1991, Mr. Jobe was President of MIPS Technology Development, a computer hardware company. From August 1987 to June 1990, he was Executive Vice President, Sales, Marketing and Service for MIPS. Mr. Jobe serves on the Board of Directors of Multimedia Access Corp. Mr. Jobe received a B.S.M.E.

and M.S.M.E. from Texas A&M University in 1962 and a P.M.D. from Harvard Business School in 1977.

  Mr. Wolken has served as a director of FullTime since 1990. Mr. Wolken is a General Partner of AVI Management Partners I, II and III which manage various private venture capital limited partnerships, having co-founded AVI in 1981. He serves as a director of a number of private technology companies in Silicon Valley. Mr. Wolken received a B.S. in mechanical engineering from the University of California, Berkeley in 1959 and a B.F.T. in international marketing from the American Graduate School for International Management in 1960.

FullTime Board Meetings and Committees

  During the fiscal year ended June 30, 1998, the FullTime Board held 4 meetings and acted by written consent on 2 occasions. For the fiscal year, each of the current directors attended at least 75% of the aggregate of (i) the total number of meetings of the FullTime Board and (ii) the total number of meetings held by all committees of the FullTime Board on which each such director served. The FullTime Board has two standing committees: the Audit Committee and the Compensation Committee.

  During the fiscal year ended June 30, 1998, the Audit Committee of the FullTime Board held one meeting. The Audit Committee is responsible for reviewing the results and scope of audits and other services provided by FullTime's independent auditors. The members of the Audit Committee are Mr. Goldman and Mr. Wolken.

  During the fiscal year ended June 30, 1998, the Compensation Committee of the FullTime Board held no meetings and acted by written consent on 11 occasions. The Compensation Committee makes recommendations concerning the salaries and incentive compensation of employees of, and consultants to, FullTime. The Compensation Committee also administers FullTime's 1997 Plan and Employee Stock Purchase Plan. The members of the Compensation Committee are Mr. Hart and
Mr. Jobe.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee of the FullTime Board was formed on July 16, 1996, and the members of the Compensation Committee are Mr. Hart and Mr. Jobe. Neither of these individuals was at any time during fiscal year 1998, or at any other time, an officer or employee of FullTime. No executive officer of FullTime serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the FullTime Board or Compensation Committee.

Director Compensation

  Except for grants of stock options, directors of FullTime generally do not receive compensation for services provided as a director. FullTime also does not pay compensation for committee participation or special assignments of the FullTime Board.

  Non-employee FullTime Board members are eligible for option grants pursuant to the provisions of the automatic grant program under FullTime's 1997 Plan. Under the automatic grant program, each individual who becomes a non-employee FullTime Board member will be granted an option to purchase 20,000 shares on the date such individual joins the FullTime Board. In addition, at each annual stockholders meeting, each individual who continues to serve and has served as a non-employee FullTime Board member for at least six months prior to such annual stockholders meeting receives an additional option grant to purchase 10,000 shares of common stock, whether or not such individual is standing for re-election at that particular meeting.

Compliance with Section 16(a) of the Exchange Act

  Section 16(a) of the Exchange Act requires FullTime's executive officers and directors, and persons who own more than ten percent of a registered class of FullTime's equity securities ("10% Stockholders") to file with the Commission and the National Association of Securities Dealers, Inc. reports of ownership on Form 3 and reports on changes in ownership on Form 4 or Form 5. Such executive officers, directors and 10% Stockholders are also required by Commission rules to furnish FullTime with copies of all Section 16(a) forms that they file.

  Based solely on its review of the copies of such forms received by FullTime, or written representations from certain reporting persons that no Forms 5 were required for such persons, FullTime believes that during the fiscal year ended June 30, 1998, its executive officers, directors and 10% Stockholders complied with all applicable Section 16(a) filing requirements.

Executive Compensation

  The following Summary Compensation Table sets forth the compensation earned by FullTime's Chief Executive Officer and the three other most highly compensated executive officers who were serving as such at the end of fiscal year 1998 (collectively, the "Named Officers"), each of whose aggregate compensation for fiscal year 1998 exceeded $100,000, for services rendered in all capacities to FullTime and its subsidiaries for the 1997 and 1998 fiscal years. Also included is the compensation for two former employees of FullTime who served as executive officers during fiscal 1998.

                           Summary Compensation Table

                                                                             Long-Term
                                                                            Compensation
                                              Annual Compensation              Awards
                                         ----------------------------- ----------------------
                                                                        Number of Securities     All Other
Name and Principal Position  Fiscal Year Salary ($)(1) Bonus ($)(1)(2) Underlying Options (#) Compensation ($)
---------------------------  ----------- ------------- --------------- ---------------------- ----------------
Richard G. Thau,                1998       $190,000       $ 90,644                --              $11,400(7)
 President and Chief
  Executive                     1997        180,292         81,852             50,000               7,680(7)
 Officer                        1996        150,000         62,206             70,000                 --
David R. Malmstedt,             1998         96,970         84,388            200,000                 --
 Senior Vice President of
  Field                         1997            --             --                 --                  --
 Sales Operations(3)            1996            --             --                 --                  --
Bruce C. Felt,                  1998        124,500         31,063             30,000                 --
 Vice President, Finance
  and                           1997        102,099         61,718             16,000                 --
 Chief Financial Officer        1996         90,834         17,777             20,000                 --
Arlington C. Glaze,             1998         55,359         45,415                --                  --
 Former Vice President,         1997         96,249        172,674             26,500                 --
 Sales(4)                       1996         77,499         88,746             30,000                 --
George J. Symons,               1998        130,000         32,678             30,000                 --
 Vice President of              1997        108,772         39,312                --                  --
 Engineering/Technical          1996         22,500          8,711             32,581                 --
 Services(5)
David P. Crocker,               1998         87,500         69,803             30,000                 --
 Former President,
  Octopus                       1997        198,388         83,473             40,000                 --
 Technologies Division(6)       1996         87,116            --              41,568                 --

--------
(1) Includes amounts deferred under FullTime's 401(k) plan.
(2) Bonus amounts include commissions earned in the respective fiscal years.
(3) Mr. Malmstedt joined FullTime in January 1998.
(4) Mr. Glaze terminated employment with FullTime in January 1998.
(5) Mr. Symons commenced employment with FullTime in April 1996.
(6) Mr. Crocker terminated employment with FullTime in March 1998.
(7) Represents an automobile expense allowance.

  The following table contains information concerning the stock option grants made to each of the Named Officers during the fiscal year ended June 30, 1998. No stock appreciation rights were granted to these individuals during such fiscal year.

                       Option Grants in Last Fiscal Year
                             Individual Grants (1)

                                                                           Potential Realizable
                                                                             Value at Assumed
                         Number of  Percent of Total                       Annual Rates of Stock
                         Securities      Options      Exercise              Price Appreciation
                         Underlying    Granted to       Price               for Option Term (4)
                          Options       Employees     Per Share Expiration ----------------------
  Name                   Granted(#) in Fiscal 1998(2) ($/sh)(3)    Date      5% ($)    10% ($)
  ----                   ---------- ----------------- --------- ---------- ---------- -----------
David R. Malmstedt......  200,000           12%        $2.750    1/23/08   $  345,892 $  876,558
Bruce C. Felt...........   30,000            2%        $2.750    1/23/08       51,884    131,484
George J. Symons........   30,000            2%        $2.750    1/23/08       51,884    131,484
David P. Crocker........   30,000            2%        $2.750    1/23/08       51,884    131,484

--------
(1) During the third quarter of fiscal 1998, FullTime approved a cancellation and regrant of outstanding stock options for all holders of outstanding options with exercise prices in excess of the reported Nasdaq National Market closing selling price per share on January 23, 1998. The options shown in the table were granted at the reported Nasdaq National Market closing selling price per share on January 23, 1998, are incentive stock options and will expire ten years from the date of grant, subject to earlier termination upon termination of the optionee's employment. Each of the options is immediately exercisable. The shares purchasable thereunder are subject to repurchase by FullTime at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right lapses as to 25% of the shares upon completion of one year of service from the grant date and the balance in a series of 36 monthly installments thereafter.
(2) Based on an aggregate of 1,655,658 options granted in the 1998 fiscal year.
(3) The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. FullTime may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.
(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission. There can be no assurance provided to any executive officer or any other holder of FullTime's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

                 Aggregate Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

  The following table sets forth, as to the named officers, certain information concerning stock options exercised during fiscal 1998 and the number of shares subject to both exercisable and unexercisable stock options as of June 30, 1998. Also reported are values for unexercised "in-the-money" options, exercise prices of outstanding stock options and the fair market value of FullTime's common stock as of June 30, 1998.

                                                                    Number of
                                                              Securities Underlying     Value of Unexercised
                                                               Unexercised Options      in-the-Money Options
                            Shares                           at Fiscal Year-End (#)   at Fiscal Year-End ($)(2)
                         Acquired on                        ------------------------- -------------------------
  Name                   Exercise (#) Value Realized ($)(1) Exercisable Unexercisable Exercisable Unexercisable
  ----                   ------------ --------------------- ----------- ------------- ----------- -------------
Richard G. Thau.........    25,000          $ 64,530          30,722        31,698      $16,339      $ 5,247
David R. Malmstedt......       --                --              --        200,000          --           --
Bruce C. Felt...........    16,100            42,007           4,233        45,667          --        11,278
George J. Symons........       --                --           19,026        44,174       33,067       24,634
David P. Crocker........       --                --           55,707        69,717       16,807          --
Arlington C. Glaze......    47,163           128,866             --            --           --           --

--------
(1) Market value of underlying securities based on the closing price of FullTime's common stock on the date of exercise minus the exercise price.
(2) Market value of underlying securities based on the closing price of FullTime's common stock on June 30, 1998 (the last trading day of fiscal
    1998) on the Nasdaq National Market of $1.938 minus the exercise price.

Employment Contracts and Change in Control Arrangements

  Except as follows, none of the named officers have employment agreements with FullTime, and their employment may be terminated at any time. FullTime has entered into agreements with Mr. Thau, Chairman of the Board, President and Chief Executive Officer, Mr. Malmstedt, Senior Vice President of Field Sales Operations and Mr. Felt, Vice President, Finance and Chief Financial Officer. Mr. Thau's employment agreement provides for severance payments equal to 50% of his annual base compensation if he is terminated without cause or in certain other circumstances. Mr. Felt's employment agreement provides that upon termination without cause, he will continue to be paid during the 90-day period after the date of termination at his then current base salary rate and will receive 12 months' additional vesting of options granted and/or shares of common stock purchased pursuant to his employment agreement. Mr. Malmstedt's agreement provides for a base salary of $200,000 annually, a sign-on bonus of $25,000 plus a first year bonus plan guaranteeing a payment of not less than $50,000; a bonus of up to $100,000 may be earned if certain goals are achieved. Should Mr. Malmstedt voluntarily resign or be terminated for cause during his first year of employment with FullTime, he will be required to reimburse FullTime for the sign-on bonus and any relocation expenses that may have been paid to him. In connection with the merger, Messrs. Thau, Malmstedt and Symons have entered into severance and employment arrangements which become effective upon completion of the merger.

  The compensation committee of the FullTime board of directors, as plan administrator of FullTime's 1997 stock option plan, has the authority to provide for accelerated vesting of the shares of common stock subject to outstanding options held by the named officers and any other executive officer or director in connection with certain changes in control of FullTime or the subsequent termination of the officer's employment following the change in control event. If an option granted under Full Time's 1997 stock option plan is not assumed or replaced with a cash incentive program in connection with a change in control, then the vesting of such option will accelerate entirely.

Limitations on Liability and Indemnification

  Delaware law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933. FullTime's bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by Delaware law. FullTime's certificate of incorporation provides that, pursuant to Delaware law, its directors will not be liable for monetary damages for breach of their fiduciary duty as directors to FullTime and its stockholders. This provision in the certificate of incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each FullTime director will continue to be subject to liability for breach of the director's duty of loyalty to FullTime for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision of FullTime's certificate of incorporation also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. FullTime has entered into indemnification agreements with its officers and directors. The indemnification agreements provide FullTime's officers and directors with further indemnification to the maximum extent permitted by Delaware law.

Stock Plans

  Stock Option Plans. Pursuant to FullTime's three separate stock option plans and the reorganization agreement, Legato will assume the outstanding options to purchase shares of FullTime common stock. These assumed options will be exercisable for a number of shares of Legato common stock equal to the product of (a) the number of shares of Full Time common stock that were issuable upon exercise of such options immediately prior to completion of the merger multiplied by (b) the share exchange ratio, and rounded down to the nearest whole number of shares of Legato common stock. The per share exercise price for the shares of Legato common stock issuable upon exercise of such assumed options will be equal to the quotient determined by dividing the exercise price per share of FullTime common stock at which such options were exercisable immediately prior to the completion of the merger, by the share exchange ratio, rounded up to the nearest whole cent. Each officer, employee or consultant who exercises his or her FullTime options prior to the merger will receive shares of Legato common stock upon completion of the merger. FullTime officers, including Richard G. Thau, Bruce C. Felt, David R. Malmstedt, Dan E. Kingman, Rebel Brown and George J. Symons, hold outstanding FullTime options granted under the option plans.

  Under the FullTime 1997 stock option plan, options to purchase FullTime common stock that were granted to non-employee members of the FullTime board of directors after FullTime's initial public offering will become fully exercisable and vested in connection with the merger. The following non-employee board members of FullTime hold options to purchase shares of FullTime common stock that were granted under the 1997 stock option plan after FullTime's initial public offering: Louis C. Cole, Kenneth A. Goldman, William Hart, William D. Jobe and Peter L. Wolken.

  FullTime officers, including Bruce C. Felt, David R. Malmstedt, Dan E. Kingman, Rebel Brown and George J. Symons, hold outstanding options granted under the 1997 stock option plan. Under the 1997 plan, in the event that the employment of an optionee, including a FullTime officer, is involuntarily terminated within twelve (12) months following the merger, then the exercisability or vesting of each outstanding option held by such optionee will automatically accelerate and each option will become fully vested. The accelerated option will remain exercisable until the earlier of the expiration of the option term or the expiration of the one-year period measured from the date of the involuntary termination. Involuntary termination is defined in the 1997 stock option plan to include

  .  A termination by FullTime without misconduct; or

  .  A voluntary resignation by the optionee following:

    (1) a change in the optionee's position which materially reduces the optionee's level of responsibility;

    (2) a reduction by more than 15% in the optionee's level of compensation, including base salary, fringe benefits, bonuses or incentives; or

    (3) a change in the optionee's place of employment which is more than 50 miles from the optionee's place of employment prior to the change,

provided such change or reduction is effected without the optionee's consent.

  As of December 31, 1998, FullTime officers hold the following options to purchase shares of FullTime common stock: Richard G. Thau: 62,420 shares at exercise prices ranging from $0.20 to $5.625 per share; Bruce C. Felt: 49,900 shares at exercise prices ranging from $0.20 to $5.625 per share; David
Malmstedt: 200,000 shares at an exercise price of $2.75 per share; Rebel Brown:
50,000 shares at an exercise price of $1.938 per share; and George J. Symons:
73,200 shares at exercise prices ranging from $0.20 to $2.75 per share.

  Employee Stock Purchase Plan. The FullTime employee stock purchase plan provides that, prior to the completion of the merger, all outstanding purchase rights under the employee stock purchase plan will be exercised upon the earlier of February 26, 1999 or immediately prior to the completion of the merger. In the event that the completion of the merger is later than February 26, 1999, then a new purchase period will commence on March 1, 1999 and will end upon the earlier of August 31, 1999 or immediately prior to the completion of the merger. In such a case, each participant in the employee stock purchase plan will be issued shares of FullTime common stock at that time pursuant to the terms of the employee stock purchase plan and each share of FullTime common stock so issued will automatically be converted into the right to receive a fraction of a share of Legato common stock based on the share exchange ratio. Certain of the FullTime officers contributes through payroll deduction to the employee stock purchase plan and will purchase a maximum of 2,000 shares of FullTime common stock immediately prior to consummation of the merger.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of December 31, 1998 certain information with respect to shares beneficially owned by (i) each person who is known by FullTime to be the beneficial owner of more than five percent (5%) of FullTime's outstanding shares of common stock, (ii) each of FullTime's directors, and the executive officers named in the Summary Compensation Table, and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                          Amount and Nature of
Name and Address of Beneficial Owners  Beneficial Ownership(1)(2) Percent of Class
-------------------------------------  -------------------------- ----------------
Beneficial Owners of more than five
 percent (5%) of FullTime's
 outstanding shares of common
 stock:
H & Q London Ventures (3)..........             631,172                 5.8%
 One Bush Street
 San Francisco, CA 94104
Technology Partners West Fund IV
 (4)...............................             771,729                 7.1%
 1550 Tiburon Boulevard, Suite A
 Belvedere, CA 94920
Directors and Executive Officers:
Richard G. Thau (5)................             712,000                 6.6%
 c/o FullTime Software, Inc.
 177 Bovet Road, 2nd Floor
 San Mateo, CA 94402
Bruce C. Felt (6)..................             180,000                 1.7%
 c/o FullTime Software, Inc.
 177 Bovet Road, 2nd Floor
 San Mateo, CA 94402
Dan E. Kingman.....................              61,000                   *
 c/o FullTime Software, Inc.
 177 Bovet Road, 2nd Floor
 San Mateo, CA 94402
David R. Malmstedt (7).............             224,300                 2.1%
 c/o FullTime Software, Inc.
 177 Bovet Road, 2nd Floor
 San Mateo, CA 94402

                                          Amount and Nature of
Name and Address of Beneficial Owners  Beneficial Ownership(1)(2) Percent of Class
-------------------------------------  -------------------------- ----------------
George J. Symons (8)...............              103,981                 1.0%
 c/o FullTime Software, Inc.
 177 Bovet Road, 2nd Floor
 San Mateo, CA 94402
Louis C. Cole (9)..................                6,792                   *
 c/o FullTime Software, Inc.
 3210 Porter Drive
 Palo Alto, CA 94304
Kenneth A. Goldman.................               22,000                   *
 c/o FullTime Software, Inc.
 177 Bovet Road, 2nd Floor
 San Mateo, CA 94402
William Hart (10)..................              817,525                 7.6%
 c/o FullTime Software, Inc.
 177 Bovet Road, 2nd Floor
 San Mateo, CA 94402
William D. Jobe (11)...............               61,396                   *
 c/o FullTime Software, Inc.
 177 Bovet Road, 2nd Floor
 San Mateo, CA 94402
Peter L. Wolken (12)...............               65,312                   *
 c/o FullTime Software, Inc.
 177 Bovet Road, 2nd Floor
 San Mateo, CA 94402
All current executive officers and
 directors as a
 group (11 persons, including those
 listed above).....................            2,254,306                20.9%

--------
 * Less than 1% of the outstanding shares of common stock.
 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. To FullTime's knowledge, the entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
 (2) Percentage of beneficial ownership is calculated assuming 10,702,976 shares of common stock were outstanding on December 31, 1998. The number of shares of common stock deemed outstanding includes shares issuable pursuant to stock options that may be exercised within sixty (60) days after December 31, 1998. However, such common stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by General Rule 13d-3(1)(i) under the Exchange Act.
 (3) The natural persons with sole, shared or depositive voting powers owned by H&Q London Ventures are the general partners thereof which according to
     Schedule 13G signed on February 17, 1998 included William R. Hambrecht.
 (4) The natural persons with sole, shared or depositive voting powers by Technology Partners West Fund IV Partners are the general partners thereof which consist of William Hart, Roger J. Quy and John E. Ardelle, III.
 (5) Includes 50,000 shares issuable pursuant to stock options that may be exercised within sixty (60) days after December 31, 1998.
 (6) Includes 46,000 shares issuable pursuant to stock options that may be exercised within sixty (60) days after December 31, 1998.

 (7) Includes 200,000 shares issuable pursuant to stock options that may be exercised within sixty (60) days after December 31, 1998.
 (8) Includes 72,982 shares issuable pursuant to stock options that may be exercised within sixty (60) days after December 31, 1998.
 (9) Includes 6,792 shares issuable pursuant to stock options that may be exercised within sixty (60) days after December 31, 1998.
(10) Includes 771,729 shares beneficially owned by Technology Partners West Fund IV. Mr. Hart, a director of FullTime, is a general partner of the general partner of Technology Partners West Fund IV. Mr. Hart disclaims beneficial ownership of all shares of common stock held by Technology Partners West Fund IV, except to the extent of his pecuniary interest therein. Includes 5,796 shares issuable pursuant to stock options that may be exercised within sixty (60) days after December 31, 1998.
(11) Includes 7,396 shares issuable pursuant to stock options that may be exercised within sixty (60) days after December 31, 1998.
(12) Includes 5,796 shares issuable pursuant to stock options that may be exercised within sixty (60) days after December 31, 1998.

                         FULLTIME CERTAIN TRANSACTIONS

Certain Relationships and Related Transactions

  FullTime has entered into indemnification agreements with each of its officers and directors containing provisions that may require FullTime, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified and to obtain directors' and officers' liability insurance if available on reasonable terms. FullTime maintains an insurance policy covering officers and directors under which the insurer has agreed to pay the amount of any claim made against the officers or directors of FullTime for wrongful acts that such officers and directors may otherwise be required to pay or for which FullTime is required to indemnify such officers and directors, subject to certain exclusions.

  In May 1996, Mr. Bruce Felt, Vice President, Finance and Chief Financial Officer, exercised a warrant to purchase 40,000 shares of Series D Preferred Stock at a price of $2.40 per share, or an aggregate price of $96,000. The purchase price was paid by a promissory note made by Mr. Felt in favor of FullTime. Principal and accrued interest on the note is due in 10 years from the note's issue date. The note bears interest at the rate of 6.83% per annum and is secured by a pledge of the shares purchased with it.

  In January 1998, Mr. Dan Kingman, Vice President of Human Resources, exercised an option to purchase 60,000 shares of FullTime common stock at a price of $2.75 per share, or an aggregate price of $165,000. The purchase price was paid by a promissory note made by Mr. Kingman in favor of FullTime. Principal and accrued interest on the note is due in 10 years from the note's issue date. The note bears interest at the rate of 6.13% per annum and is secured by a pledge of the shares purchased with it.

                          COMPARISON OF CAPITAL STOCK

Description of Legato Capital Stock

  The authorized capital stock of Legato consists of 100,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share.

  Legato Common Stock

  As of December 31, 1998, there were 37,627,121 shares of Legato common stock outstanding held of record by approximately 90 stockholders. Legato common stock is listed on The Nasdaq National Market under the symbol LGTO. Holders of Legato common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Pursuant to the Legato Amended and Restated Certificate of Incorporation, the stockholders do not have a right to take action by written consent, nor may they cumulate votes in connection with the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Legato common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Legato board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Legato, the holders of Legato common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of holders of Legato preferred stock that may be then outstanding. The Legato common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Legato common stock. All outstanding shares of Legato common stock are fully paid and non-assessable.

  Legato Preferred Stock

  Legato has 5,000,000 shares of preferred stock authorized, of which 30,000 shares are designated Series A Preferred Stock. No shares of Legato preferred stock are outstanding. The Legato board of directors has the authority to issue the undesignated shares of Legato preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Legato preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, the Legato board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights, which could adversely affect the voting power or other rights of the holders of Legato common stock and the issuance of Legato preferred stock may have the effect of delaying, deferring or preventing a change in control of Legato.

  Legato Rights Agreement

  On May 23, 1997, Legato adopted the rights agreement between Legato and Harris Trust and Savings Bank, as rights agent, covering each share of Legato common stock outstanding as of June 27, 1997 and each share issued thereafter. When exercisable, each right under the Legato rights agreement initially entitles the holder to purchase one one-thousandth of a share of Legato preferred stock, par value $0.0001 per share, at a price of $115.00 per one one-thousandth of a Legato preferred share, subject to adjustment. The Legato rights become exercisable on the earlier of: (a) 10 days following a public announcement that a person or group or affiliated or associated persons (a

Legato acquiring person) has acquired beneficial ownership of 15%, or in the case of certain exempt persons, 20%, or more of the outstanding Legato common stock or (b) 10 business days, or such later date as may be determined by action of the Legato board of directors prior to such time as any person becomes a Legato acquiring person, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Legato common stock. The Legato rights expire on May 23, 2007.

  The Legato rights agreement was designed to protect and maximize the value of the outstanding equity interests in Legato in the event of an unsolicited attempt by an acquiror to take over Legato in a manner or on terms not approved by the Legato board of directors.

  Transfer Agent and Registrar

  The transfer agent and registrar of the Legato common stock is Harris Trust Company of California and its telephone number is (213) 239-0672.

Description of FullTime Capital Stock

  The authorized capital stock of FullTime consists of 20,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

  FullTime Common Stock

  As of the record date, there were 10,868,835 shares of FullTime common stock outstanding held of record by approximately 123 stockholders, although FullTime has been informed that there are in excess of 1,324 beneficial owners. FullTime common stock is listed on the Nasdaq National Market under the symbol FTSW. Holders of FullTime common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Pursuant to FullTime's certificate of incorporation, the stockholders do not have a right to take action by written consent nor may they cumulate votes in connection with the election of FullTime directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of FullTime common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the FullTime board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of FullTime, the holders of FullTime common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of holders of FullTime preferred stock that may be then outstanding. The FullTime common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the FullTime common stock. All outstanding shares of FullTime common stock are fully paid and non-assessable, and the shares of Legato common stock which are to be received in exchange for the FullTime common stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.

  FullTime Preferred Stock

  FullTime has 5,000,000 shares of preferred stock authorized, of which 65,000 shares are designated Series A Preferred Stock and, as of the record date, no shares of FullTime preferred stock are outstanding. The FullTime board of directors has the authority to issue the undesignated shares of FullTime preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of FullTime preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, the FullTime board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of FullTime common stock and the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of FullTime.

  FullTime Rights Agreement

  On July 31, 1997, FullTime adopted the rights agreement between FullTime and ChaseMellon Shareholder Services, L.L.C., as rights agent, covering each share of FullTime common stock outstanding as of August 20, 1997 and each share issued thereafter. When exercisable, each right under the FullTime rights agreement initially entitles the holder to purchase one one-thousandth of a share of FullTime Series A Preferred Stock, par value $0.001 per share, at a price of $60.00 per one one-thousandth of a FullTime preferred share, subject to adjustment. The FullTime rights become exercisable on the earlier of: (a) 10 days following a public announcement that a person or group or affiliated or associated persons, a FullTime acquiring person, has acquired beneficial ownership of 15% or more of the outstanding FullTime common stock or (b) 10 business days, or such later date as may be determined by action of the FullTime board of directors prior to such time as any person becomes a FullTime acquiring person, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding FullTime common stock. The FullTime rights expire on July 30, 2007.

  The FullTime rights agreement was designed to protect and maximize the value of the outstanding equity interests in FullTime in the event of an unsolicited attempt by an acquiror to take over FullTime in a manner or on terms not approved by the FullTime board of directors. Pursuant to the reorganization agreement, FullTime has taken all necessary actions, including effectuating an amendment to the FullTime rights agreement, so that the reorganization agreement and the consummation of the merger will not cause any change, effect or result under the FullTime rights agreement which is adverse to the interests of Legato.

  Transfer Agent and Registrar

  The transfer agent and registrar of the FullTime common stock is ChaseMellon Shareholder Services and its telephone number is (415) 743-1423.

                      COMPARISON OF RIGHTS OF STOCKHOLDERS
                       OF LEGATO, MERGER SUB AND FULLTIME

  FullTime, Legato and Merger Sub are all Delaware corporations and therefore FullTime stockholders' rights will remain governed by Delaware corporate law after the merger. FullTime stockholders' rights will, however, be governed after the merger by Legato's and Merger Sub's respective certificates of incorporation and bylaws.

  The following is a summary of the material differences between the rights of holders of FullTime common stock and the rights of holders of Legato common stock. These differences arise from differences between FullTime's amended and restated certificate of incorporation, FullTime's bylaws, Legato's amended and restated certificate of incorporation, Legato's bylaws, Merger Sub's certificate of incorporation and Merger Sub's bylaws, respectively.

Nominations for Board of Directors and Advance Notice of Stockholder Nominees

  Legato's bylaws provide that nominations for election to the board of directors must be made

  .  Pursuant to Legato's notice with respect to such meeting,

  .  By direction of the Legato board of directors, or

  . By any Legato stockholder of record of any outstanding class of capital stock of Legato entitled to vote for the election of directors who has complied with certain notice provisions.

  Nominations, other than those made by Legato's board of directors must be preceded by notification in writing received by the secretary of the corporation not less than 60 days prior to the first anniversary of the prior year's annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. FullTime's bylaws provide that the election of the board of directors of FullTime shall be held at the time and place fixed by the FullTime board of directors and does not specify a nomination procedure.

Amendment To Governing Documents

  Delaware law requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. If an amendment would alter the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation.

  Delaware law also provides that the power to adopt, amend or repeal a corporation's bylaws shall be in the stockholders entitled to vote, provided that the corporation in its certificate incorporation may confer such power on its board of directors in addition to the stockholders. The certificates of incorporation of FullTime, Legato and Merger Sub each expressly authorizes the respective boards of directors to make, repeal, alter, amend and rescind the FullTime bylaws, Legato bylaws and Merger Sub bylaws, respectively.

Stockholder Consent in Lieu of Meeting

  Under Delaware corporate law, unless otherwise provided in a corporation's certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting by proper written consent. Proper written consent is a consent in writing signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. The certificates of incorporation of Legato and FullTime each provides that stockholders may not take any action by written consent in lieu of a meeting.

Anti-Takeover Provisions

  Legato's bylaws provide that special meetings of its stockholders may only be called by the president or a majority of the Legato board of directors. Merger Sub's bylaws and FullTime's bylaws provide that special meetings of their stockholders may only be called by the president, a majority of the respective board of directors, or stockholders owning not less than 10 percent of the entire capital stock of the corporation issued and outstanding and entitled to vote. Each of Legato and FullTime have adopted shareholder rights plans that are substantially similar in nature. See "Comparison of Capital Stock."

Cumulative Voting

  None of the bylaws or certificates of incorporation of Legato, FullTime or Merger Sub provides for cumulative voting in elections of directors. Therefore, under Delaware law, cumulative voting rights are not available to Legato, FullTime or Merger Sub stockholders.

  The foregoing discussion of certain similarities and material differences between the rights of FullTime stockholders, the rights of Legato stockholders and the rights of the Merger Sub stockholders under the respective certificates of incorporation and bylaws is only a summary of certain provisions in each of these documents. This discussion does not purport to be a complete description of such similarities and differences, and is qualified by reference to the Delaware General Corporate Law, the common law thereunder and the full text of Legato's, FullTime's and Merger Sub's certificates of incorporation and bylaws.

                                    EXPERTS

  The consolidated balance sheets of Legato as of December 31, 1997 and December 31, 1996 and the consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this proxy statement/prospectus have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements of FullTime as of June 30, 1998 and June 30, 1997 and for each of the three years in the period ended June 30, 1998, included in this proxy statement/prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the shares of Legato common stock offered hereby, the federal income tax consequences in connection with the merger and certain other matters relating to the Merger and the transactions contemplated thereby will be passed upon for Legato by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California. A spouse of a partner of Gunderson Dettmer beneficially owns 399,253 shares of FullTime's common stock. Certain legal matters with respect to federal income tax consequences in connection with the Merger and certain other legal matters relating to the merger and the transactions contemplated thereby will be passed upon for FullTime by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

         INDEX TO QUALIX GROUP, INC. CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
QUALIX GROUP, INC. (doing business as FullTime Software, Inc.)
Independent Auditors' Report.............................................  F-2
Consolidated Balance Sheets at June 30, 1998 and 1997....................  F-3
Consolidated Statements of Operations for the Years Ended June 30, 1998,
 1997 and 1996...........................................................  F-4
Consolidated Statements of Stockholders' Equity for the Years Ended June
 30, 1998, 1997 and 1996.................................................  F-5
Consolidated Statements of Cash Flows for the Years Ended June 30, 1998,
 1997 and 1996...........................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7


Condensed Consolidated Balance Sheets at December 31, 1998 (unaudited)
 and June 30, 1998....................................................... F-19
Condensed Consolidated Statements of Operations for the Six Months Ended
 December 31, 1998 and 1997 (unaudited).................................. F-20
Condensed Consolidated Statements of Cash Flows for the Six Months Ended
 December 31, 1998 and 1997 (unaudited).................................. F-21
Notes to Condensed Consolidated Financial Statements (unaudited)......... F-22


Consolidated Financial Statement Schedule
Schedule II--Valuation and Qualifying Accounts...........................  S-1

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Qualix Group, Inc.:

  We have audited the accompanying consolidated balance sheets of Qualix Group, Inc. and subsidiaries ("the Company") as of June 30, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1998. Our audits also included the consolidated financial statement schedule listed in the Index at F-1. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Qualix Group, Inc. and subsidiaries as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

San Jose, California
July 23, 1998

                               QUALIX GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                                 June 30,
                                                             -----------------
                                                               1998     1997
                                                             --------  -------
                           ASSETS
Current Assets:
  Cash and cash equivalents................................. $  6,869  $ 9,617
  Temporary investments.....................................    5,005    9,541
  Accounts receivable, less allowance for doubtful accounts
   ($537 in 1998 and $386 in 1997)..........................    4,236    5,147
  Inventories...............................................      142      194
  Prepaid expenses..........................................      910      276
                                                             --------  -------
    Total current assets....................................   17,162   24,775
Property and equipment, net.................................    3,772    1,559
                                                             --------  -------
    Total assets............................................ $ 20,934  $26,334
                                                             ========  =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................      851    1,280
  Accrued liabilities.......................................    2,743    2,748
  Deferred revenue and advances.............................    2,856    1,795
  Income taxes payable......................................       --       91
  Current portion of long-term obligations..................      258      126
                                                             --------  -------
    Total current liabilities...............................    6,708    6,040
Long-term obligations.......................................       87      191

Commitments and contingencies (Note 7)

Stockholders' Equity:
  Convertible preferred stock--par value $0.001; 5,000,000
   shares authorized; shares outstanding: none in 1998 or
   1997.....................................................       --       --
  Common stock--par value $0.001; 20,000,000 shares
   authorized; shares outstanding: 10,635,456 shares in 1998
   and 10,305,605 shares in 1997............................   25,469   24,862
  Notes receivable from sale of stock.......................     (345)    (175)
  Net unrealized loss on available-for-sale securities......       --      (43)
  Accumulated deficit.......................................  (10,985)  (4,541)
                                                             --------  -------
    Total stockholders' equity..............................   14,139   20,103
                                                             --------  -------
    Total liabilities and stockholders' equity.............. $ 20,934  $26,334
                                                             ========  =======

                See notes to consolidated financial statements.

                               QUALIX GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands except per share data)

                                                       Years Ended June 30,
                                                      -------------------------
                                                       1998     1997     1996
                                                      -------  -------  -------
Revenue:
  Reliability software............................... $16,034  $16,868  $ 8,965
  Other products.....................................   8,027   10,336    5,360
  Support, maintenance and consulting................   5,954    4,942    2,210
                                                      -------  -------  -------
    Total revenue....................................  30,015   32,146   16,535
                                                      -------  -------  -------
Cost of revenue:
  Cost of reliability software.......................     976    3,738    3,640
  Cost of other products.............................   5,758    7,289    3,781
  Cost of support, maintenance and consulting........   2,103    1,871    1,021
                                                      -------  -------  -------
    Total cost of revenue............................   8,837   12,898    8,442
                                                      -------  -------  -------
Gross profit.........................................  21,178   19,248    8,093
Operating expenses:
  Sales and marketing................................  19,878   11,280    5,101
  General and administrative.........................   4,724    2,878    1,920
  Research and development...........................   3,823    2,272      620
  Merger expenses....................................      --      595       --
  Purchased in-process technology....................      --       --      740
                                                      -------  -------  -------
    Total operating expenses.........................  28,425   17,025    8,381
                                                      -------  -------  -------
Income (loss) from operations........................  (7,247)   2,223     (288)
Other income (expense):
  Gain on sale of investments........................       2      528      763
  Interest income....................................     830      403       88
  Interest expense...................................     (29)     (41)      (5)
                                                      -------  -------  -------
    Total other income...............................     803      890      846
                                                      -------  -------  -------
Income (loss) before income taxes....................  (6,444)   3,113      558
Provision for income taxes...........................      --      406       --
                                                      -------  -------  -------
    Net income (loss)................................ $(6,444) $ 2,707  $   558
                                                      =======  =======  =======
Earnings (loss) per share:
  Basic.............................................. $ (0.62) $  0.41  $  0.21
                                                      =======  =======  =======
  Diluted............................................ $ (0.62) $  0.29  $  0.07
                                                      =======  =======  =======
Shares used in per share computation:
  Basic..............................................  10,336    6,620    2,665
                                                      =======  =======  =======
  Diluted............................................  10,336    9,312    8,177
                                                      =======  =======  =======

                See notes to consolidated financial statements.

                               QUALIX GROUP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (in thousands, except share amounts)

                                                                                  Net
                                                                              Unrealized
                             Convertible                            Notes     Gain (Loss)
                           Preferred Stock        Common Stock    Receivable on Available-
                          -------------------  ------------------ from Sale    for-Sale    Accumulated
                            Shares    Amount     Shares   Amount   of Stock   Securities     Deficit    Total
                          ----------  -------  ---------- ------- ---------- ------------- ----------- -------
Balances, July 1, 1995..   3,915,660  $ 7,879   2,324,324 $ 1,396   $  (8)      $1,018      $ (7,806)  $ 2,479
 Exercise of Series C
  preferred stock
  options...............      23,333       56          --      --     (56)          --            --        --
 Exercise of Series D
  preferred stock
  options...............      40,000       96          --      --     (96)          --            --        --
 Conversion of short-
  term notes for common
  stock, net of issuance
  costs of $11..........          --       --     457,246     319      --           --            --       319
 Exercise of stock
  options...............          --       --      99,172      20      (9)          --            --        11
 Issuance of common
  stock for services
  rendered..............          --       --      62,760      12      --           --            --        12
 Net unrealized gain
  (loss) on available-
  for-sale securities...          --       --          --      --      --         (533)           --      (533)
 Net income.............          --       --          --      --      --           --           558       558
                          ----------  -------  ---------- -------   -----       ------      --------   -------
Balances, June 30,
 1996...................   3,978,993    8,031   2,943,502   1,747    (169)         485        (7,248)    2,846
 Conversion of preferred
  stock.................  (3,978,993)  (8,031)  4,774,791   8,031      --           --            --        --
 Initial public
  offering, net of
  issuance costs of
  $1,433................          --       --   2,201,981  14,950      --           --            --    14,950
 Exercise of stock
  options...............          --       --     112,419      26      (6)          --            --        20
 Exercise of stock
  warrants..............          --       --     272,912     108      --           --            --       108
 Net unrealized gain
  (loss) on available-
  for-sale securities...          --       --                  --      --         (528)           --      (528)
 Net income.............          --       --          --      --      --           --         2,707     2,707
                          ----------  -------  ---------- -------   -----       ------      --------   -------
Balances, June 30,
 1997...................          --       --  10,305,605  24,862    (175)         (43)       (4,541)   20,103
 Exercise of stock
  options...............          --       --     212,530     200    (170)          --            --        30
 Purchases under
  employee stock
  purchase plan.........          --       --     117,321     407      --           --            --       407
 Net unrealized gain
  (loss) on available-
  for-sale securities...          --       --          --      --      --           43            --        43
 Net loss...............          --       --          --      --      --           --        (6,444)   (6,444)
                          ----------  -------  ---------- -------   -----       ------      --------   -------
Balances, June 30,
 1998...................          --  $    --  10,635,456 $25,469   $(345)      $   --      $(10,985)  $14,139
                          ==========  =======  ========== =======   =====       ======      ========   =======

                See notes to consolidated financial statements.

                               QUALIX GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                     Years Ended June 30,
                                                   ---------------------------
                                                     1998      1997     1996
                                                   --------  --------  -------
Cash flows from operating activities:
 Net income (loss)................................ $ (6,444) $  2,707  $   558
 Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
  Depreciation and amortization...................      932       323       87
  Amortization of discount on long-term
   obligations....................................       28        36       --
  (Gain) loss on disposal of fixed assets.........      164        --       --
  Gain on sale of available-for-sale securities...       --      (528)    (763)
  Purchased in-process technology.................       --        --      740
  Changes in:
   Accounts receivable............................      911    (2,342)  (1,300)
   Inventories....................................       52       (86)      (5)
   Prepaid expenses...............................     (634)     (216)     (14)
   Accounts payable...............................     (429)      283      250
   Accrued liabilities............................       (5)    1,333      572
   Income taxes payable...........................      (91)       91       --
   Deferred revenue and advances..................    1,061       708      735
   Liability under employment termination
    agreement.....................................       --      (151)     (72)
                                                   --------  --------  -------
  Net cash provided by (used in) operating
   activities.....................................   (4,455)    2,158      788
                                                   --------  --------  -------
Cash flows from investing activities:
 Purchases of property and equipment, net.........   (3,309)   (1,539)    (267)
 Purchase of temporary investments................  (12,819)  (21,240)     847
 Proceeds from maturity or sale of temporary
  investments.....................................   17,398    12,185       --
 Business acquisition.............................       --        --     (617)
                                                   --------  --------  -------
  Net cash provided by (used in) investing
   activities.....................................    1,270   (10,594)     (37)
                                                   --------  --------  -------
Cash flows from financing activities:
 Issuance of convertible promissory notes.........       --        --      315
 Repayments of capital lease obligations, net.....       --        (1)      (7)
 Issuance of long-term obligations................       --        --      405
 Repayment of long-term obligations...............       --      (125)      --
 Proceeds from issuance of preferred and common
  stock, net......................................      437    15,077       27
                                                   --------  --------  -------
  Net cash provided by financing activities.......      437    14,951      740
                                                   --------  --------  -------
Net increase (decrease) in cash and cash
 equivalents......................................   (2,748)    6,515    1,491
Cash and cash equivalents, beginning of year......    9,617     3,102    1,611
                                                   --------  --------  -------
Cash and cash equivalents, end of year............ $  6,869  $  9,617  $ 3,102
                                                   ========  ========  =======
Noncash investing and financing activities:
 Conversion of preferred shares to common stock...       --  $  8,031       --
                                                   ========  ========  =======
 Exercise of options for stockholder notes
  receivable...................................... $    170  $     10  $   161
                                                   ========  ========  =======
 Conversion of promissory notes for stock, net of
  issuance costs.................................. $     --  $     --  $   315
                                                   ========  ========  =======
 Issuance of common stock for services rendered... $     --  $     --  $    13
                                                   ========  ========  =======
Supplemental disclosure of cash flow information:
 Cash paid during the year for interest........... $     --  $     41  $    28
                                                   ========  ========  =======
 Cash paid during the year for income taxes....... $     --  $    314  $    --
                                                   ========  ========  =======

                See notes to consolidated financial statements.

                               QUALIX GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations. Qualix Group, Inc. ("the Company") was incorporated in Delaware in September 1990. The Company develops or acquires, markets and supports reliability software for distributed computing systems based on Unix and Windows NT operating systems. The Company's customers are in a variety of industries, including telecommunications, finance, manufacturing and energy. The Company markets its software and services to Fortune 2000 accounts primarily through its field sales organization located in the United States, Europe and the Pacific Rim, complemented by other sales channels, including systems integrators, OEMs, VARs and international distributors.

  Basis of Presentation. The Company acquired Octopus Technologies, Inc. ("Octopus") in August 1996. The acquisition was accounted for as a pooling-of-interests. All financial data of the Company has been restated to include the historical financial information of Octopus.

  Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. Accounts denominated in foreign currencies have been remeasured into the functional currency, using the U.S. dollar as the functional currency. Foreign currency gains and losses from remeasurement, which have been insignificant, are included in the consolidated statements of income.

  Cash Equivalents. Cash equivalents include highly liquid investments with original maturities of 90 days or less at the time of acquisition. The recorded carrying amounts of cash equivalents approximate their fair market value.

  Temporary Investments. Temporary investments consist of highly liquid investments acquired with maturities exceeding three months and are classified as "available-for-sale securities." The investments are reported at fair value with unrealized gains or losses excluded from earnings and reported as a separate component of stockholders' equity, net of taxes. Any gains or losses on sales of investments are computed on a specific identification basis.

  Inventories. Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of computer products, software and component parts purchased for resale.

  Property and Equipment. Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful lives, generally three to seven years, or the lease term, as appropriate.

  Financial Statement Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such management estimates include the allowance for potentially

                               QUALIX GROUP, INC.

                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996

uncollectible accounts receivable, the valuation allowance on deferred tax assets and certain reserves and accruals. Actual results could differ materially from those estimates.

  Software Development Costs. Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized. The costs to develop such software have not been capitalized as the Company believes its current software development process is essentially complete concurrent with the establishment of technological feasibility.

  Revenue Recognition Policy. Software license revenue is recognized when either a noncancelable license agreement or purchase order has been executed, the product has been shipped, all significant contractual obligations have been satisfied and collection of the resulting receivable is probable. Maintenance revenue is recognized ratably over the maintenance period, generally one year, and revenue from consulting and training services is recognized as services are performed.

  Warranty. The Company generally warrants its products for 90 days or less. The Company has no provision for warranty costs at June 30, 1998, as historically costs have not been significant.

  Income Taxes. Income taxes are provided under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement requires an asset and liability approach to account for income taxes and requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

  Stock-Based Compensation. The Company accounts for employee stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and, accordingly, does not generally recognize compensation cost in connection with its stock option and purchase plans.

  Earnings (Loss) Per Share. During the second quarter of fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share. All prior periods have been restated to conform with this Statement. Net income (loss) per basic share is computed using the weighted average number of common shares outstanding during the periods presented, excluding contingently issuable shares.

  For diluted net income (loss) per share, shares used in the per share computation include weighted average common and potentially dilutive common shares outstanding. Potentially dilutive common shares consist of shares issuable upon the assumed exercise of dilutive stock options. Pursuant to the Securities and Exchange Commission's Staff Accounting Bulletins and staff policy, all outstanding preferred stock and warrants that were converted into common stock in the initial public offering are included in the computation as potentially dilutive shares when the effect is

                               QUALIX GROUP, INC.

                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996

dilutive. Prior to the Company's initial public offering in February 1997, potentially dilutive shares include preferred stock and certain warrants (using the "if converted" method) as well as common and potentially dilutive shares issued within 12 months preceding the initial filing date.

  Options to purchase 200,000 shares of common stock were outstanding during fiscal 1998 but were not included in the computation of diluted earnings per share as the effect was anti-dilutive.

  Certain Significant Risks and Uncertainties. Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, temporary cash investments and accounts receivable. The Company invests in a variety of financial instruments with an investment credit rating of AA and better. The Company, by policy, limits the amount of credit exposure with any one financial instrument or commercial issuer. The Company also places its cash, cash equivalents and investments for safekeeping with high-credit-quality financial institutions. The Company sells its products primarily to companies in diversified industries in North America, Europe and the Pacific Rim, and generally does not require its customers to provide collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers' financial condition. While the Company maintains allowances for potential bad debt losses, actual losses to date have not been material. No customer accounted for more than 10% of total revenue in 1998, 1997 and 1996; one customer accounted for 11% of accounts receivable in fiscal 1998. Export sales from the United States represented 22%, 17% and 17% of total revenue in fiscal 1998, 1997 and 1996, respectively.

  The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position or results of operations: advances and trends in new technologies; competitive pressures in the form of new products or price reductions on current products; changes in product mix; changes in the overall demand for products and services offered by the Company; changes in certain strategic partnerships or customer relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory or other issues or factors; risks associated with changes in domestic and international economic and/or political conditions or regulations; availability of necessary components; performance of third-party suppliers and vendors; year 2000 compliance issues; and the Company's ability to attract and retain employees necessary to support its growth.

  Recently Issued Accounting Standards. In June 1997, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards (SFAS) No.130, "Reporting Comprehensive Income," which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources; and SFAS No.131, "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for a company's business segments and related disclosures about its products, services, geographic areas and major customers. The Company has not yet identified its SFAS 131 reporting segments. Adoption of these statements will not impact the Company's

                               QUALIX GROUP, INC.

                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996

consolidated financial position, results of operations or cash flows. Both statements are effective for the Company beginning July 1, 1998, with earlier application permitted.

2. BUSINESS COMBINATIONS

  Merger with Octopus Technologies, Inc. In August 1996, the Company acquired Octopus by issuing 1,597,173 shares of its common stock and 280,673 shares of Series E preferred stock in exchange for all of the outstanding common stock and preferred stock of Octopus. The Company also assumed and exchanged all options to purchase Octopus stock for options to purchase an aggregate of 149,590 shares of the Company's common stock with an average exercise price of $2.60 per share. The merger was accounted for as a pooling-of-interests. Octopus develops, markets and supports real time data protection software throughout the United States and internationally. Approximately $595,000 of costs directly attributable to the business combination, primarily professional fees associated with investment bankers, attorneys and accountants, were incurred by the Company.

  Purchase of Anthill Incorporated. In May 1996, the Company acquired substantially all of the assets and assumed certain of the liabilities of Anthill Incorporated ("Anthill"). The purchase price totaled approximately $675,000, of which $175,000 was paid at the closing of the transaction with the remaining purchase price to be paid in four annual installments of $125,000 each (see Note 7). Anthill was engaged in the development of a hierarchical storage management product.

  The acquisition was accounted for as a purchase, and, accordingly, the acquired assets and liabilities were recorded at their estimated fair market values at the date of acquisition. The aggregate purchase of $675,000, plus $116,000 of costs directly attributable to the completion of the acquisition, has been allocated to the assets and liabilities acquired. Approximately $740,000 of the total purchase price represented the value of in-process technology which had no future alternative use and was charged to the Company's operations in the fourth quarter of fiscal 1996.

3. TEMPORARY INVESTMENTS

  Available-for-sale securities at June 30, 1998 consist of:

                                                   Gross      Gross    Estimated
                                       Amortized Unrealized Unrealized  Market
                                         Cost      Gains      Losses     Value
                                       --------- ---------- ---------- ---------
                                                    (in thousands)
Municipal bonds.......................  $1,300                          $1,300
Corporate bonds.......................   1,955      $ 1        $(1)      1,955
Certificates of deposit...............   1,750                           1,750
                                        ------      ---        ---      ------
                                        $5,005      $ 1        $(1)     $5,005
                                        ======      ===        ===      ======

                               QUALIX GROUP, INC.

                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996


  Available-for-sale securities at June 30, 1997 consist of:

                                                   Gross      Gross    Estimated
                                       Amortized Unrealized Unrealized  Market
                                         Cost      Gains      Losses     Value
                                       --------- ---------- ---------- ---------
                                                    (in thousands)
Commercial paper......................  $3,935                          $3,935
Municipal bonds.......................   3,605                 $ (5)     3,600
Corporate bonds.......................   1,015                  (18)       997
Agency securities.....................   1,029                  (20)     1,009
                                        ------      ----       ----     ------
                                        $9,584      $ --       $(43)    $9,541
                                        ======      ====       ====     ======

  At June 30, 1998, the municipal bonds had maturities greater than 10 years. The estimated market value of corporate bonds with maturities between one and five years was $949,000 with the remaining available-for-sale securities maturing within one year. All certificates of deposit mature during fiscal 1999.

  At June 30, 1995, the Company held 46,121 shares of common stock of a public company which were subject to certain holding restrictions. During 1996, the Company sold 34,590 shares and realized a gain of $763,000, net of legal costs of $84,500. In June 1997, the Company sold the remaining shares and realized a gain of $828,000. The gain on the sale of stock was recorded, net of legal costs of $300,000. The Company realized an insignificant gain on the sale of investments in fiscal 1998.

4. PROPERTY AND EQUIPMENT

  Property and equipment at June 30 consist of (in thousands):

                                                                 1998     1997
                                                                -------  ------
     Computer equipment and software........................... $ 4,041  $2,250
     Furniture and fixtures....................................     554      67
     Office equipment..........................................     176      14
     Leasehold improvements....................................     697      39
                                                                -------  ------
                                                                  5,468   2,370
     Less accumulated depreciation and amortization............  (1,696)   (811)
                                                                -------  ------
     Property and equipment--net............................... $ 3,772  $1,559
                                                                =======  ======

5. ACCRUED LIABILITIES

  Accrued liabilities at June 30 consist of (in thousands):

                                                                  1998   1997
                                                                 ------ ------
     Compensation, bonuses and related benefits................. $1,143 $  988
     Royalties payable and costs associated with product
      acquisition...............................................    130    666
     Other accrued liabilities..................................  1,470  1,094
                                                                 ------ ------
       Total.................................................... $2,743 $2,748
                                                                 ====== ======

                               QUALIX GROUP, INC.

                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996

6. INCOME TAXES

  The provision for income taxes consists of the following:

                                                                 1998 1997  1996
                                                                 ---- ----  ----
     Current:
       Federal.................................................. $ -- $ 83  $ --
       State....................................................   --  367    --
                                                                 ---- ----  ----
                                                                   --  450    --
                                                                 ---- ----  ----
     Deferred:
       Federal..................................................   --   --    --
       State....................................................   --  (44)   --
                                                                 ---- ----  ----
                                                                   --  (44)   --
                                                                 ---- ----  ----
                                                                 $ -- $406  $ --
                                                                 ==== ====  ====

  The provision for income taxes differs from the amount computed by applying the statutory U.S. Federal rate to the income (loss) before income taxes as follows:

                                                           1998    1997   1996
                                                           -----   -----  -----
     Taxes computed at federal statutory rate............. (35.0)%  35.0%  35.0%
     State taxes net of federal income tax benefit........    --     6.0    6.1
     Nondeductible merger and other costs.................  (2.6)    6.7    6.6
     Change in valuation allowance........................  36.6   (36.2) (50.0)
     Other................................................   1.0     1.5    2.3
                                                           -----   -----  -----
       Total provision....................................    --%   13.0%    --%
                                                           =====   =====  =====

  The tax effects of temporary differences that give rise to deferred taxes are as follows at June 30 (in thousands):

                                                                  1998    1997
                                                                 -------  -----
     Deferred tax assets:
       Deferred revenue......................................... $   299  $  --
       Expenses not currently deductible for tax purposes.......     557    144
       Tax net operating loss carryforwards.....................   2,168    292
       Tax credit carryforwards.................................     416     87
       Purchased in-process technology..........................     260    278
                                                                 -------  -----
         Total deferred tax assets..............................   3,700    801
     Valuation allowance........................................  (3,656)  (757)
                                                                 -------  -----
         Net deferred tax assets................................ $    44  $  44
                                                                 =======  =====

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as net operating loss and tax credit carryforwards. The deferred tax assets at June 30, 1998 and 1997 are $3,700,000 and $801,000, respectively, and have been substantially reserved as the Company believes that, due to its history of operating losses and the expiration dates

                               QUALIX GROUP, INC.

                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996

of the carryforwards, it is more likely than not that the majority of such benefits will not be realized. Deferred tax assets are presented within prepaid expenses on the Consolidated Balance Sheet as of June 30, 1998.

  At June 30, 1998, the Company had federal and state net operating loss carryforwards of approximately $6,000,000 and 1,400,000 available to reduce future federal and state taxable income, respectively. The federal and state carryforwards begin to expire in 2011 and 2003, respectively. The Company has federal research and experimental credit carryforwards of $377,000, which expire beginning in 2018, and minimum tax credit carryforwards of $39,000, which do not expire. The extent to which the loss and credit carryforwards can be used to offset future taxable income or taxes may be limited, depending on the extent of ownership changes within any three-year period as provided by
Section 382 of the Internal Revenue Code and applicable California state tax law.

7. COMMITMENTS AND CONTINGENCIES

  Operating Leases. The Company leases certain office facilities under noncancellable operating leases, which expire through May 31, 2003. Under the terms of the facility leases, the Company is responsible for its proportionate share of maintenance, property tax and insurance expenses. The corporate headquarters lease provides an option to extend the lease for five years. The future minimum annual rental payments under these leases are as follows (in thousands):

     Year Ended June 30,
     -------------------
       1999.............................................................  $  959
       2000.............................................................     893
       2001.............................................................     681
       2002.............................................................     591
       2003.............................................................     500
                                                                          ------
                                                                          $3,624
                                                                          ======

  Facilities rent expense under operating leases was approximately $812,000, $441,000, and $243,000 for fiscal years 1998, 1997 and 1996, respectively.

  Anthill Acquisition. In connection with the Anthill acquisition, the Company has a remaining obligation to pay three annual installments of $125,000 each (see Note 2). The present value of the obligation is discounted at 9% and aggregates approximately $345,000. The Company has granted a security interest in the software technology acquired from Anthill in order to secure the obligation.

  Software License Agreement. In April 1998, the Company entered into a Development and License Agreement (the "Agreement") which provides the Company an exclusive, perpetual worldwide right to license certain of the Licensor's product, as well as a non-exclusive, perpetual, worldwide right to license related support software tools. Under the terms of the agreement, the Company is required to pay a specified royalty based on a percentage of revenue generated from products sold with technology therein up to a maximum of $3,000,000, at which time all technology rights will transfer to the Company. At June 30, 1998, the Company had prepaid $500,000 under the

                               QUALIX GROUP, INC.

                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996

Agreement. If and when the Company develops the existing object code to run on other software platforms, the Licensor will have the right to sublicense such software and will pay a specified royalty based on a percentage of revenue generated from products sublicensed with the related technology therein.

  Contingency. The industry in which the Company operates is characterized by frequent litigation. The Company filed a lawsuit against Anthill in May, 1998; in the suit the Company contends that the software acquired from Anthill did not function as had been represented by Anthill, and it seeks a declaration that it need not remit the remaining payments to Anthill under the Agreement, rescission of the Agreement and damages of $300,000 or more based upon payments already made to Anthill.

  On August 12, 1998, Anthill commenced arbitration proceedings against the Company alleging that the Company breached its agreement with Anthill by not making the annual installment payment due in May 1998 (See Note 2). Anthill seeks damages of $375,000, plus interest, for the three remaining payments allegedly due under the Agreement.

  The Company has denied the claims made by Anthill in the arbitration and intends to vigorously defend those claims. The Company has also submitted a counterclaim in the arbitration, in which it seeks the same relief it is demanding in its lawsuit. Management does not believe that the disposition of these actions will have a material adverse effect on the Company's business, financial condition or results of operations.

8. STOCKHOLDERS' EQUITY

  Initial Public Offering. In February 1997, the Company completed its initial public offering and issued 2,201,981 shares of common stock to the public at a price of $8.00 per share. As a result of this offering, the Company received $14,950,000, net of underwriting discounts, commissions, offering costs and expenses payable by the Company. Simultaneously, all outstanding preferred shares were automatically converted into common stock.

  Shareholder Rights Plan. In July 1997, the Company's Board of Directors approved a stock purchase rights plan which provides a dividend distribution of one common stock purchase right for each outstanding share of its common stock. The rights become exercisable based on certain limited conditions related to acquisitions of stock, tender offers and certain business combination transactions of the Company. In the event one of the limited conditions is triggered, each right entitles the registered holder to purchase for $60 per one-thousandth of a Preferred Share of Qualix Series A Junior Participating Preferred Stock with a par value of $.001 per share. The rights are redeemable at the Company's option for $0.01 per right and expire on July 30, 2007.

  Employee Stock Purchase Plan. The Company has an employee stock purchase plan, under which employees may, subject to certain restrictions, purchase shares of common stock at six month

                               QUALIX GROUP, INC.

                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996

intervals at a price not less than 85 percent of the lower of the fair market value as of the beginning or the end of the two year offering period. 117,321 shares have been issued under this Plan to date as of June 30, 1998. At June 30, 1998, 232,679 shares were reserved for future issuance.

  Restricted Stock. During 1994, an officer of the Company was granted nonstatutory stock options to purchase 48,000 shares of common stock at $.20 per share and 40,000 shares of Series D preferred stock at $2.40 per share. In May 1996, the holder exercised the options in exchange for a full recourse promissory note, bearing interest at 6.83% per annum, due May 2006 and secured by the underlying stock. The preferred shares subsequently were converted to common shares in connection with the Company's initial public offering in February 1997. The related shares of common stock are subject to repurchase by the Company at the original purchase price per share upon termination of employment prior to vesting of such shares. These restricted shares vest over four years in accordance with the terms of the original stock options.

  During 1996, an officer of the Company was granted a nonstatutory stock option to purchase 23,333 shares of Series C preferred stock at $2.40 per share. The option was exercised in exchange for a full recourse promissory note which bears interest at 7.04% per annum, is due May 2006 and is secured by the underlying stock. The preferred shares subsequently were converted to common shares in connection with the Company's initial public offering in February 1997. The related shares of common stock are subject to repurchase by the Company at the original purchase price per share upon termination of employment prior to vesting of such shares. These restricted shares vest over four years in accordance with the terms of the original stock options.

  In July 1996, two officers exercised unvested stock options to purchase 50,266 shares of common stock at $0.20 per share. The options were exercised in exchange for full recourse promissory notes which bear interest at 6.74% per annum, are due July 2001 and are secured by the underlying stock. The related shares of common stock are subject to repurchase by the Company at the original purchase price per share upon termination of employment prior to vesting of such shares. These restricted shares vest over four years in accordance with the terms of the original stock options.

  In January 1998, an officer exercised unvested stock options to purchase 60,000 shares of common stock at $2.75 per share with a full recourse promissory note which bears interest at 6.13% per annum. The note is due in January 2008 and is secured by the underlying stock. The related shares of common stock are subject to repurchase by the Company at the original purchase price per share upon termination of employment prior to vesting of such shares. These restricted shares vest over four years in accordance with the terms of the original stock options.

  At June 30, 1998, 91,751 outstanding shares of such common stock were subject to repurchase.

  In January 1998 an officer exercised vested stock options to purchase 10,000 shares of common stock at $0.20 per share with a full recourse promissory note which bears interest at 5.83% per annum. The note is due January 2003 and is secured by the underlying stock.

                               QUALIX GROUP, INC.

                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996


  Warrants. In connection with the issuance of convertible promissory demand notes and the issuance of preferred stock during 1995, warrants were granted to purchase 121,167 and 160,325 shares of common stock at $2.00 and $0.20 per share, respectively. In February 1997, at the time of the Company's initial public offering, 272,912 warrants were exercised for common stock and the remainder expired unexercised.

  Stock Option Plans. The Company has stock option plans (the "Plans") under which shares are reserved for issuance to employees, consultants and directors. The Plans authorize the direct award or sale of common stock or the grant of incentive and nonstatutory stock options. Incentive stock options are granted at fair market value (as determined by the Board of Directors) at the date of grant; nonstatutory options and stock sales may be offered at not less than 85% of fair market value. Options become exercisable over four years and expire ten years after the date of grant.

  A summary of option transactions under the plans are summarized as follows:

                                                                Outstanding
                                                                  Options
                                                             -------------------
                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                              Shares     Price
                                                             ---------  --------
Balance, July 1, 1995.......................................   232,840   $0.47
  Granted (weighted average fair value of $0.08)............   478,078    0.59
  Exercised.................................................   (51,172)   0.20
  Cancelled.................................................   (56,151)   0.20
                                                             ---------   -----
Balance, June 30, 1996......................................   603,595    0.61
  Granted (weighted average fair value of $3.23)............   500,400    5.92
  Exercised.................................................  (112,419)   0.23
  Cancelled.................................................   (56,983)   2.66
                                                             ---------   -----
Balance, June 30, 1997......................................   934,593    3.38
  Granted (weighted average fair value of $1.99)............ 1,660,381    3.50
  Exercised.................................................  (212,530)   0.95
  Cancelled.................................................  (913,358)   4.99
                                                             ---------   -----
Balance, June 30, 1998...................................... 1,469,086   $2.85
                                                             =========

  At June 30, 1998, options for 768,483 shares were exercisable under the Plans and 288,980 shares were available for future grant. At June 30, 1997 and 1996, 741,347 and 383,008 options, respectively, were exercisable at weighted average exercise prices of $3.31 and $0.30, respectively.

                               QUALIX GROUP, INC.

                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996


  The following table summarizes information concerning options outstanding and exercisable as of June 30, 1998:

                              Options Outstanding                Options Exercisable
                  ------------------------------------------- --------------------------
                              Weighted Average    Weighted                   Weighted
    Range of        Number       Remaining        Average       Number       Average
 Exercise Prices  Outstanding Contractual Life Exercise Price Exercisable Exercise Price
 ---------------  ----------- ---------------- -------------- ----------- --------------
                                 (in years)
 $0.08                 9,600        6.08           $ 0.08         9,600       $ 0.08
 $0.16-
  $0.20              105,223        8.19             0.20        98,780         0.20
 $0.40                 3,000        7.98             0.04         3,000         0.04
 $0.73                50,424        6.92             0.73        50,424         0.73
 $1.60-
  $2.50              108,372        8.19             2.12        48,996         2.12
 $2.75-
  $3.03              863,443        9.35             2.79       384,483         2.75
 $3.06-
  $4.44              175,863        8.88             3.56        82,113         3.20
 $4.50-
  $6.75              143,088        8.64             5.30        83,952         5.63
 $8.00-
  $8.50                8,389        8.62             8.39         5,451         8.40
 $21.65                1,684        5.44            21.65         1,684        21.65
                   ---------        ----           ------       -------       ------
                   1,469,086        8.94           $ 2.85       768,483       $ 2.65
                   =========                                    =======

  Stock Option Repricing. During the third quarter of fiscal 1998, the Company approved a cancellation and regrant of outstanding stock options for all holders of outstanding options with exercise prices in excess of the closing selling price per share on January 23, 1998. 464,378 options were repriced at an exercise price of $2.75 per share, the fair market value of the stock on January 23, 1998, the regrant date. The repriced options become exercisable in accordance with the same exercise schedule in effect under the higher priced option to which such new option relates except that no portion of the option may be exercised prior to one year from the regrant date. The regrant applied to all employees and consultants of the Company; officers of the Company were excluded from the repricing arrangement.

  Stock Based Compensation. The Company uses the intrinsic value method specified by Accounting Principles Board Opinion No. 25 in accounting for its employee stock options and, accordingly, has recorded no compensation expense through June 30, 1998, as such issuances have been at the fair value of the Company's common stock at the date of grant.

  Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (SFAS 123) requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of the year ended June 30, 1996. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the minimum value method prior to the initial public

                               QUALIX GROUP, INC.

                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996

offering and the Black-Scholes option pricing model thereafter, with the following weighted average assumptions for fiscal 1998, 1997 and 1996, respectively: expected option life of six months following vesting; 89% and 80% stock price volatility for 1998 and 1997, respectively; risk-free interest rates of 5.6% for options granted during the year ended June 30, 1998, 6.1% for options granted during the year ended June 30, 1997 and 5.9% for options granted during the year ended June 30, 1996; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and recognition of forfeitures as they occur. The fair value of the employee purchase rights under the Employee Stock Purchase Plan was estimated using the same model, but with the following weighted average assumptions for fiscal 1998 and 1997, respectively: risk-free interest rates of 5.6% and 5.7% and stock volatility of 89% and 80%. The weighted average fair value of purchase rights granted in fiscal 1998 and 1997 was $2.54 and $3.55, respectively. If the computed fair values of the fiscal 1998, 1997 and 1996 awards had been amortized to expense, pro forma net income (loss) and earnings
(loss) per share would have been ($8,205,000), (($0.79) per share, basic and diluted) in fiscal 1998, $2,302,000 ($0.35 per share, basic and $0.25 per share, diluted) in fiscal 1997 and $554,000 ($0.21 per share, basic and $0.07 per share, diluted) in fiscal 1996. The impact of outstanding non-vested stock options granted prior to fiscal 1996 has been excluded from the pro forma calculations; as such, the pro forma adjustments may not be indicative of future period pro forma adjustments, which will include expenses for more than three years of awards.

9. EMPLOYEE BENEFIT PLAN

  The Company sponsors a 401(k) Profit-Sharing Plan (the Plan) for all employees. Participants may contribute between 1% and 15% of their annual compensation on a before-tax basis, but not to exceed the amount allowable as a deduction for federal income tax purposes. Participants vest immediately in their contributions. The Company was not required to contribute, nor has it contributed, to the Plan for the fiscal years ended June 30, 1997 and 1996 and through March 31, 1998. Commencing April 1, 1998, the Company instituted a matching program with a maximum annual Company contribution of $500 per employee. For the fiscal year ended June 30, 1998, the Company contributed approximately $58,000 to the Plan.

                               QUALIX GROUP, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                         June
                                                           December 31,   30,
                                                               1998      1998
                                                           ------------ -------
                                                           (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents...............................   $ 2,049    $ 6,869
  Temporary cash investments..............................     5,300      5,005
  Accounts receivable, net................................     3,195      4,236
  Other current assets....................................     1,025      1,052
                                                             -------    -------
    Total current assets..................................    11,569     17,162
Property and equipment, net...............................     3,489      3,772
                                                             -------    -------
    Total assets..........................................   $15,058    $20,934
                                                             =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued liabilities................   $ 4,142    $ 3,594
  Deferred revenue and advances...........................     2,228      2,856
  Current portion of long-term obligations................       102        258
                                                             -------    -------
    Total current liabilities.............................     6,472      6,708
                                                             -------    -------
Long-term obligations.....................................       --          87
Stockholders' equity......................................     8,586     14,139
                                                             -------    -------
    Total liabilities and stockholders' equity............   $15,058    $20,934
                                                             =======    =======


     See accompanying notes to condensed consolidated financial statements.

                               QUALIX GROUP, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                           (in thousands--unaudited)

                                                            Six Months Ended
                                                              December 31,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
Revenue:
  Reliability software..................................... $  6,519  $ 10,047
  Other products...........................................    2,736     4,613
  Support, maintenance and consulting......................    2,976     2,857
                                                            --------  --------
    Total revenue..........................................   12,231    17,517
                                                            --------  --------
Cost of revenue:
  Cost of reliability software.............................      531       502
  Cost of other products...................................    1,953     3,319
  Cost of support, maintenance and consulting..............    1,092       999
                                                            --------  --------
    Total cost of revenue..................................    3,576     4,820
                                                            --------  --------
Gross profit...............................................    8,655    12,697
Operating expenses:
  Sales and marketing......................................   10,301     9,826
  General and administrative...............................    2,551     2,172
  Research and development.................................    1,817     1,779
                                                            --------  --------
    Total operating expenses...............................   14,669    13,777
                                                            --------  --------
Loss from operations.......................................   (6,014)   (1,080)
Interest income (expense), net.............................      235       460
                                                            --------  --------
Loss before income taxes...................................   (5,779)     (620)
Provision for income taxes.................................       40        --
                                                            --------  --------
    Net loss............................................... $ (5,819) $   (620)
                                                            ========  ========
Basic loss per share....................................... $  (0.55) $  (0.06)
                                                            ========  ========
Shares used in per share computation.......................   10,640    10,242
                                                            ========  ========
Diluted loss per share..................................... $  (0.55) $  (0.06)
                                                            ========  ========
Shares used in per share computation.......................   10,640    10,242
                                                            ========  ========

     See accompanying notes to condensed consolidated financial statements.

                               QUALIX GROUP, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (in thousands--unaudited)

                                                            Six Months Ended
                                                              December 31,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
Cash flows from operating activities:
 Net loss.................................................. $ (5,819) $   (620)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization............................      743        34
  Amortization of discounts on long-term obligations.......        7         1
  Changes in:
   Accounts receivable.....................................    1,041    (2,848)
   Other current assets....................................       27      (113)
   Accounts payable and accrued liabilities................      548        22
   Deferred revenue and advances...........................     (628)       12
                                                            --------  --------
  Net cash used in operating activities....................   (4,081)   (2,875)
                                                            --------  --------
Cash flows from investing activities:
 Purchase of property and equipment, net...................     (460)   (1,112)
 Purchase of temporary cash investments....................   (1,180)   (8,342)
 Proceeds from maturity of temporary cash investments......      900     5,737
                                                            --------  --------
  Net cash used in investing activities....................     (740)   (3,717)
                                                            --------  --------
Cash flows from financing activities:
 Proceeds from issuance of common stock, net...............      251        23
 Repayment of long-term obligations........................     (250)       --
                                                            --------  --------
  Net cash provided by financing activities................        1        23
                                                            --------  --------
Net decrease in cash and cash equivalents..................   (4,820)   (6,353)
Cash and cash equivalents, beginning of period.............    6,869     9,617
                                                            --------  --------
Cash and cash equivalents, end of period................... $  2,049  $  3,264
                                                            ========  ========
Cash paid during the period for income taxes............... $     57  $     10
                                                            ========  ========


     See accompanying notes to condensed consolidated financial statements.

                               QUALIX GROUP, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. BASIS OF PRESENTATION

  The Company completed its initial public offering on February 12, 1997. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. The interim condensed consolidated financial statements should be read in conjunction with the June 30, 1998 consolidated financial statements and notes thereto.

  In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of financial position, results of operations and cash flows at the dates and for the periods presented have been included. The interim financial information herein is not necessarily indicative of the results of any future period.

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

2. NET LOSS PER SHARE

  Net income (loss) per basic share has been computed based upon the weighted average number of common shares outstanding for the periods presented, excluding contingently issuable shares totalling 71,000 and 104,000 for the six months ended December 31, 1998 and 1997, respectively.

  For diluted net income (loss) per share, shares used in the per share computation include weighted average common and potentially dilutive shares outstanding. Potentially dilutive common shares consist of shares issuable upon the assumed exercise of dilutive stock options and have been excluded in net loss periods as their effect is antidilutive. Options to purchase 1,250,000 shares of common stock, representing potentially dilutive securities, were outstanding at December 31, 1998.

3. COMPREHENSIVE INCOME

  In the first quarter of fiscal 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." Comprehensive loss represents net loss for the period as adjusted for net unrealized gains (losses) on available-for-sale securities, net of taxes, and was $(5,804,000) and $(652,000,) respectively, for the six months ended December 31, 1998 and 1997.

4. EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENT

  In June 1997, the Financial Accounting Standards Board issued SFAS No.131, "Disclosures about Segments of an Enterprise and Related Information", which establishes annual and interim reporting standards for a company's business segments and related disclosures about its products, services, geographic areas and major customers. The Company has not yet identified its SFAS 131 reporting segments. Adoption of this standard will not impact the Company's consolidated financial position, results of operations or cash flows and is effective for the Company for fiscal 1999.

                               QUALIX GROUP, INC.

5. SUBSEQUENT EVENT

  The Company and Legato Systems, Inc. ("Legato") have entered into an Agreement and Plan of Reorganization, dated as of October 25, 1998 (the "reorganization agreement"). Pursuant to the reorganization agreement, Hat Acquisition Corp. will merge (the "Merger") with and into the Company, with the Company as the surviving corporation and becoming a wholly-owned subsidiary of Legato; each share of the Company's common stock issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be canceled and extinguished and be converted automatically into the right to receive a fraction of a share of Legato common stock (the "Exchange Ratio"), the numerator of which will be equal to 1,721,000 shares and the denominator of which will be equal to (i) the sum of (A) the aggregate number of shares of the Company's common stock issued and outstanding as of the Effective Time, and
(ii) the aggregate number of shares of the Company's common stock issuable upon exercise of all outstanding options to acquire shares of Company common stock outstanding as of the Effective Time.

  All outstanding options to purchase Company common stock will be assumed by Legato and will become options to purchase shares of the Legato's common stock. The transaction is intended to be accounted for as a pooling of interests and qualify as a tax-free reorganization. The Merger has been approved by the boards of directors of the Company and Legato, but is still subject to regulatory review and approval, approval by the stockholders of the Company and other conditions to closing.

  The Company has agreed that if the Merger is not consummated as a result of certain specified events (involving, in general, a change in Board support for the Merger and/or an alternative transaction), it will pay to the Legato a termination fee of $2.0 million. If the Merger is not consummated, expenses incurred in connection with the proposed Merger (including the possible "break-up" fees described above) could have a material adverse effect on the Company's results of operations.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                             LEGATO SYSTEMS, INC.,

                             HAT ACQUISITION CORP.

                                      AND

                               QUALIX GROUP, INC.

                                OCTOBER 25, 1998

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE I THE MERGER.....................................................  A-2
    1.1  The Merger......................................................   A-2
    1.2  Closing; Effective Time.........................................   A-2
    1.3  Effect of the Merger............................................   A-2
    1.4  Certificate of Incorporation; Bylaws............................   A-2
    1.5  Directors and Officers..........................................   A-2
    1.6  Effect on Capital Stock.........................................   A-3
    1.7  Surrender of Certificates.......................................   A-4
    1.8  No Further Ownership Rights in Target Capital Stock.............   A-5
    1.9  Lost, Stolen or Destroyed Certificates..........................   A-5
    1.10 Tax and Accounting Consequences.................................   A-6
    1.11 Taking of Necessary Action; Further Action......................   A-6
 ARTICLE II REPRESENTATIONS AND WARRANTIES OF TARGET......................  A-6
    2.1  Organization, Standing and Power................................   A-6
    2.2  Capital Structure...............................................   A-7
    2.3  Authority.......................................................   A-8
    2.4  SEC Documents; Financial Statements.............................   A-9
    2.5  Absence of Certain Changes......................................   A-9
    2.6  Absence of Undisclosed Liabilities..............................  A-10
    2.7  Litigation......................................................  A-10
    2.8  Restrictions on Business Activities.............................  A-10
    2.9  Governmental Authorization......................................  A-10
    2.10 Title to Property...............................................  A-10
    2.11 Intellectual Property...........................................  A-11
    2.12 Environmental Matters...........................................  A-12
    2.13 Taxes...........................................................  A-13
    2.14 Employee Benefit Plans..........................................  A-13
    2.15 Employees and Consultants.......................................  A-15
    2.16 Insurance.......................................................  A-16
    2.17 Compliance with Laws............................................  A-16
    2.18 Brokers' and Finders' Fees......................................  A-17
    2.19 Pooling of Interests............................................  A-17
    2.20 Voting Agreement; Irrevocable Proxies...........................  A-17
    2.21 Vote Required...................................................  A-17
    2.22 No Breach of Material Contracts.................................  A-17
    2.23 Registration Statement; Proxy Statement/Prospectus..............  A-17
    2.24 Complete Copies of Materials....................................  A-18
    2.25 Amendment of Rights Plan........................................  A-18
    2.26 Opinion of Financial Advisor....................................  A-18
    2.27 Board Approval..................................................  A-18
    2.28 Section 203 of Delaware Law Not Applicable......................  A-18
    2.29 Representations Complete........................................  A-19
 ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.... A-19
    3.1  Organization, Standing and Power................................  A-19
    3.2  Capital Structure...............................................  A-20
    3.3  Authority.......................................................  A-20
    3.4  SEC Documents; Financial Statements.............................  A-21
    3.5  Absence of Certain Changes......................................  A-22

                                                                          Page
                                                                          ----
    3.6  Litigation.....................................................  A-22
    3.7  Compliance with Laws...........................................  A-22
    3.8  Registration Statement.........................................  A-22
    3.9  Board Approval.................................................  A-23
    3.10 Representations Complete.......................................  A-23
    3.11 Intellectual Property..........................................  A-23
    3.12 Pooling of Interest............................................  A-23
    3.13 Interim Operations of Merger Sub...............................  A-23
 ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.......................... A-23
    4.1  Conduct of Business of Target and Acquiror.....................  A-23
    4.2  Conduct of Business of Target..................................  A-24
    4.3  Conduct of Business of Acquiror................................  A-26
    4.4  Notices........................................................  A-26
 ARTICLE V ADDITIONAL AGREEMENTS......................................... A-27
    5.1  No Solicitation................................................  A-27
    5.2  Proxy Statement/Prospectus; Registration Statement.............  A-28
    5.3  Stockholders Meeting...........................................  A-28
    5.4  Access to Information..........................................  A-29
    5.5  Confidentiality................................................  A-29
    5.6  Public Disclosure..............................................  A-29
    5.7  Consents; Cooperation..........................................  A-29
    5.8  Pooling Accounting.............................................  A-30
    5.9  Update Disclosure; Breaches....................................  A-30
    5.10 Stockholder Agreements.........................................  A-31
    5.11 Indemnification................................................  A-31
    5.12 Irrevocable Proxies............................................  A-32
    5.13 Legal Requirements.............................................  A-32
    5.14 Tax-Free Reorganization........................................  A-32
    5.15 Stock Options..................................................  A-32
    5.16 Listing of Additional Shares...................................  A-33
    5.17 Additional Agreements; Reasonable Efforts......................  A-33
    5.18 Employee Benefits..............................................  A-33
    5.19 Pooling Letters................................................  A-34
    5.20 No Rights Plan Amendment.......................................  A-34
 ARTICLE VI CONDITIONS TO THE MERGER..................................... A-35
    6.1  Conditions to Obligations of Each Party to Effect the Merger...  A-35
    6.2  Additional Conditions to Obligations of Target.................  A-36
    6.3  Additional Conditions to the Obligations of Acquiror...........  A-37
 ARTICLE VII TERMINATION, EXPENSES, AMENDMENT AND WAIVER................. A-38
    7.1  Termination....................................................  A-38
    7.2  Effect of Termination..........................................  A-39
    7.3  Expenses and Termination Fees..................................  A-39
    7.4  Amendment......................................................  A-40
    7.5  Extension; Waiver..............................................  A-40
 ARTICLE VIII GENERAL PROVISIONS......................................... A-40
    8.1  Notices........................................................  A-40
    8.2  Interpretation.................................................  A-41
    8.3  Counterparts...................................................  A-42

                                                                           Page
                                                                           ----
    8.4 Entire Agreement; No Third Party Beneficiaries...................  A-42
    8.5 Severability.....................................................  A-42
    8.6 Remedies Cumulative..............................................  A-42
    8.7 Governing Law....................................................  A-42
    8.8 Assignment.......................................................  A-42
    8.9 Rules of Construction............................................  A-42

SCHEDULES

Target Disclosure Letter
Acquiror Disclosure Letter

 Schedule 6.3(c) Consents
 Schedule 6.3(f) Employees Executing Employment Agreements
 Schedule 6.3(g) Employees Executing Separation Agreements

EXHIBITS

 Exhibit A   Stock Option Agreement
 Exhibit B   Certificate of Merger
 Exhibit C   Voting and Proxy Agreement
 Exhibit D-1 Target Affiliates Agreement
 Exhibit D-2 Acquiror Affiliates Agreement
 Exhibit E   Employment Agreement
 Exhibit F   Separation Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

  This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of October 25, 1998, by and among Legato Systems, Inc., a Delaware corporation ("Acquiror"), Hat Acquisition Corp., a Delaware corporation ("Merger Sub") and Qualix Group, Inc., a Delaware corporation ("Target").

                                    RECITALS

  A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger.

  B. Pursuant to the Merger, among other things, each outstanding share of capital stock of Target ("Target Capital Stock"), shall be converted into shares of Common Stock of Acquiror, $.0001 par value ("Acquiror Common Stock"), at the rate set forth herein.

  C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

  D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

  E. The parties intend for the Merger to be accounted for as a pooling of interests.

  F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Acquiror to enter into this Agreement, Acquiror and Target have entered into a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "Stock Option Agreement"), pursuant to which Target shall grant Acquiror an option to purchase shares of Common Stock of Target under certain circumstances;

  G. Concurrent with the execution of this Agreement and as an inducement to Acquiror to enter into this Agreement, certain of the affiliates of Target who are stockholders, officers or directors are entering into an agreement to vote the shares of Target's Common Stock owned by such persons to approve the Merger and against any competing proposals.

  NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

  1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit B (the "Certificate of Merger"), and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

  1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the date on which the Closing shall occur, the "Closing Date"). The Closing shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 155 Constitution Drive, Menlo Park, California 94025, or at such other location as the parties hereto agree. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, together with the required officers' certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time and date of such filing being the "Effective Time" and the "Effective Date," respectively).

  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  1.4 Certificate of Incorporation; Bylaws.

  (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that
Article I of the Certificate of Incorporation shall be amended to read as follows: "The name of the corporation is FullTime Software, Inc.

  (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

  1.5 Directors and Officers. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

  1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target or the holders of any of Target's securities:

    (a) Conversion of Target Capital Stock. At the Effective Time, each share of Target Common Stock (including, with respect to each such share of Target Common Stock, the associated Rights (as defined in that certain Rights Agreement (the "Target Rights Plan"), dated as of July 31, 1997, between Target and Chasemellon Shareholder Services, L.L.C., as Rights Agent)) issued and outstanding immediately prior to the Effective Time (other than any shares of Target Common Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and be converted automatically into the right to receive a fraction of a share of Acquiror Common Stock (the "Exchange Ratio"), the numerator of which is equal to
  (i) 1,721,000 shares (the "Total Acquiror Shares"), and the denominator of which is equal to (ii) the sum of (A) the aggregate number of shares of Target Common Stock issued and outstanding as of the Effective Time, and
  (B) the aggregate number of shares of Target Common Stock issuable upon exercise of all outstanding options (the "Target Options") outstanding as of the Effective Time and assumed by Acquiror pursuant to Section 5.15 hereof. No adjustment shall be made in the number of shares of Acquiror Common Stock issued in the Merger as a result of (a) any increase or decrease in the market price of Acquiror Common Stock prior to the Effective Time or (b) any cash proceeds received by Target from the date hereof to the Closing Date pursuant to the exercise of currently outstanding Target Options.

    (b) Cancellation of Target Capital Stock Owned by Acquiror or Target. At the Effective Time, all shares of Target Capital Stock that are owned by Target as treasury stock, and each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

    (c) Target Stock Option Plans. At the Effective Time, the Target 1991 Stock Plan, Target 1995 Stock Option Plan and Target 1997 Stock Option Plan (collectively, the "Target Stock Option Plans") and all options to purchase Target Common Stock then outstanding under the Target Stock Option Plans shall be assumed by Acquiror and all repurchase rights of the Target Company with respect to such options shall be assigned to the Acquiror in accordance with Section 5.15.

    (d) (Intentionally Omitted)

    (e) (Intentionally Omitted)

    (f) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock, $.0001 par value, of Merger Sub ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $.001 par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

    (g) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock occurring after the date hereof and prior to the Effective Time.

    (h) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Acquiror Common Stock for the ten most recent days that Acquiror Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

  1.7 Surrender of Certificates.

  (a) Exchange Agent. Harris Trust and Savings Bank shall act as exchange agent (the "Exchange Agent") in the Merger.

  (b) Acquiror to Provide Common Stock and Cash. Promptly after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time, plus cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(g).

  (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock and payment in lieu of fractional shares that such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

  (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate surrenders such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time that would have been previously payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

  (e) Transfers of Ownership. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

  (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  1.8 No Further Ownership Rights in Target Capital Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock (and cash in lieu of fractional shares) as may be required pursuant to
Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

  1.10 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of
Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests. No party shall take any action that would, to such party's knowledge, cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code or to qualify for accounting treatment as a pooling of interests.

  1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF TARGET

  Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Article II are true and correct, except as set forth (i) in the disclosure letter delivered by Target to Acquiror prior to the execution and delivery of this Agreement (the "Target Disclosure Letter") or (ii) in Target's most recently filed Annual Report on Form 10-K (which report was filed with the Securities and Exchange Commission (the "SEC") on September 28, 1998) and any Target SEC Documents (as defined in Section 2.4) filed subsequent to September 28, 1998. The Target Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article II. Any reference in this Article II to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies. In the remainder of this Article II, "Target" will be deemed to include (and each representation and warranty will apply separately and collectively to) Target and each of Target's subsidiaries, unless the context otherwise requires.

  2.1 Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect (as defined in Section 8.2) on Target. Target has delivered to Acquiror a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Target, each as amended to date. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Target is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Target free and clear of any liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Target or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

  2.2 Capital Structure. The authorized capital stock of Target consists of 20,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value, of which there were issued and outstanding as of October 22, 1998, 10,675,536 shares of Common Stock and no shares of Preferred Stock. No change in the Target's capitalization has occurred between October 22, 1998 and the date hereof except (x) the issuance of shares of Target Common Stock pursuant to the exercise of outstanding options or (y) the cancellation of unvested options for Common Stock held by, or the repurchase of unvested shares of Common Stock from, directors, employees, consultants or other service providers of Target pursuant to the terms of their stock option, stock purchase or stock restriction agreements. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date of this Agreement, other than pursuant to the exercise of (i) options outstanding as of the date of this Agreement under the Target Stock Option Plans, and (ii) the exercise of subscription rights outstanding as of the date of this Agreement under the Target Employee Stock Purchase Plan (the "Target ESPP"). All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights, rights of first refusal, rights of first offer or similar rights created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. As of October 22, 1998, Target had reserved (i) 2,320,277 shares of Common Stock for issuance to employees, directors and consultants pursuant to the Target Stock Option Plans, of which 1,437,391 shares are subject to outstanding, unexercised options and (ii) 350,000 shares of Common Stock for issuance to employees pursuant to the Target ESPP, of which 181,831 shares are available for issuance. Except for (i) the rights created pursuant to this Agreement, and (ii) Target's right to repurchase any unvested shares under the Target Stock Option Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target capital stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to the voting, purchase or sale of Target Capital Stock (i) between or among Target and any of its stockholders and (ii) to Target's knowledge, among any of Target's stockholders or between any of Target's stockholders and any third party, except for the stockholders delivering Voting Agreements (as defined below). The terms of the Target Stock Option Plans permit the assumption of such Target Stock Option Plans by Acquiror or the substitution of options to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of the outstanding options, the Target stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such options. The current "Purchase Period" (as defined in the Target ESPP) commenced under the Target ESPP on September 1, 1998 and will end prior to the Effective Time, and except for the purchase rights granted on such commencement date to participants in the current Purchase Period, there are no other purchase rights or options outstanding under the Target ESPP. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Option Plans and Target ESPP have been made available to Acquiror, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the form made available to Acquiror. All outstanding Common Stock was issued in compliance with all applicable federal and state securities laws, except to the extent any such noncompliance would not have a Material Adverse Effect on Target.

  2.3 Authority.

  (a) Target has all requisite corporate power and authority to enter into this Agreement, the Certificate of Merger and the Option Agreement (collectively, the "Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval and adoption of this Agreement by Target's stockholders and the approval of the Merger by Target's stockholders as contemplated by Section 6.1(a). This Agreement and the other Transaction Documents have been duly executed and delivered by Target and constitute the valid and binding obligations of Target, enforceable against Target in accordance with their terms.

  (b) The execution and delivery of this Agreement and the other Transaction Documents by Target do not, and the consummation and performance of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require a consent to assignment or a novation under (i) any provision of the Certificate of Incorporation or Bylaws of Target, as amended, or (ii) any contract, agreement, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets, except in the case of clause (ii) as would not have a Material Adverse Effect on Target.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2; (ii) the filing of the Proxy Statement (as defined in Section 2.24 hereof) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and clearance thereof by the SEC; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); and (v) such other consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay the consummation of the Merger.

  2.4 SEC Documents; Financial Statements. Target has made available to Acquiror a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Target since January 1, 1997, and, prior to the Effective Time, Target will have furnished Acquiror with true and complete copies of any additional documents filed with the SEC by Target prior to the Effective Time (collectively, the "Target SEC Documents"). In addition, Target has made available to Acquiror all exhibits to the Target SEC Documents filed prior to the date hereof, and will promptly make available to Acquiror all exhibits to any additional Target SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Target SEC Documents have been so filed, and all Material Contracts (as hereafter defined) so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms, and neither Target nor any of its subsidiaries is in default thereunder, except for any such default that individually or in the aggregate would not or could not reasonably be expected to have a Material Adverse Effect on Target. All contracts required to be filed as exhibits to the Target SEC Documents or the Acquiror SEC Documents (as hereafter defined), as applicable, pursuant to Item 601 of Regulation S-K are hereinafter defined as the "Material Contracts." As of their respective filing dates (or if amended or superseded by a filing prior to the date hereof, then on the date of such subsequent filing), the Target SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act, as applicable, and none of the Target SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Target SEC Document. The financial statements of Target, including the notes thereto, included in the Target SEC Documents (the "Target Financial Statements") fairly present the consolidated financial condition and the related consolidated statements of operations, of stockholder's equity, and of cash flows of Target at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q and Regulation S-K of the
SEC).

  2.5 Absence of Certain Changes. Since June 30, 1998, (the "Target Balance Sheet Date"), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect (as defined in Section 8.2) on Target; (ii) any acquisition, sale or transfer of any material asset of Target; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock, except for the repurchase at cost of unvested shares held by Target employees on the termination of their employment; (v) any material contract entered into by Target, other than as provided to Acquiror, or any material amendment or termination of, or default under, any material contract to which Target is a party or by which it is bound; (vi) any amendment or change to the Certificate of Incorporation or Bylaws of Target; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors, officers, employees or consultants, other than, with respect to non-officer employees and consultants only, any increase or modification in the ordinary course consistent with past practice; or (viii) any agreement by Target to do any of the things described in the preceding clauses (i) through
(vii).

  2.6 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended June 30, 1998 (the "Target Balance Sheet"), (ii) those incurred in the ordinary course of business since the Target Balance Sheet Date in amounts consistent with prior periods, and (iii) those incurred in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

  2.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened (including allegations that could form the basis for future action) against Target or any of its properties or officers or directors (in their capacities as such), which, if adversely determined would or could reasonably be expected to have a Material Adverse Effect on Target. There is no judgment, decree or order against Target, or, to the knowledge of Target, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target is a party (or, to the knowledge of Target, threatened to become a party) is disclosed in the Target Disclosure Letter. Target does not have any plans to initiate any litigation, arbitration or other proceeding against any third party.

  2.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target that has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect any current business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted by Target.

  2.9 Governmental Authorization. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's business or the holding of any such interest ((i) and (ii) herein collectively called "Target Authorizations"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any such Target Authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

  2.10 Title to Property. Target has good and valid title to all of its properties, interests in properties and assets, real and personal, necessary for the conduct of its business as presently conducted or which are reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of in the ordinary course of business since the Target Balance Sheet
Date), or with respect to leased properties and assets, valid leasehold interests therein, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and
(iii) liens securing debt that are reflected on the Target Balance Sheet. For purposes of this Section 2.10, the word "property" or "properties" does not include Intellectual Property (as defined in Section 2.11). Target does not own any real property.

  2.11 Intellectual Property.

  (a) Target owns or is licensed for, and in any event possesses sufficient rights with respect to, all Intellectual Property (defined below) that is used, exercised, or exploited ("Used") in, or that may be necessary for, its business as currently conducted ("Target Intellectual Property," which term will also include all other Intellectual Property owned by or licensed to Target now or in the past) without any material conflict with or infringement or misappropriation of any rights or property of others ("Infringement"). Such ownership, licenses and rights are exclusive (A) except with respect to Inventions (defined below) in the public domain that are not important differentiators of Target's business and (B) except with respect to standard, generally commercially available, "off-the-shelf" third party products (including, but not limited to, customizations of such products) that are not part of any current product, service or Intellectual Property offering of Target. No Target Intellectual Property owned or developed by Target was conceived or developed directly or indirectly with or pursuant to government funding or a government contract. "Intellectual Property" means (i) inventions (whether or not patentable); trade names, trade marks, service marks, logos and other designations ("Marks"); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; schematics; computer software (in source code and/or object code form); and all other intellectual and industrial property of any sort ("Inventions") and (ii) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto ("IP Rights"). With respect to patent rights, moral rights and Mark rights, the representations and warranties of this Section 2.11(a) are made only to Target's knowledge. All copyrightable matter within Target Intellectual Property owned by Target has been created by persons who were employees of Target at the time of creation, or by third parties that have assigned such copyrights to Target, and no third party has or will have "moral rights" or rights to terminate any assignment or license with respect thereto. Target has not received any written communication alleging that Target has been or may be engaged in, liable for or contributing to any Infringement, nor does Target have any reason to expect that any such communication will be forthcoming.

  (b) To the extent included in Target Intellectual Property and material to Target's business as currently conducted, Section 2.11 of the Target Disclosure Letter lists (by name, number, jurisdiction, owner and, where applicable, the name and address of each inventor, all to the extent known by Target) all patents and patent applications; all registered Marks; all registered copyrights, all software programs material to Target's business as currently conducted, and, if material, mask works; and all other issuances, registrations, applications and the like with respect to those or any other IP Rights. No cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination or in accordance with the laws governing such registrations) is anticipated by Target. Target is not aware of any material questions or challenges (or any specific basis therefor) with respect to the validity of any of the foregoing issued or registered IP Rights (or any part or claim thereof).

  (c) There is, to the knowledge of Target, no unauthorized Use, disclosure, infringement or misappropriation of any Target Intellectual Property by any third party, including, without limitation, any employee or former employee of Target.

  (d) Target has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Target owned or licensed trade secrets and confidential information that Target wishes to protect that is not otherwise disclosed in published patents or patent applications or registered copyrights ("Target Confidential Information"). All use by and disclosure to employees or others of Target Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements. Except as set forth in Section 2.11 of the Target Disclosure Letter, Target has not disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow holder or other person any part of any source code.

  (e) Except where the failure to do so would not have a Material Adverse Effect on Target, each current and former employee and contractor of Target who is or was involved in, or who has contributed to, the creation or development of any Target Intellectual Property has executed and delivered (and to the knowledge of Target is in compliance with) an enforceable agreement in substantially the form of Target's standard Proprietary Information and Inventions Agreement (in the case of an employee) or Target's standard Consulting Agreement (in the case of a contractor).

  (f) To Target's knowledge, Target is not Using, and it will not be necessary to Use, (i) any Inventions of any of its past or present employees or contractors (or people currently intended to be hired) made prior to or outside the scope of their employment by Target or (ii) any confidential information or trade secrets of any former employer of any such person.

  2.12 Environmental Matters. Target is and has at all times operated its business in material compliance with all Environmental Laws and to Target's knowledge, no material expenditures are or will be required in order to comply with such Environmental Laws. "Environmental Laws" means all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by governmental authority under federal, state or local law pertaining to the protection of the environment, protection of public health, protection of worker health and safety, the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of hazardous materials, including without limitation, the Clean Air Act, 42 U.S.C. (S) 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. (S) 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C. (S) 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. (S) 1801, et seq.,
the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901, et seq. ("RCRA"), and the Toxic Substances Control Act, 15 U.S.C. (S) 2601, et seq.

  2.13 Taxes. Target, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Target is or has been a member has timely filed all Tax Returns required to be filed by it (other than those that are not, individually or in the aggregate, material), has paid all Taxes shown thereon to be due and has provided adequate accruals in all material respects in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. In addition, (i) no material claim for unpaid Taxes that are currently, or will be prior to the Effective Time, due and payable has become a lien against the property or is being asserted against Target, (ii) no audit of any material Tax Return of Target is being conducted by a Tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by Target and is currently in effect, except as a result of obtaining an extension of time to file a Tax Return, and (iv) there is no agreement, contract or arrangement to which Target is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, 162(a) (by reason of being unreasonable in amount), 162(b) through (p) or 404 of the Code. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation,
(i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 2.13, the term "Target" means Target and any entity included in, or required under generally accepted accounting principles to be included in, any of the Target Financial Statements. As used herein, "Tax Return" shall mean any return, report, statement, declaration or other form or document required to be filed with any governmental authority with respect to Taxes.

  2.14 Employee Benefit Plans.

  (a) For all purposes under this Section 2.14 "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that, together with Target, is treated as a single employer under Section 4001(b) of ERISA or Section 414 of the Code. Except for the plans and agreements listed in Section 2.14 of the Target Disclosure Letter (collectively, the "Plans"), Target and its ERISA Affiliates do not maintain, are not a party to, do not contribute to and are not obligated to contribute to, and employees or former employees of Target and its ERISA Affiliates and their dependents or survivors do not receive benefits under, any of the following (whether or not set forth in a written document):

    (i) Any employee benefit plan, as defined in section 3(3) of ERISA;

    (ii) Any bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, phantom stock, supplemental pension, executive compensation, cafeteria benefit, dependent care, director or employee loan, fringe benefit, sabbatical, severance, termination pay or similar plan, program, policy, agreement or arrangement; or

    (iii) Any plan, program, agreement, policy, commitment or other arrangement relating to the provision of any benefit described in section 3(1) of ERISA to former employees or directors or to their survivors, other than procedures intended to comply with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

  (b) Neither Target nor any ERISA Affiliate has terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in section 3(2) of ERISA, including (without limitation) any multiemployer plan, as defined in section 3(37) of ERISA.

  (c) Target has provided to Acquiror complete, accurate and current copies of each of the following:

    (i) The text (including amendments) of each of the Plans, to the extent reduced to writing;

    (ii) A summary of each of the Plans, to the extent not previously reduced to writing;

    (iii) With respect to each Plan that is an employee benefit plan (as defined in section 3(3) of ERISA), the following:

      (1) The most recent summary plan description, as described in section 102 of ERISA;

      (2) Any summary of material modifications that has been distributed to participants but has not been incorporated in an updated summary plan description furnished under Subparagraph (1) above; and

      (3) The annual report, as described in section 103 of ERISA, and (where applicable) actuarial reports, for the three most recent plan years for which an annual report or actuarial report has been prepared; and

    (iv) With respect to each Plan that is intended to qualify under section 401(a) of the Code the most recent determination letter concerning the plan's qualification under section 401(a) of the Code, as issued by the Internal Revenue Service, and any subsequent determination letter application.

  (d) With respect to each Plan that is an employee benefit plan (as defined in section 3(3) of ERISA), the requirements of ERISA applicable to such Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a Material Adverse Effect.

  (e) With respect to each Plan that is subject to COBRA, the requirements of COBRA applicable to such Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a Material Adverse Effect.

  (f) With respect to each Plan that is subject to the Family Medical Leave Act of 1993, as amended, the requirements of such Act applicable to such Plan have been satisfied, except to the extent that a failure to satisfy any of such requirements would not have a Material Adverse Effect.

  (g) Each Plan that is intended to qualify under section 401(a) of the Code meets the requirements for qualification under section 401(a) of the Code and the regulations thereunder, except to the extent that such requirements may be satisfied by adopting retroactive amendments under section 401(b) of the Code and the regulations thereunder. Each such Plan has been administered in accordance with its terms (or, if applicable, such terms as will be adopted pursuant to a retroactive amendment under section 401(b) of the Code) and the applicable provisions of ERISA and the Code and the regulations thereunder, except to the extent that a failure to be so administered would not have a Material Adverse Effect.

  (h) Neither Target nor any ERISA Affiliate has any accumulated funding deficiency under section 412 of the Code or any termination or withdrawal liability under Title IV of ERISA, except to the extent that any such liability would not have a Material Adverse Effect.

  (i) All contributions, premiums or other payments due from the Target to (or under) any Plan have been fully paid or adequately provided for on the books and financial statements of Target. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

  2.15 Employees and Consultants.

  (a) Target has provided Acquiror with a true and complete list of all individuals employed by Target as of the date hereof and the position and base compensation payable to each such individual. The Target Disclosure Letter contains a description of any written or oral employment agreements, consulting agreements or termination or severance agreements to which Target is a party, other than those that are terminable by Target on no more than thirty days notice without liability or financial obligation.

  (b) Target is not a party to or subject to a labor union or a collective bargaining agreement or arrangement and is not a party to any labor or employment dispute.

  (c) The consummation of the transactions contemplated herein will not result in (i) any amount becoming payable to any employee, director or independent contractor of Target, (ii) the acceleration of payment or vesting of any benefit, option or right to which any employee, director or independent contractor of Target may be entitled, (iii) the forgiveness of any indebtedness of any employee, director or independent contractor of Target or (iv) any cost becoming due or accruing to Target or the Acquiror with respect to any employee, director or independent contractor of Target.

  (d) Target is not obligated and upon consummation of the Merger will not be obligated to make any payment or transfer any property that would be considered a "parachute payment" under section 280G(b)(2) of the Code.

  (e) To the knowledge of Target, no employee of Target has been injured in the work place or in the course of his or her employment except for injuries that are covered by insurance or for which a claim has been made under workers' compensation or similar laws.

  (f) Target has complied in all material respects with the verification requirements and the record-keeping requirements of the Immigration Reform and Control Act of 1986 ("IRCA"); to the knowledge of Target, the information and documents on which Target relied to comply with IRCA are true and correct; and there have not been any discrimination complaints filed against Target pursuant to IRCA, and to the knowledge of Target, there is no basis for the filing of such a complaint that could reasonably be expected to have a Material Adverse Effect on Target.

  (g) Target has not received or been notified of any complaint by any employee, applicant, union or other party of any discrimination or other conduct forbidden by law or contract, nor to the knowledge of Target, is there a basis for any complaint, except such complaints as could not reasonably be expected to have a Material Adverse Effect.

  (h) Target's action in complying with the terms of this Agreement will not violate any agreements with any of Target's employees that could reasonably be expected to have a Material Adverse Effect on Target.

  (i) Target has filed all required reports and information with respect to its employees that are due prior to the Closing Date and otherwise has complied in its hiring, employment, promotion, termination and other labor practices with all applicable federal and state law and regulations, including without limitation those within the jurisdiction of the United States Equal Employment Opportunity Commission, United States Department of Labor and state and local human rights or civil rights agencies, except to the extent that any such failure to file or comply would not have a Material Adverse Effect on Target. Target has filed and shall file any such reports and information that are required to be filed prior to the Closing Date.

  (j) Target is not aware that any of its employees or contractors is obligated under any agreement, commitments, judgment, decree, order or otherwise (an "Employee Obligation") that could reasonably be expected to interfere with the use of his or her best efforts to promote the interests of Target or that could reasonably be expected to conflict with any of Target's business as conducted and that could reasonably be expected to have a Material Adverse Effect on Target. Neither the execution nor delivery of this Agreement nor the conduct of Target's business as conducted, will, to Target's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation that could reasonably be expected to have a Material Adverse Effect on Target.

  2.16 Insurance. Target has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

  2.17 Compliance with Laws. Target has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Target.

  2.18 Brokers' and Finders' Fees. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  2.19 Pooling of Interests. To the knowledge of Target, based on consultation with its independent accountants, neither Target nor any of its directors, officers, affiliates or stockholders has taken any action that could preclude Acquiror's ability to account for the Merger as a pooling of interests.

  2.20 Voting Agreement; Irrevocable Proxies. All of the persons and/or entities deemed "Affiliates" of Target within the meaning of Rule 145 promulgated under the Securities Act who are also officers or directors have agreed in writing to vote for approval of the Merger pursuant to a Voting and Proxy Agreement attached hereto as Exhibit C (collectively, the "Voting Agreements").

  2.21 Vote Required. The affirmative vote of the holders of a majority of the Target Common Stock outstanding on the record date set for the Target Stockholders Meeting (as hereafter defined) is the only vote of the holders of any of Target's Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

  2.22 No Breach of Material Contracts. The Target has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged in writing, or, to Target's knowledge, otherwise alleged to be in default in respect of any Material Contract, other than any failure that individually or in the aggregate would not or could not reasonably be expected to result in a material loss to Target. Each of the Material Contracts is in full force and effect and there exists no default or event of default or event, occurrence, condition or act, with respect to Target or to Target's knowledge with respect to the other contracting party, or otherwise that, with or without the giving of notice, the lapse of the time or the happening of any other event or conditions, could reasonably be expected to (A) become a default or event of default under any Material Contract, which default or event of default could reasonably be expected to have a Material Adverse Effect on Target or (B) result in the loss or expiration of any material right or option by Target (or the gain thereof by any third party) under any Material Contract, which loss or expiration (or gain) could reasonably be expected to have a Material Adverse Effect on Target or (C) the release, disclosure or delivery to any third party of any part of the source code. True, correct and complete copies of all Material Contracts have been delivered to the Acquiror.

  2.23 Registration Statement; Proxy Statement/Prospectus. The written information supplied by Target expressly for the purpose of inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the issuance of the shares of Acquiror Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The written information supplied by Target expressly for the purpose of inclusion in the proxy statement/prospectus to be sent to the stockholders of Target in connection with the meetings of Target's stockholders (the "Target Stockholders Meeting") to be held in connection with the

Merger (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Target's stockholders, at the time of the Target Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or information should be discovered by Target that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Target shall promptly inform Acquiror and Merger Sub. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror or Merger Sub that is contained in any of the foregoing documents.

  2.24 Complete Copies of Materials. Target has delivered or made available true and complete copies of each document that has been requested by Acquiror or its counsel in connection with their technical, legal and accounting review of Target.

  2.25 Amendment of Rights Plan. The Target Rights Plan has been amended to (i) render the Target Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement, the Target Affiliate Agreements and the Voting Agreements, (ii) ensure that (y) neither Acquiror nor Merger Sub, nor any of their affiliates shall be deemed to have become an Acquiring Person (as defined in the Target Rights Plan) pursuant to the Target Rights Plan solely by virtue of the execution of this Agreement, the Stock Option Agreement, the Target Affiliate Agreements and the Voting Agreements or the consummation of the transactions contemplated hereby or thereby and (z) a Distribution Date, a Section 11(a)(ii) Trigger Date or a Shares Acquisition Date (as such terms are defined in the Target Rights Plan) or similar event does not occur by reason of the execution of this Agreement, the Stock Option Agreement, the Target Affiliate Agreements and the Voting Agreements, the consummation of the Merger, or the consummation of the other transactions contemplated hereby and thereby, (iii) provide that the exercise of rights under the Target Rights Plan shall expire immediately prior to the Effective Time, and (iv) provide that such amendment may not be further amended by the Target without the prior consent of Acquiror in its sole discretion (such Target Rights Plan amendment being the "Merger Permissive Amendment").

  2.26 Opinion of Financial Advisor. Target has been advised in writing by its financial advisor, Hambrecht & Quist LLC, that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair to the stockholders of Target from a financial point of view.

  2.27 Board Approval. The Board of Directors of Target has unanimously (except that Louis Cole, a director of Target, has abstained from voting on such matters) (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interest of the stockholders of Target and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Target approve this Agreement and the Merger.

  2.28 Section 203 of Delaware Law Not Applicable. The Board of Directors of Target has taken all actions so that the restrictions contained in Section 203 of the Delaware Law applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stock Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or by the Stock Option Agreement.

  2.29 Representations Complete. None of the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Letter, or certificate furnished by Target pursuant to this Agreement or the Target SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

  Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Article III are true and correct, except as set forth (i) in the Disclosure Letter delivered by Acquiror to Target to prior to the execution and delivery of this Agreement (the "Acquiror Disclosure Letter") or (ii) in Acquiror's most recently filed Annual Report on Form 10-K (which report was filed with the Securities and Exchange Commission (the "SEC") on March 27,
1998) and any Acquiror SEC Documents (as defined in Section 3.4) filed subsequent to March 27, 1998. The Acquiror Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article III. Any reference in this Article III to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and
(ii) the availability of specific performance, injunctive relief and other equitable remedies.

  3.1 Organization, Standing and Power. Each of Acquiror and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror has delivered a true and correct copy of the Certificate of Incorporation and Bylaws of Acquiror and Merger Sub, each as amended to date, to Target. Neither Acquiror nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Acquiror is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Acquiror free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Acquiror or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the Acquiror SEC Documents (as defined in Section 3.4), Acquiror does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

  3.2 Capital Structure. The authorized capital stock of Acquiror consists of 100,000,000 shares of Common Stock, $.0001 par value, and 5,000,000 shares of Preferred Stock, $.0001 par value, of which there were issued and outstanding as of September 30, 1998, 37,286,292 shares of Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Acquiror other than shares of Acquiror Common Stock issued after September 30, 1998, upon (i) the exercise of options issued under Acquiror's 1995 Stock Option/Stock Issuance Plan (the "Acquiror Stock Option Plan") or (ii) the exercise of subscription rights outstanding as of such date under the Acquiror Employee Stock Purchase Plan (the "Acquiror ESPP"). The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.0001 par value, all of which are issued and outstanding and are held by Acquiror. All outstanding shares of Acquiror have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof and are not subject to preemptive rights, rights of first refusal or other similar rights created by statute, the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub or any agreement to which Acquiror or Merger Sub is a party or by which it is bound. As of September 30, 1998, Acquiror had reserved (i) 12,450,982 shares of Common Stock for issuance to employees, directors and independent contractors pursuant to the Acquiror Stock Option Plan, of which 5,407,175 shares are subject to outstanding, unexercised options, and (ii) 1,600,000 shares of Common Stock for issuance to employees pursuant to the Acquiror ESPP, of which 929,113 shares are available for issuance. Other than as set forth above and the commitment to issue shares of Common Stock pursuant to this Agreement; there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror or Merger Sub is a party or by which either of them is bound obligating Acquiror or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or Merger Sub or obligating Acquiror or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, will not be subject to any preemptive or other statutory right of stockholders, will be issued in compliance with applicable U.S. Federal and state securities laws and will be free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

  3.3 Authority.

  (a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Acquiror and Merger Sub. This Agreement and the other Transaction Documents have been duly executed and delivered by each of Acquiror and Merger Sub and constitute the valid and binding obligations of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with their terms.

  (b) The execution and delivery of this Agreement and the other Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require a consent to assignment or a novation under (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror or any of its subsidiaries, as amended, or (ii) any contract, agreement, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its subsidiaries or any of their properties or assets, except in the case of clause (ii) as would not have a Material Adverse Effect on Acquiror and its subsidiaries, taken as a whole.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or any of its subsidiaries in connection with the execution and delivery of this Agreement or the other Transaction Documents by Acquiror or the consummation by Acquiror of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) the filing of a Form 8-K with the SEC and National Association of Securities Dealers ("NASD") within 15 days after the Closing Date, (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under HSR, (v) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock in the Merger and upon exercise of the options under the Target Stock Option Plans assumed by Acquiror, (vi) the filing of the Registration Statement with the SEC in accordance with the Securities Act of 1933, as amended, and (vii) such other consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay the consummation of the Merger.

  3.4 SEC Documents; Financial Statements. Acquiror has made available to Target a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Acquiror since January 1, 1997, and, prior to the Effective Time, Acquiror will have furnished Target with true and complete copies of any additional documents filed with the SEC by Acquiror prior to the Effective Time (collectively, the "Acquiror SEC Documents"). In addition, Acquiror has made available to Target all exhibits to the Acquiror SEC Documents filed prior to the date hereof, and will promptly make available to Target all exhibits to any additional Acquiror SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Acquiror SEC Documents have been so filed, and all Material Contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms, and neither Acquiror nor any of its subsidiaries is in default thereunder, except for any such default that individually or in the aggregate would not or could not reasonably be expected to have a Material Adverse Effect on Acquiror. As of their respective filing dates (or if amended or superseded by a filing prior to the date hereof, then on the date of such subsequent filing), the Acquiror SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "Acquiror Financial Statements") fairly present the consolidated financial condition and the related consolidated statements of operations, of stockholder's equity, and of cash flows of Acquiror at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q and Regulation S-K of the
SEC).

  3.5 Absence of Certain Changes. Since June 30, 1998 (the "Acquiror Balance Sheet Date"), Acquiror has conducted its business in the ordinary course consistent with past practice and there has not occurred any (i) change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on Acquiror or (ii) any change by Acquiror in its accounting methods, principles or properties.

  3.6 Litigation. Except as disclosed in the Acquiror SEC Documents, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror or any of its subsidiaries, threatened against Acquiror or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Acquiror. There is no judgment, decree or order against Acquiror or any of its subsidiaries or, to the knowledge of Acquiror or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Acquiror.

  3.7 Compliance with Laws. Each of Acquiror and its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Acquiror.

  3.8 Registration Statement. The written information supplied by Acquiror and Merger Sub expressly for the purpose of inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or information should be discovered by Acquiror or Merger Sub that should be set forth in an amendment to the Registration Statement Acquiror and Merger Sub will promptly inform Target. Notwithstanding the foregoing, neither Acquiror nor Merger Sub make any representation, warranty or covenant with respect to any information supplied by Target that is contained in any of the foregoing documents.

  3.9 Board Approval. The Board of Directors of Acquiror and Merger Sub have unanimously approved this Agreement and the Merger (except that Louis Cole, a director of Acquiror, shall have abstained from voting on such matters).

  3.10 Representations Complete. None of the representations, warranties or statements made by Acquiror or Merger Sub herein or in any Schedule hereto, including the Acquiror Disclosure Letter, or certificate furnished by Acquiror pursuant to this Agreement, or the Acquiror SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

  3.11 Intellectual Property. Acquiror and its subsidiaries own or are licensed for and in any event possess sufficient rights with respect to all Intellectual Property that is Used in, or that may be necessary for, the business of Acquiror and its subsidiaries as currently conducted by Acquiror and its subsidiaries ("Acquiror Intellectual Property"), except to the extent that the failure to have such rights have not had and would not reasonably be expected to have a Material Adverse Effect on Acquiror. Acquiror's rights to Acquiror Intellectual Property is without any conflict with or infringement or misappropriation of any rights or property of others. With respect to patent rights, moral rights and Mark rights, the representations and warranties of this Section 3.11 are make only to Acquiror's knowledge.

  3.12 Pooling of Interest. To the knowledge of Acquiror, based on consultation with its independent accountants, neither Acquiror nor any of its subsidiaries, directors, officers, affiliates or stockholders has taken any action that could preclude Acquiror's ability to account for the Merger as a pooling of interests.

  3.13 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

  4.1 Conduct of Business of Target and Acquiror. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target and Acquiror each agree (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other, which consent shall not be unreasonably withheld), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Target further agrees to (i) pay and to cause its subsidiaries to pay debts and Taxes when due, subject to good faith disputes over such debts or Taxes, and (ii) to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries. Target and Acquiror agree to promptly notify the other of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event that could have a Material Adverse Effect on it on a consolidated basis.

  4.2 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or as set forth in the Target Disclosure Letter, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of
Acquiror:

    (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

    (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries; or

    (c) Material Contracts. Enter into any material contract, agreement, license or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, agreements or licenses, other than in the ordinary course of business and consistent with past practice;

    (d) Stock Option Plans, etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

    (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the (i) issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement, (ii) shares of its Common Stock issuable to participants in its ESPP consistent with the terms thereof, and (iii) the granting of stock options (and the issuance of its Common Stock upon the exercise thereof) in the ordinary course of business consistent with past practice, in an amount not to exceed options to purchase (and the issuance of its Common Stock upon the exercise thereof) 200,000 shares in the aggregate, with not more than options to purchase 15,000 shares to any one individual;

    (f) Intellectual Property. Transfer to or license any person or entity or otherwise extend, amend or modify in any material respect any rights to its Intellectual Property, other than the grant of non-exclusive licenses in the ordinary course of business and consistent with past practice;

    (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, manufacturing or other exclusive rights of any type or scope with respect to any of its products or technology;

    (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, except sales or licenses of product or inventory in the ordinary course and consistent with past practice;

    (i) Indebtedness. Incur or commit to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

    (j) Leases. Enter into any operating lease requiring payments in excess of $100,000;

    (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $100,000 in any one case or $500,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements and (ii) banking, accounting, legal and printing fees associated with the transactions contemplated hereby;

    (l) Capital Expenditures. Incur or commit to incur any capital expenditures in excess of $200,000 in the aggregate;

    (m) Insurance. Reduce the amount of any insurance coverage provided by existing insurance policies;

    (n) Employee Benefits; Severance. Take any of the following actions: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in the ordinary course of business and consistent with past practice, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officer or employee, except pursuant to written agreements outstanding or policies existing on the date hereof (Target also agrees that prior to paying any termination or severance payments to any officers, director-level employees or technical personal, Target will first consult with Acquiror), (iii) enter into any collective bargaining agreement, or (iv) other than offer letters entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will," establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

    (o) Lawsuits. Commence a lawsuit or arbitration proceeding other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable asset of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

    (p) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

    (q) Taxes. Make any material tax election other than in the ordinary course of business and consistent with past practice, change any material tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any tax return (other than any estimated tax returns, immaterial information returns, payroll tax returns or sales tax returns) or any amendment to a tax return, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment provided that Acquiror shall not unreasonably withhold or delay approval of any of the foregoing actions;

    (r) Pooling. Take any action that could be reasonably expected to interfere with Acquiror's ability to account for the Merger as a pooling of interests under generally accepted accounting principles;

    (s) Revaluation. Materially revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, except as required by generally accepted accounting principles; or

    (t) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (s) above.

  4.3 Conduct of Business of Acquiror. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or as set forth in the Acquiror Disclosure Letter, Acquiror shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Target (which consent shall not be unreasonably withheld):

    (a) Dividends. Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock, or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for any capital stock, except that Acquiror may effect a stock split (including a stock split effected in the form of a stock dividend) if the Board of Directors of Acquiror determines that such action is in the best interest of Acquiror;

    (b) Pooling. Take any action that could reasonably be expected to interfere with Acquiror's ability to account for the Merger as a pooling of interests under generally accepted accounting principles.

  4.4 Notices. Target shall give all notices and other information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

  5.1 No Solicitation.

  (a) Target shall not, directly or indirectly, through any officer, director, employee, financial advisor, attorney, representative, subsidiary or agent of such party (i) take any action to solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving Target or any of its subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; provided, however, that Target may make reference to and provide a copy of this Section 5.1 to any person or entity that makes an unsolicited inquiry and provided further that nothing contained in this Agreement shall prevent Target, or its Board of Directors, to the extent such Board of Directors determines, in good faith, after consultation with and not inconsistent with the advice of outside legal counsel, that such Board of Directors' fiduciary duties under applicable law require it to do so, from furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited, bona fide, written Acquisition Proposal by such person or entity that the Board of Directors believes is reasonably likely to lead to a Superior Proposal (as hereafter defined), if and only to the extent that, prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Board of Directors receives from such person or entity an executed confidentiality agreement with terms no more favorable to such party than those contained in the Confidentiality Agreement dated October 22, 1998 between Acquiror and Target (the "Confidentiality Agreement"), such non-public information has been previously delivered to the Board of Directors of Acquiror, and Target advises the Acquiror hereto in writing of such disclosure or discussions or negotiations, including the party to whom disclosed or with whom discussions or negotiations will occur. Without limiting the foregoing, it is understood that any violations of the restrictions set forth in this paragraph by any officer, director, employee, financial advisor, attorney, representative, subsidiary or agent of Target, whether or not acting on behalf of Target, shall be deemed to be a breach of this Section 5.1 by Target.

  (b) Except as permitted by this Section 5.1, neither the Board of Directors of Target nor any committee thereof shall agree to or recommend any Acquisition Proposal or withdraw or modify its recommendation of this Agreement or the Merger in any manner adverse to Acquiror or Merger Sub. Notwithstanding the foregoing, the Board of Directors of Target or any committee thereof may recommend an unsolicited, bona fide, written Acquisition Proposal to the stockholders of Target, or withdraw or modify its recommendation of this Agreement and the Merger, in connection with an unsolicited, bona fide, written Acquisition Proposal, if and only to the extent that (1) the Board of Directors of Target believes in its good faith reasonable judgment (after consultation with and not inconsistent with the advice of outside legal counsel and independent financial advisors) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Merger and the long-term prospects of Acquiror and Target as a combined company and other factors deemed relevant by the

Board of Directors of Target, would, if consummated, result in a transaction more favorable from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Target determines in good faith after consultation with and not inconsistent with the advice of outside legal counsel that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law. Without limiting the foregoing, it is understood that any violations of the restrictions set forth in this paragraph by any officer, director, employee, financial advisor, attorney, representative, subsidiary or agent of Target, whether or not acting on behalf of Target, shall be deemed to be a breach of this Section 5.1 by Target.

  (c) Nothing contained in this Section 5.1 or elsewhere in this Agreement shall prohibit Target from taking and disclosing to its stockholders a position contemplated by rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that neither Target nor its Board of Directors nor any committee thereof shall, except in accordance with the provisions of Section 5.1(b), withdraw or modify its position with respect to this Agreement or the Merger or recommend a Superior Proposal.

  (d) Target shall notify Acquiror immediately after receipt by Target (or its advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of such party or any of its subsidiaries by any person or entity that informs such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Target shall continue to keep Acquiror informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

  5.2 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Target and Acquiror shall prepare proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of Target and, as promptly as practicable, Acquiror shall file with the SEC a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate), which complies in form and substance with applicable SEC requirements (and, if necessary, will file an amendment or amendments to such filing to comply with applicable SEC requirements, provided that neither Target nor its Board of Directors nor any committee thereof shall, except in accordance with the provisions of Section 5.1(b), withdraw or modify its position with respect to this Agreement or the Merger or recommend a Superior Proposal) and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable; provided, however, that Acquiror shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective. The Proxy Statement shall include the unanimous recommendation of the Board of Directors of Target in favor of the Merger (except that Louis Cole, a director of Target, shall have abstained from voting on such matter); except to the extent that the board of Directors of Target shall have modified or withdrawn its recommendation with respect to this Agreement or the Merger in accordance with Section 5.1(b).

  5.3 Stockholders Meeting. Promptly after the date hereof, Target will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene a meeting of the stockholders of Target to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger. Subject to Section 5.1(b), Target will, through its Board of Directors, unanimously recommend to its stockholders approval of such matters (except that Louis Cole, a director of Target, shall have abstained from voting on such matters). Target shall use all reasonable efforts to solicit from its stockholders proxies with respect to such matters (whether or not the Board of Directors of Target shall have withdrawn or modified its unanimous recommendation of this Agreement or the Merger).

  5.4 Access to Information.

  (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target and its subsidiaries as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

  (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

  (c) No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

  5.5 Confidentiality. The parties acknowledge that Acquiror and Target have previously executed a Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.

  5.6 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or to comply with the rules and regulations of the SEC or any obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

  5.7 Consents; Cooperation.

  (a) Each of Acquiror and Target shall promptly apply for or otherwise seek, and use reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR, and shall use reasonable efforts to obtain all necessary consents, waivers and approvals under, or to deliver notice of the Merger as required by, any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

  (b) Each of Acquiror and Target shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Acquiror and Target decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that Acquiror shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) March 31, 1998, or (ii) the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each of Acquiror and Target shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

  (c) Notwithstanding the foregoing, neither Acquiror nor Target shall be required to agree to divest itself of or hold separate any subsidiary, division or business unit that is material to the business of such party and its subsidiaries, taken as a whole, or the divestiture or holding separate of which would be reasonably likely to have a Material Adverse Effect on (A) the business, properties, assets, liabilities, financial condition or results of operations of such party and its subsidiaries, taken as a whole or (B) the benefits intended to be derived as a result of the Merger.

  5.8 Pooling Accounting. Acquiror and Target shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests and to take such action as may be reasonably necessary to permit such treatment. Each of Acquiror and Target shall use its best efforts (i) to cause its respective "Affiliates" (as defined in Section 5.10) not to take any action that would adversely affect the ability of Acquiror to account for the business combination to be effected by the Merger as a pooling of interests and (ii) to cause Deloitte & Touche LLP and PricewaterhouseCoopers LLP to deliver the letters referred to in Sections 6.1(g) and 6.1(h) of this Agreement.

  5.9 Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party, by written update to its Disclosure Letter, of (i) the occurrence or non-occurrence of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Target or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this Section 5.9 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

  5.10 Stockholder Agreements. Upon the execution of this Agreement, Acquiror and Target will provide each other with a list of those persons who are, in Acquiror's or Target's respective reasonable judgment, "affiliates" of Acquiror or Target, respectively, within the meaning of Rule 145 under the Securities Act ("Rule 145"). Each such person who is an "affiliate" of Acquiror or Target within the meaning of Rule 145 is referred to herein as an "Affiliate." Acquiror and Target shall provide each other such information and documents as Target or Acquiror shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Target shall use its best efforts to deliver to Acquiror by the date of execution of this Agreement (and in each case by the Effective Time), from each of the Affiliates of Target, an executed agreement, in the form attached hereto as Exhibit D-1 ("Target Affiliate Agreement"). Acquiror shall use its best efforts to deliver to Target by the date of execution of this Agreement (and in each case by the Effective
Time), from each of the Affiliates of Acquiror, an executed agreement, in the form attached hereto as Exhibit D-2 ("Acquiror Affiliate Agreement"). Acquiror shall be entitled to place appropriate legends on the certificates evidencing any Acquiror Common Stock to be received by Affiliates of Target pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Acquiror Common Stock, consistent with the terms of the Target Affiliate Agreement.

  5.11 Indemnification.

  (a) From and after the Effective Time, Acquiror and the Surviving Corporation jointly and severally shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of Target or any of its subsidiaries (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under Target's Certificate of Incorporation, Bylaws (as in effect on the date hereof) and indemnification agreements in effect as of the Effective Time (provided, however, that Target covenants that it will not enter into indemnification agreements or modify existing indemnification agreements between the date of this Agreement and the Effective Time, except as required by law and except that officers and directors of Target may execute a form of indemnification agreement in the form previously provided to Acquiror or its counsel); provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

  (b) For a period of six years after the Effective Time, Acquiror will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Target's directors' and officers' liability insurance policy on terms substantially similar to those applicable to the current directors and officers of Target; provided, however, that in no event will Acquiror or the Surviving Corporation be required to expend in excess of $180,000 in the aggregate (i.e., for six years coverage) for such coverage (or such coverage as is available for such $180,000).

  5.12 Irrevocable Proxies. Target shall use its best efforts, on behalf of Acquiror and pursuant to the request of Acquiror, to cause affiliates of Target who are officers and directors to execute and deliver to Acquiror, a Voting and Proxy Agreement in the form of Exhibit C attached hereto concurrently with the execution of this Agreement.

  5.13 Legal Requirements. Each of Acquiror, Merger Sub and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

  5.14 Tax-Free Reorganization. Neither Target, Acquiror nor Merger Sub will, either before or after consummation of the Merger, take any action that, to the knowledge of such party, would cause the Merger to fail to constitute a "reorganization" within the meaning of Code Section 368.

  5.15 Stock Options.

  (a) At the Effective Time, the Target Stock Option Plans and each outstanding option to purchase shares of Target Common Stock under the Target Stock Option Plans, whether vested or unvested, shall be assumed by Acquiror, and Target Company's repurchase right with respect to any unvested option shares granted under the Target Stock Option Plans shall be assigned to Acquiror. Target has delivered to Acquiror a schedule (the "Option Schedule") that sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Target Stock Option Plans, including the number of shares of Target Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Target shall deliver to Acquiror an updated Option Schedule current as of such date. Each such option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Option Plans immediately prior to the Effective Time, except that (i) such option shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounded down to the nearest whole number of shares of Acquiror Common Stock, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option shall be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such option was exercisable immediately prior to the Effective Time, by the Exchange Ratio, rounded up to the nearest whole cent. The options so assumed by Acquiror shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within ten (10) business days after the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Target Stock Option Plans, a document in form and substance satisfactory to Target evidencing the foregoing assumption of such option by Acquiror.

  (b) Acquiror shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of Acquiror Common Stock for delivery under Target Stock Options assumed in accordance with this Section
5.15. Within five business days after the Effective Time, Acquiror shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Acquiror Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

  (c) Outstanding purchase rights under the Target ESPP shall be exercised upon the earlier of (i) the next scheduled purchase date under the Target ESPP or
(ii) immediately prior to the Effective Time, and each participant in the Target ESPP shall accordingly be issued shares of Target Common Stock according to the terms of the Target ESPP at that time which shall be converted into shares of Acquiror Common Stock in the Merger. The Target ESPP shall terminate with such exercise date, and no purchase rights shall be subsequently granted or exercised under the Target ESPP. Target employees who meet the eligibility requirements for participation in the Aquiror Employee Stock Purchase Plan shall begin payroll deductions under that plan as of the first date on which the terms of the Acquiror ESPP allows such individuals to commence participation.

  5.16 Listing of Additional Shares. Prior to the Effective Time, Acquiror shall file with Nasdaq a Notification Form for Listing of Additional Shares with respect to the shares referred to in Section 6.1(e) below.

  5.17 Additional Agreements; Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of Target described in Section 5.3, including cooperating fully with the other party, including by provision of information. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

  5.18 Employee Benefits. Acquiror shall take such reasonable actions, to the extent permitted by Acquiror's benefits program, as are necessary to allow eligible employees of Target to participate in the benefit programs of Acquiror, or alternative benefits programs in the aggregate substantially comparable to those applicable to employees of Acquiror on similar terms, as soon as practicable after the Effective Time of the Merger. To the extent permitted by Acquiror's benefit plans, from and after the Effective Time, Acquiror shall grant all employees of Target credit for all service (to the same extent as service with Acquiror is taken into account with respect to similarly situated employees of Acquiror) with Target prior to the Effective Time for (i) eligibility and vesting purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with Target was service with Acquiror. Acquiror and Target agree that where applicable with respect to any medical or dental benefit plan of Acquiror, Acquiror shall, to the extent permitted under its plans, waive any pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any employee of Target who was, as of the Effective Time, excluded from participation in a plan by virtue of such pre-existing condition).

  5.19 Pooling Letters.

  (a) Target shall use all reasonable effects to cause to be delivered to Acquiror a letter of Deloitte & Touche LLP, Target's independent auditors, dated a date within two business days before the date of this Agreement to the effect that the Merger qualifies for pooling of interest accounting treatment if consummated in accordance with this Agreement and in a form reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

  (b) Acquiror shall use all reasonable effects to cause to be delivered to Target a letter of PricewaterhouseCoopers LLP, Acquiror's independent auditors, dated a date within two business days before the date of this Agreement to the effect that the Merger qualifies for pooling of interest accounting treatment if consummated in accordance with this Agreement and in a form reasonably satisfactory to Target and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

  5.20 No Rights Plan Amendment. Except as required by Section 6.3(i), prior to the Closing, Target shall not amend or modify the Target Rights Plan in any manner or take another action so as to (i) render the Target Rights Plan inapplicable to any transaction(s) other than the Merger and other transactions contemplated by this Agreement, the Stock Option Agreement, the Target Affiliate Agreements and the Voting Agreements, or (ii) permit any person or group who would otherwise be an Acquiring Person (as defined in the Target Rights Plan) not to be an Acquiring Person, or (iii) provide that a Distribution Date, a Section 11(a)(ii) Trigger Date or a Shares Acquisition Date (as such terms are defined in the Target Rights Plan) or similar event does not occur by reason of the execution of any agreement or transaction other than this Agreement and the Merger and the agreements and transactions contemplated hereby and thereby, or (iv) except as specifically contemplated by this Agreement, otherwise affect the rights of holders of Target Rights. Notwithstanding the foregoing, at any time after the earlier of (i) January 15, 1999, or (ii) ten days after the effective date of the Registration Statement, in connection with a Qualified Tender Offer (as hereafter defined) Target shall be entitled to take any action under the Targets' Rights Plan it so determines to permit a Qualified Tender Offer (including a delay of any Distribution
Date), provided that no such action shall violate the Merger Permissive Amendment (as defined in Section 2.25). A "Qualified Tender Offer" shall be an all cash tender offer for all outstanding shares of Target Common Stock, which tender offer qualifies as a Superior Proposal, is fully financed (or in the reasonable determination of Target's Board of Directors and financial advisors is capable of being financed), is not otherwise subject to non-customary, material conditions and would not close prior to the earlier of a negative Target stockholders' vote on the Merger or the termination of this Agreement.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

  6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

    (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the holders of at least a majority of the shares of Target Common Stock outstanding as of the record date set for the Target Stockholders Meeting.

    (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

    (c) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

    (d) Governmental Approval. Acquiror and Target and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under HSR.

    (e) Tax Opinion. Each of Target and Acquiror shall have received a written opinion from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, which opinions shall be substantially identical in substance. In preparing the Target and the Acquiror tax opinions, counsel may rely on reasonable assumptions and may also rely on (and to the extent reasonably required, the parties and Target's stockholders shall make) reasonable representations related thereto.

    (f) Listing of Additional Shares. The filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and upon exercise of the options under the Target Stock Option Plans assumed by Acquiror shall have been made.

    (g) Pooling Letter from Target's Accountants. Acquiror shall have received a letter from Deloitte & Touche LLP, dated as of the Closing Date and addressed to Acquiror, Target and PricewaterhouseCoopers LLP, reasonably satisfactory in form and substance to Acquiror and PricewaterhouseCoopers LLP, to the effect that, after reasonable investigation, Deloitte & Touche LLP are not aware of any fact concerning Target or any of Target's stockholders or Affiliates that could preclude Acquiror from accounting for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

    (h) Pooling Letter from Acquiror's Accountants. Acquiror shall have received a letter from PricewaterhouseCoopers LLP, dated as of the Closing Date, reasonably satisfactory in form and substance to Acquiror, to the effect that Acquiror may account for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

  6.2 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by
Target:

    (a) Representations and Warranties. Each representation and warranty of Acquiror and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Acquiror and Merger Sub, taken as a whole, (B) for changes contemplated by this Agreement and
  (C) for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on Acquiror and Merger Sub, taken as a whole, as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Acquiror Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Target shall have received a certificate with respect to the foregoing signed on behalf of Acquiror by an authorized officer of Acquiror.

    (b) Agreements and Covenants. Acquiror and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Target shall have received a certificate to such effect signed on behalf of Acquiror by an authorized officer of Acquiror.

    (c) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect on Acquiror since the date of this Agreement.

    (d) Affiliate Agreements. Target shall have received from the Affiliates of Acquiror an executed Affiliate Agreement in substantially the form attached hereto as Exhibit D-2.

  6.3 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

    (a) Representations and Warranties. Each representation and warranty of Target contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Target, (B) for changes contemplated by this Agreement and (C) for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on Target as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Target Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Acquiror shall have received a certificate with respect to the foregoing signed on behalf of Target by an authorized officer of Target.

    (b) Agreements and Covenants. Target shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Acquiror shall have received a certificate to such effect signed on behalf of Target by the Chief Executive Officer and the Chief Financial Officer of Target.

    (c) Third Party Consents. Acquiror shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of Target set forth on Schedule 6.3(c) hereto.

    (d) No Material Adverse Changes. There shall not have occurred any Material Adverse Effect on Target since the date of this Agreement.

    (e) Affiliate Agreements. Acquiror shall have received from the Affiliates of Target an executed Affiliate Agreement in substantially the form attached hereto as Exhibit D-1.

    (f) Employment Agreements. Each of the employees of Target set forth on
  Schedule 6.3(f) shall have entered into an Employment Agreement in the form attached hereto as Exhibit E.

    (g) Separation Agreements. Each of the employees of Target set forth on
  Schedule 6.3(g) shall have entered into a Separation Agreement in the form attached hereto as Exhibit F.

    (h) Termination of Target 401(k) Plan. If requested by Acquiror, Target shall have terminated its 401(k) Plan.

    (i) Target Rights Plan. All actions necessary to extinguish and cancel all outstanding Rights under the Target Rights Plan or render such rights inapplicable to the Merger shall have been taken.

                                  ARTICLE VII

                  TERMINATION, EXPENSES, AMENDMENT AND WAIVER

  7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(f), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target:

    (a) by mutual written consent of Target and Acquiror; or

    (b) by either Target or Acquiror if the Merger shall not have been consummated by March 31, 1999 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of or resulted in the failure of the Merger to occur on or before such date); or

    (c) by either Target or Acquiror if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

    (d) by either Acquiror or Target, if at the Target Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of Target in favor of this Agreement and the Merger shall not have been obtained (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Target where the failure to obtain Target Stockholder Approval shall have been caused by the action or failure to act of Target and such action or failure to act constitutes a material breach by Target of this Agreement). A material breach by a party of Sections 5.2 or 5.3 hereof will constitute a material breach hereunder; or

    (e) by Acquiror, if (i) the Board of Directors of Target shall have withdrawn or modified its unanimous recommendation of this Agreement or the Merger (it being understood that Louis Cole, a director of Target, shall have abstained from voting on such matter); (ii) the Board of Directors of Target fails to reaffirm its unanimous recommendation of this Agreement or the Merger (except that Louis Cole, a director of Target, shall have abstained from voting on such matters) within ten (10) business days after Acquiror requests in writing that such unanimous recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iii) the Board of Directors of Target shall have recommended to the stockholders of Target an Alternative Transaction; (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of Target Common Stock is commenced (other than by Acquiror or an Affiliate of Acquiror) and the Board of Directors of Target shall not have sent to its security holders pursuant to Rule 14e-2 within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Target recommends rejection of such tender or exchange offer; or (v) Target fails to call and hold the Target Stockholders' Meeting by the date immediately preceding the Outside Date and such failure constitutes a material breach by Target of Section 5.2 or
  5.3 hereof.

    (f) by Target or Acquiror, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 6.3(a) or (b) (in the case of termination by Acquiror) or 6.2(a) or (b) (in the case of termination by Target) not to be satisfied, and (ii) shall not have been cured within twenty (20) business days (or prior to the Outside Date, if earlier) following receipt by the breaching party of written notice of such breach from the other party.

  7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or Target or their respective officers, directors, stockholders or affiliates, except as otherwise set forth in Section 7.3 and except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section
5.5 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this
Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

  7.3 Expenses and Termination Fees.

  (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Acquiror and Target shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements.

  (b) Target shall pay Acquiror a termination fee of $2,000,000 in immediately available funds within one business day after the termination of this Agreement by Acquiror pursuant to Section 7.1(e).

  (c) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than Acquiror or its respective affiliates (a "Third Party"), acquires more than 15% of the outstanding shares of Target Common Stock, as the case may be, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Target pursuant to which any Third Party acquires more than 15% of the outstanding equity securities of Target or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of Target, and the entity surviving any merger or business combination including any of them) of Target having a fair market value (as determined by the Board of Directors of Target or Acquiror, as the case may be, in good faith) equal to more than 15% of the fair market value of all the assets of Target and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

  7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Target shall not
(i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Target Capital Stock.

  7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

  8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

    (a)if to Acquiror or Merger Sub, to:

          Legato Systems, Inc.
          3210 Porter Drive
          Palo Alto, CA 94304
          Attention: Louis C. Cole
          Facsimile No.: (650) 812-6032
          Telephone No.: (650) 812-6000

          with a copy to:

          Gunderson Dettmer Stough Villeneuve
          Franklin & Hachigian, LLP
          155 Constitution Drive
          Menlo Park, CA 94025
          Attention: Robert V. Gunderson, Jr.
          Facsimile No.: (650) 321-2800
          Telephone No.: (650) 463-5200

    (b)if to Target, to:

          Qualix Group, Inc.
          177 Bovet Road, Second Floor
          San Mateo Road, CA 94402
          Attention: Richard G. Thau
          Facsimile No.: (650) 572-0200
          Telephone No.: (650) 572-1300

          with a copy to:

          Wilson Sonsini Goodrich & Rosati. P.C.
          650 Page Mill Road
          Palo Alto, CA 94303
          Attention: Jeffrey D. Saper
          Facsimile No.: (650) 493-6811
          Telephone No.: (650) 493-9300

  8.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change, condition or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole; provided, however, that the following shall not be considered a "Material Adverse Effect": (i) changes, events, violations, inaccuracies, circumstances and effects that are caused by conditions affecting the United States economy as a whole or affecting the industry in which such entity completes as a whole, which conditions do not affect such entity in a disproportionate manner, (ii) a shortfall in revenues of such entity as a result of delays or cancellations in customer orders (including any effects on such entity's operating income which result directly from such revenue shortfall), which delays or cancellations result from the announcement and pendency of the Merger, or (iii) the loss of employees resulting from the announcement and pendency of the Merger. In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of senior officers and directors of such party and its subsidiaries reasonably believed by Target or Acquiror, as applicable, to have knowledge of such matters. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 25, 1998. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  8.4 Entire Agreement; No Third Party Beneficiaries. This Agreement, the other Transaction Documents and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Letter and the Acquiror Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except for the rights of the Target Stockholders and optionholders to receive the consideration set forth in Article I of this Agreement and the provisions of Sections 5.11, 5.15 and 5.18.

  8.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  8.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

  8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process.

  8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

  8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  IN WITNESS WHEREOF, Target, Acquiror and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                          QUALIX GROUP, INC.

                                                    /s/ Richard G. Thau
                                          By: _________________________________
                                                      Richard G. Thau
                                               President and Chief Executive
                                                          Officer

                                          LEGATO SYSTEMS, INC.

                                                     /s/ Louis C. Cole
                                          By: _________________________________
                                                       Louis C. Cole
                                               President and Chief Executive
                                                          Officer

                                          HAT ACQUISITION CORP.

                                                     /s/ Louis C. Cole
                                          By: _________________________________
                                                       Louis C. Cole
                                               President and Chief Executive
                                                          Officer



             SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION

                                AMENDMENT NO. 1

                      AGREEMENT AND PLAN OF REORGANIZATION

  This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF REORGANIZATION (the "Amendment") is made and entered into as of February 9, 1999, by and among Legato Systems, Inc., a Delaware corporation ("Acquiror"), Hat Acquisition Corp., a Delaware corporation ("Merger Sub") and Qualix Group, Inc., a Delaware corporation ("Target"). Capitalized terms not otherwise defined in this Amendment have the meaning given them in that certain Agreement and Plan of Reorganization by and among Acquiror, Merger Sub and Target dated as of October 25, 1998 (the "Agreement").

  WHEREAS, pursuant to Section 7.4 of the Agreement, the Agreement may be amended only with the written consent of the boards of directors of Acquiror, Merger Sub and Target;
NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, Acquiror, Merger Sub and Target hereby agree as follows:

  1. Section 7.1(b) of the Agreement shall be amended and restated in its entirety to read as follows:

  "by either Target or Acquiror if the Merger shall not have been consummated by May 31, 1999 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of or resulted in the failure of the Merger to occur on or before such date); or"

  2. This Amendment shall be governed by and construed under the laws of the State of Delaware without regard to applicable principles of conflicts of law.

  3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  4. This Amendment when executed by Acquiror, Merger Sub and Target as of the date hereof shall have been effected in accordance with Section 7.4 of the Agreement and accordingly shall be binding upon each party to the Agreement.

  5. The Agreement and this Amendment and the documents referred to therein and herein constitute the entire agreement between the parties hereto pertaining to the subject matter thereof and hereof.

  IN WITNESS WHEREOF, Target, Acquiror and Merger Sub have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                          QUALIX GROUP, INC.

                                                    /s/ Richard G. Thau
                                          By: _________________________________
                                                      Richard G. Thau
                                               President and Chief Executive
                                                          Officer

                                          LEGATO SYSTEMS, INC.

                                                    /s/ Stephen C. Wise
                                          By: _________________________________
                                                      Stephen C. Wise
                                              Senior Vice President and Chief
                                                     Executive Officer

                                          HAT ACQUISITION CORP.

                                                    /s/ Stephen C. Wise
                                          By: _________________________________
                                                      Stephen C. Wise
                                              Senior Vice President and Chief
                                                     Executive Officer



             SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION

                                                                      APPENDIX B

October 25, 1998

Confidential

The Board of Directors
FullTime Software, Inc.
177 Bovet Road, Second Floor
San Mateo, CA 94402

Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock (the "Common Stock") of FullTime Software, Inc. ("FullTime" or the "Company") of the Exchange Ratio (as defined below) in connection with the proposed merger of Hat Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of Legato Systems, Inc. ("Legato"), with and into FullTime (the "Proposed Transaction") pursuant to the Agreement and Plan of Merger to be dated as of October 25, 1998, among Legato, Merger Sub, and FullTime (the "Agreement").

  We understand that the terms of the Agreement provide, among other things, that each issued and outstanding share of Common Stock shall be converted into the right to receive .1421 share of common stock of Legato (the "Exchange Ratio"), as more fully set forth in the Agreement. For purposes of this opinion, we have assumed that the Proposed Transaction will qualify as a tax-free reorganization under the United States Internal Revenue Code for the shareholders of the Company and that the Proposed Transaction will be accounted for as a pooling of interests.

  Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of FullTime in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

  In the past, we have provided investment banking and other financial advisory services to FullTime and Legato and have received fees for rendering these services. In particular, Hambrecht & Quist acted as lead managing underwriter in the Company's initial public offering in 1997. Additionally, Hambrecht & Quist and its affiliates beneficially own a total of approximately 686,929 shares of FullTime Common Stock. We are also familiar with Legato, having acted as a managing underwriter in connection with Legato's initial public offering in 1995. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of FullTime and Legato and receives customary compensation in connection therewith, and also provides research coverage for FullTime and Legato. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of FullTime and Legato for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to FullTime and Legato.

  In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

    (i) reviewed the publicly available consolidated financial statements of Legato for recent years and interim periods to date and certain other relevant financial and operating data of Legato made available to us from published sources;

    (ii) reviewed certain publicly available financial and operating information, including certain projections, relating to Legato;

    (iii) discussed the business, financial condition and prospects of Legato with certain of its officers;

    (iv) reviewed the publicly available consolidated financial statements of FullTime for recent years and interim periods to date and certain other relevant financial and operating data of FullTime made available to us from published sources and from the internal records of FullTime;

    (v) discussed the business, financial condition and prospects of FullTime with certain of its officers;

    (vi) reviewed the recent reported prices and trading activity for the common stocks of FullTime and Legato and compared such information and certain financial information for FullTime and Legato with similar information for certain other companies engaged in businesses we consider comparable;

    (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

    (viii) reviewed the Agreement;

    (ix) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

  In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning FullTime or Legato considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not prepared any independent valuation or appraisal of any of the assets or liabilities of FullTime or Legato, nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections used by us in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of FullTime and Legato. For purposes of this opinion, we have assumed that neither FullTime nor Legato is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which Legato common stock will trade subsequent to the Effective Time (as defined in the Agreement). We were not requested to, and did not, solicit indications of interest from any other parties in connection with a possible acquisition of, or business combination with, FullTime.

  It is understood that this letter is for the information of the Board of Directors only in connection with their evaluation of the Proposed Transaction and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in any proxy statement relating to the Proposed Transaction. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

  Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the Exchange Ratio is fair to the holders of FullTime Common Stock from a financial point of view. We express no opinion, however, as to the adequacy of any consideration received in the Proposed Transaction by Legato or any of its affiliates.

Very truly yours,

Hambrecht & Quist llc

         /s/ David G. Golden
By __________________________________
            David G. Golden
           Managing Director

                                                                      APPENDIX C
                             STOCK OPTION AGREEMENT

  THIS STOCK OPTION AGREEMENT dated as of October 25, 1998 (the "Agreement") is entered into by and between Qualix Group, Inc., a Delaware corporation ("Target") and Legato Systems, Inc., a Delaware corporation ("ACQUIROR"). Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

                                    Recitals

  A. Concurrently with the execution and delivery of this Agreement, Target, ACQUIROR and Hat Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of ACQUIROR ("Sub"), are entering into an Agreement and Plan of Reorganization (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Target and ACQUIROR will enter into a business combination transaction (the "Merger").

  B. As a condition to ACQUIROR's willingness to enter into the Merger Agreement, ACQUIROR has requested that Target agree, and Target has so agreed, to grant to ACQUIROR an option to acquire shares of Target's Common Stock, $0.001 par value, upon the terms and subject to the conditions set forth herein.

                                   Agreement

  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

  1. Grant of Option.

  Target hereby grants to ACQUIROR an irrevocable option (the "Option") to acquire up to a number of shares of the Common Stock, $0.001 par value, of Target ("Target Shares"), including the associated rights (the "Rights") to purchase shares of Target Preferred Stock pursuant to the Rights Agreement, dated as of July 31, 1997, between Target and ChaseMellon Shareholders Services, L.L.C., as Rights Agent (the "Rights Agreement"), equal to 19.9% of the issued and outstanding shares of capital stock of Target as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) below) shall occur (the "Option Shares"), in the manner set forth below by paying cash at a price of $5.73 per share (the "Exercise Price"). All references in this Agreement to Target Shares issued to ACQUIROR hereunder shall be deemed to include the Rights (subject to the terms of the Rights Agreement).
  2. Exercise of Option; Maximum Proceeds.

  (a) For all purposes of this Agreement, an "Exercise Event" shall have occurred upon termination of the Merger Agreement pursuant to Section 7.1(e) thereof.

  (b) ACQUIROR may deliver to Target a written notice (an "Exercise Notice") specifying that it wishes to exercise and close a purchase of Option Shares upon the occurrence of an Exercise Event and specifying the total number of Option Shares it wishes to acquire (i) upon public disclosure of an Acquisition Proposal for an Alternative Transaction with respect to Target, with any party other than ACQUIROR (or an affiliate of ACQUIROR), (ii) upon the commencement of an election contest within the meaning of Rule 14a-11 of the Exchange Act with the purpose of seeking to effect a Change of Control of the Target Board of Directors, or (iii) upon termination of the Merger Agreement pursuant to
Section 7.1(e) thereof (the events specified in clauses (i), (ii) or (iii) of this sentence being referred to herein as "Conditional Exercise Events"). For purposes of this Agreement, a "Change of Control" of the Target Board of Directors shall mean a change in the composition of such Board as a result of which fewer than a majority of the incumbent directors are directors who either
(A) had been directors of Target at least eighteen (18) months prior to such change or (B) were elected or nominated for election to the Target Board with the affirmative votes of at least a majority of the directors who had been directors of Target at least eighteen (18) months prior to such change and who were still serving as directors at the time of the election or nomination. At any time after delivery of an Exercise Notice, unless such Exercise Notice is withdrawn by ACQUIROR, the closing of a purchase of Option Shares (a "Closing") specified in such Exercise Notice shall take place at the principal offices of Target upon the occurrence of an Exercise Event or at such later date prior to the termination of the Option as may be designated by ACQUIROR in writing. In the event that no Exercise Event shall occur prior to termination of the Option, such Exercise Notice shall be void and of no further force and effect.

  (c) The Option shall terminate upon the earliest of (i) the Effective Time,
(ii) 12 months following the termination of the Merger Agreement pursuant to
Section 7.1(e) thereof, or (iii) upon termination of the Merger Agreement for any reason other than pursuant to Section 7.1(e) thereof; provided, however, that if the Option is exercisable but cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated, or because any other condition to closing has not been satisfied, then the Option shall not terminate until the tenth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal.

  (d) If ACQUIROR receives proceeds in connection with any sales or other dispositions of this Option (or any rights hereunder) or Option Shares, plus any dividends received by ACQUIROR declared on Option Shares (including by exercising the ACQUIROR Put described in Section 6(a) hereof), of more than the sum of (x) $1,500,000 plus (y) the Exercise Price multiplied by the number of Target Shares purchased by ACQUIROR pursuant to the Option, then all proceeds to ACQUIROR in excess of such sum shall be remitted by ACQUIROR to Target.

  3. Conditions to Closing.

  The obligation of Target to issue Option Shares to ACQUIROR hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which ACQUIROR shall be entitled to deliver to Target an Exercise Notice, the parties will use their respective best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable, and in any event, upon the occurrence of an Exercise Event.

  4. Closing.

  At any Closing, (a) Target shall deliver to ACQUIROR a single certificate in definitive form representing the number of Target Shares designated by ACQUIROR in its Exercise Notice consistent with this Agreement, such certificate to be registered in the name of ACQUIROR and to bear the legend set forth in Section 10 hereof, against delivery of (b) payment by ACQUIROR to Target of the aggregate purchase price for the Target Shares so designated and being purchased by delivery of a certified check or bank check in immediately available funds.

  5. Representations and Warranties of Target.

  Target represents and warrants to ACQUIROR that (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Target and consummation by Target of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target and no other corporate proceedings on the part of Target are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Target and constitutes a legal, valid and binding obligation of Target and, assuming this Agreement constitutes a legal, valid and binding obligation of ACQUIROR, is enforceable against Target in accordance with its terms; (d) except for any filings required under the HSR Act, Target has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Target Shares for ACQUIROR to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Target Shares or other securities which may be issuable pursuant to Section 8(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (e) upon delivery of the Target Shares and any other securities to ACQUIROR upon exercise of the Option, ACQUIROR will acquire such Target Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by ACQUIROR; (f) the execution and delivery of this Agreement by Target do not, and the performance of this Agreement by Target will not, (i) violate the Certificate of Incorporation or Bylaws of Target,
(ii) conflict with or violate any order applicable to Target or any of its subsidiaries or by which they or any of their property is bound or affected or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any property or assets of Target or any of its subsidiaries pursuant to, any contract or agreement to which Target or any of its subsidiaries is a party or by which Target or any of its subsidiaries or any of their property is bound or affected, except, in the case of clauses (ii) and (iii) above, for violations, conflicts, breaches, defaults, rights of termination, amendment, acceleration or cancellation, liens or encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Target; and (g) the execution and delivery of this Agreement by Target does not, and the performance of this Agreement by Target will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act.

  6. Certain Rights

  (a) ACQUIROR Put. ACQUIROR may deliver to Target a written notice (a "Put Notice") at any time during which ACQUIROR may deliver an Exercise Notice specifying that it wishes to sell the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below (as limited by subparagraph (iii) below), and the Option Shares, if any, acquired by ACQUIROR pursuant thereto, at the price set forth in subparagraph (ii) below (as limited by subparagraph (iii) below) (the "Put"). At any time after delivery of a Put Notice, unless such Put Notice is withdrawn by ACQUIROR, the closing of the Put (the "Put Closing") shall take place at the principal offices of Target upon the occurrence of an Exercise Event or at such later date prior to the termination of the Option as may be designated by ACQUIROR in writing. In the event that no Exercise Event shall occur prior to termination of the Option, such Put Notice shall be void and of no further force and effect.:

    (i) The difference between the "Market/Tender Offer Price" for Target Shares as of the date ACQUIROR gives notice of its intent to exercise its rights under this Section 6(a) (defined as the higher of (A) the highest price per share offered as of such date pursuant to any Alternative Transaction which was made prior to such date and not terminated or withdrawn as of such date and (B) the highest closing sale price of Target Shares on the Nasdaq National Market during the twenty (20) trading days ending on the trading day immediately preceding such date) and the Exercise Price, multiplied by the number of Target Shares purchasable pursuant to the Option, but only if the Market/Tender Offer Price is greater than the Exercise Price. For purposes of determining the highest price offered pursuant to any Alternative Transaction which involves consideration other than cash, the value of such consideration shall be equal to the higher of
  (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Alternative Transaction, or if no such value is ascribed, a value determined in good faith by the Board of Directors of Target.

    (ii) The Exercise Price paid by ACQUIROR for Target Shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price) multiplied by the number of Target Shares so purchased.

    (iii) Notwithstanding subparagraphs (i) and (ii) above, pursuant to this
  Section 6 Target shall not be required to pay ACQUIROR in excess of an aggregate of (A) (x) $1,500,000 plus

  (y) the Exercise Price paid by ACQUIROR for Target Shares acquired pursuant to the Option and put to Target pursuant to Section 6 minus (B) the gain received by ACQUIROR on sale(s) of this Option (or any rights hereunder) or Option Shares to third parties. The parties intend ACQUIROR profit received pursuant to this Option and the Option Shares not to exceed $1,500,000 in the aggregate and Section 3(d) and Section 6(a)(iii) shall be read collectively to achieve such purpose.

  (b) Payment and Redelivery of Option or Shares. At the Put Closing, Target shall pay the required amount to ACQUIROR in immediately available funds and ACQUIROR shall surrender to Target the Option and the certificates evidencing the Target Shares purchased by ACQUIROR pursuant thereto.

  7. Registration Rights

  (a) Following the termination of the Merger Agreement, ACQUIROR (sometimes referred to herein as a "Holder") may by written notice (sometimes referred to herein as the "Registration Notice") to Target (the "Registrant") request the Registrant to register under the Securities Act all or any part of the shares acquired by such Holder pursuant to this Agreement (the "Registrable Securities") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 1% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis (a "Permitted Offering"); provided, however, that any such Registration Notice must relate to a number of shares equal to at least 2% of the outstanding shares of Common Stock of the Registrant on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act. The Registration Notice shall include a certificate executed by the Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of internationally recognized standing reasonably acceptable to the Company (the "Manager"), stating that (i) the Holder and the Manager have a good faith intention to commence a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. The Registrant shall thereupon have the option exercisable by written notice delivered to the Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within 10 business days after delivery of such notice. The payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

  (b) If the Registrant does not elect to exercise its option to purchase pursuant to Section 7(a) with respect to all Registrable Securities, the Registrant shall use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice; provided, however, that (i) the Holder shall not be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after a Registration Notice in the case of clause (A) below or 90 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of counsel to such Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) such Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) such Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this
Section 7 shall again be applicable to any proposed registration, it being understood that neither party shall be entitled to more than an aggregate of two effective registration statements hereunder. The Registrant shall use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 7 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

  (c) The registration rights set forth in this Section 7 are subject to the condition that the Holder shall provide the Registrant with such information with respect to such Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to such Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

  (d) A registration effected under this Section 7 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall use all reasonable efforts to provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

  (e) Indemnification

  (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification.

  (ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder for use therein, provided that in no event shall any indemnity under this Section 8(e) exceed the gross proceeds of the offering received by the Holder.

  (iii) Each party entitled to indemnification under this Section 7(e) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this
Section 7(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which shall not be unreasonably withheld).

  8. Adjustment Upon Changes in Capitalization; Rights Plans

  (a) In the event of any change in the Target Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that ACQUIROR shall receive, upon exercise of the Option, the number and class of shares or other securities or property that ACQUIROR would have received in respect of the Target Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

  (b) At any time during which the Option is exercisable, and at any time after the Option is exercised (in whole or in part, if at all), Target shall not amend its Rights Agreement nor adopt a new stockholders rights plan that contains provisions for the distribution of rights thereunder solely as a result of ACQUIROR being the beneficial owner of shares of Target by virtue of the Option being exercisable or having been exercised (or as a result of such other party beneficially owning shares issuable in respect of any Option Shares).

  9. Restrictive Legends

  Each certificate representing Option Shares issued to ACQUIROR hereunder shall include a legend in substantially the following form:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF OCTOBER 25, 1998, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

  10. Listing and HSR Filing

  Target, upon the request of ACQUIROR, shall promptly file an application to list the Target Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and shall use its reasonable efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Target Shares subject to the Option at the earliest possible date.

  11. Binding Effect

  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Certificates representing shares sold in a registered public offering pursuant to Section 7 shall not be required to bear the legend set forth in Section 9.

  12. Specific Performance

  The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

  13. Entire Agreement

  This Agreement and the Merger Agreement (including the appendices and exhibits thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

  14. Further Assurances

  Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

  15. Validity

  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and shall execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

  16. Notices

  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

    (i)  if to ACQUIROR, to:

          Legato Systems, Inc.
          3210 Porter Drive
          Palo Alto, CA 94304
          Attention: Louis C. Cole
          Facsimile No.: (650) 812-6032
          Telephone No.: (650) 812-6000

          with a copy to:

          Gunderson Dettmer Stough Villeneuve
          Franklin & Hachigian, LLP
          155 Constitution Drive
          Menlo Park, CA 94025
          Attention: Robert V. Gunderson, Jr.
          Facsimile No.: (650) 321-2800
          Telephone No.: (650) 463-5200

    (ii) if to Target, to:

          Qualix Group, Inc.
          177 Bovet Road, Second Floor
          San Mateo Road, CA 94402
          Attention: Richard G. Thau
          Facsimile No.: (650) 572-0200
          Telephone No.: (650) 572-1300

          with a copy to:

          Wilson Sonsini Goodrich & Rosati. P.C.
          650 Page Mill Road
          Palo Alto, CA 94303
          Attention: Jeffrey D. Saper
          Facsimile No.: (650) 493-6811
          Telephone No.: (650) 493-9300

  17. Governing Law

  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

  18. Counterparts

  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

  19. Expenses

  Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  20. Amendments; Waiver

  This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

  21. Assignment

  Target may not sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of ACQUIROR. The rights and obligations hereunder shall inure to the benefit of and be binding upon any successor of a party hereto.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          QUALIX GROUP, INC.

                                                    /s/ Richard G. Thau
                                          By: _________________________________
                                                      Richard G. Thau
                                               President and Chief Executive
                                                          Officer

                                          LEGATO SYSTEMS, INC.

                                                     /s/ Louis C. Cole
                                          By: _________________________________
                                                       Louis C. Cole
                                               President and Chief Executive
                                                          Officer




                          ***STOCK OPTION AGREEMENT***

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specially provided by the current law.

Article XI of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VII, Section 6 of the Registrant's Bylaws provides for the indemnification of agents of the Registrant to the fullest extent authorized by the State of Delaware.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

 Exhibit No. Description
 ----------- -----------
  2.1(3)     Stock Purchase Agreement, dated as of January 5, 1996, among the
             Registrant, Innovus, Inc., 815598 Ontario, Inc., the
             stockholders of Innovus, Inc., and the stockholders of 815598
             Ontario, Inc.
  2.2(3)     Stock Purchase Agreement, dated as of January 5, 1996, among the
             Registrant, Innovus Technologies, Inc., and the stockholders of
             Innovus Technologies, Inc.
  2.3(6)     Agreement and Plan of Reorganization, dated as of July 30, 1998, by and among Legato Systems, Inc., Aspen Acquisition Corp.,
             Software Moguls, Inc., Sunil Khadilkar, Louis C. Cole and the
             Undersigned Stockholders.
  2.4(10)    Agreement and Plan of Reorganization, dated October 25, 1998, by and among Legato Systems, Inc., Hat Acquisition Corp. and Qualix
             Group, Inc.
  2.5(12)    Amendment No.1 to Agreement and Plan of Reorganization, dated
             October 25, 1998, by and among Legato Systems, Inc., Hat
             Acquisition Corp. and Qualix Group, Inc. dated February 9, 1999.
  3.1(6)(9)  Amended and Restated Certificate of Incorporation of the
             Registrant, as amended to date.
  3.2(7)     Amended and Restated Bylaws of the Registrant adopted on May 23,
             1997.
  3.3(8)     Form of Certificate of Designation filed in connection with
             Rights Agreement, dated May 23, 1997.
  4.7(8)     Rights Agreement, dated May 23, 1997 between the Company and
             Harris Trust and Savings Bank, including the Certificate of
             Designation of Series A Junior Participating Preferred Stock,
             Form of Right Certificate and Summary of Rights to Purchase
             Preferred Shares attached thereto as Exhibit A, B and C,
             respectively.
  4.8(6)     Registration Rights Agreement, dated July 30, 1998, by and between Legato Systems, Inc., a Delaware corporation and the
             Stockholders of Software Moguls, Inc.
  4.9(6)     Affiliates Agreement, dated July 30, 1998, between Legato
             Systems, Inc. a Delaware corporation and the Stockholders of
             Software Moguls, Inc.

 Exhibit No.   Description
 -----------   -----------
 5.1           Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
               Hachigian, LLP.
 8.1           Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
               Hachigian, LLP regarding certain tax aspects of the merger.
 8.2           Opinion of Wilson Sonsini Goodrich & Rosati, P.C. regarding certain tax aspects of the merger.
 10.1(1)       Form of Indemnification Agreement entered into between the
               Registrant and it directors and officers.
 10.3(1)(5)(9) The Registrant's 1995 Stock Option/Stock Issuance Plan, as
               amended to date.
 10.4(1)(5)    The Registrant's Employee Stock Purchase Plan.
 10.6(1)       Form of United States Reseller Terms and Conditions for Purchase
               of Legato Products.
 10.7(1)       Form of International Authorized Systems Integrator Agreement.
 10.8(1)       Form of Shrinkwrap License Agreement.
 10.9(1)(2)    Technology License and Distribution agreement, dated January 20,
               1995, between the Registrant and SunSoft, Inc.
 10.10(1)      Master Software License and Support Agreement between the
               Registrant and Open Software Foundation.
 10.11(1)      License Agreement, dated February 24, 1989, between the
               Registrant and The Regents of the University of California.
 10.12(1)      Software Agreement, dated January 20, 1989, between the
               Registrant and AT&T Information Systems, Inc.
 10.13(4)(5)   The Registrant's International Employee Stock Purchase Plan.
 10.14(6)      Lease agreement dated March 14, 1996 between the Registrant and
               Coherent, Inc., a Delaware corporation, and Legato Systems,
               Inc., a Delaware corporation, regarding the space located at
               3210 Porter Drive, Palo Alto, California.
 21.1(11)      Subsidiaries of the Registrant.
 23.1          Consent of Gunderson Dettmer Stough Villeneuve Franklin &
               Hachigian, LLP (included as part of Exhibits filed as Exhibit
               5.1 and Exhibit 8.1, respectively, and incorporated herein by reference).
 23.2          Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.3          Consent of Deloitte & Touche LLP, Independent Auditors.
 23.4          Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included as part of Exhibit 8.2 and incorporated herein by reference).
 27.1(11)      Financial Data Schedule.
 27.2(11)      Financial Data Schedule.
 27.3(11)      Financial Data Schedule.
 99.1          Form of Proxy of Qualix Group, Inc.

--------
 (1) Incorporated by reference to the registrant's Registration Statement on Form S-1, filed May 9, 1995 (File No. 33-92072).

 (2) Confidential treatment requested as to certain portions of this exhibit.

 (3) Incorporated by reference to the registrant's Current Report on Form 8-K, dated January 19, 1996.

 (4) Incorporated by reference to the registrant's Registration Statement on Form S-8, filed March 14, 1996 (File No. 333-2378).

 (5) Compensatory plan or arrangement.

 (6) Incorporated by reference to the registrant's Registration Statement on Form S-3, filed December 15, 1998 (File No. 333-64693).

 (7) Incorporated by reference to the registrant's Current Report on Form 8-K, dated June 6, 1997.

 (8) Incorporated by reference to the registrant's Form 8-A, dated May 30, 1997.

 (9) Incorporated by reference to the registrant's Registration Statement on Form S-8, filed November 10, 1998 (File No. 333-67031).

(10) Incorporated by reference to the registrant's Current Report on Form 8-K, dated October 25, 1998.

(11) Incorporated by reference to the registrant's Report on Form 10-K, dated February 10, 1999.

(12) Incorporated by reference to the registrant's Current Report on Form 10-K/A, dated March 3, 1999.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements, management's discussion and analysis or notes thereto.

Item 22. Undertakings

(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4) The undersigned registrant hereby undertakes to respond to request for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the securities act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 15th day of March, 1999.

                                          Legato Systems, Inc.

                                          By: /s/  Louis C. Cole
                                              ----------------------
                                                  Louis C. Cole, Chairman,
                                                       President and
                                                  Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Louis C. Cole and Stephen C. Wise and each of them acting individually, as such person's true and lawful attorneys-in-fact and agents, each with full power of substitution, for such person, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file same, with all exhibits thereto and other documents in connection therewith, with the securities and exchange commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the securities act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:


              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Louis C. Cole             President, Chief Executive   March 15, 1999
______________________________________  Officer (Principal
            Louis C. Cole               Executive Officer) and
                                        Chairman

        /s/ Stephen C. Wise            Vice President, Finance      March 15, 1999
______________________________________  and Administration and
           Stephen C. Wise              Chief Financial Officer
                                        (Principal Financial
                                        Officer)

       /s/ Eric A. Benhamou            Director                     March 15, 1999
______________________________________
           Eric A. Benhamou

         /s/ Kevin A. Fong             Director                     March 15, 1999
______________________________________
            Kevin A. Fong

        /s/ David N. Strohm            Director                     March 15, 1999
______________________________________
           David N. Strohm

        /s/ Philip E. White            Director                     March 15, 1999
______________________________________
           Philip E. White

                                       Director
______________________________________
          H. Raymond Bingham


                               QUALIX GROUP, INC.

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                         ACCOUNTS RECEIVABLE ALLOWANCES
                                 (in thousands)

                               Balance at
                              Beginning of Costs and                Balance at
Fiscal Year Ended                Period    expenses  Deductions(a) end of period
-----------------             ------------ --------- ------------- -------------
June 30, 1998................     $386       $240        $ 89          $537
June 30, 1997................      256        239         109           386
June 30, 1996................       87        216          47           256

--------
(a) Amounts determined not to be collectible, net of recoveries.

                                      S-1